UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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McKESSON CORPORATION

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McKesson Corporation
One Post Street, San Francisco CA 94104-5296

Notice of 2014 Annual Meeting of Stockholders

Wednesday, July 30, 2014
8:30 a.m. Pacific Daylight Time
The 2014 Annual Meeting of Stockholders of McKesson Corporation will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

ITEMS OF BUSINESS:

•	Elect for a one-year term a slate of nine directors as nominated by the Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015;

•	Conduct a non-binding, advisory vote on executive compensation;

•	Vote on three proposals submitted by shareholders, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on June 2, 2014 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

June 19, 2014

By Order of the Board of Directors

Willie C. Bogan
Associate General Counsel and Secretary

YOUR VOTE IS IMPORTANT.
We encourage you to read the proxy statement and vote your shares as soon as possible. You may vote via the Internet or by telephone. Specific instructions on how to vote using either of these methods are included on the proxy card. You may also vote by mail, and a return envelope for your proxy card is enclosed for your convenience.

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PROXY STATEMENT

GENERAL INFORMATION

Proxies and Voting at the Annual Meeting

The Board of Directors of McKesson Corporation (the “Company,” “McKesson,” “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 30, 2014 (the “Annual Meeting”), and at any adjournment or postponement thereof. This proxy statement includes information about the matters to be voted upon at the Annual Meeting.

Items of business to be considered at the Annual Meeting

The Board is asking you to take the following actions at the Annual Meeting:

Item	Your Board’s Recommendation
• Election of Nine Directors Named in the Proxy Statement	Vote FOR
• Ratification of the Appointment of the Independent Registered Public Accounting Firm	Vote FOR
• Non-binding, Advisory Vote on Executive Compensation	Vote FOR
• Shareholder Proposal on Action by Written Consent of Shareholders	Vote AGAINST
• Shareholder Proposal on Disclosure of Political Contributions and Expenditures	Vote AGAINST
• Shareholder Proposal on Accelerated Vesting of Equity Awards	Vote AGAINST

Record date; Who can vote

On June 19, 2014, the Company began delivering proxy materials to all shareholders of record at the close of business on June 2, 2014 (the “Record Date”). On the Record Date, there were 231,592,678 shares of the Company’s common stock outstanding and entitled to vote. As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (i) held for you in an account with a broker, bank or other nominee; (ii) held directly in your name as the shareholder of record; or (iii) allocated to your account in the Company’s Profit-Sharing Investment Plan (the “PSIP”).

How to vote

Shareholders can vote by mail, telephone or the Internet or in person at the Annual Meeting.

Shareholders of Record or a Participant in the Company’s PSIP

If you are a shareholder of record or a participant in the Company’s PSIP, you can vote your shares by using the Internet, by calling a toll-free number, or by mailing your signed proxy card(s). Specific instructions for voting by means of the Internet or telephone are included on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you do not wish to vote via the Internet or by telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

Street Name Shareholders

If you have shares held by a broker, bank or other nominee, you can vote your shares by following the instructions provided by your broker, bank or other nominee.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

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Valid Proxies

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors (the “Board” or the “Board of Directors”) on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We currently know of no other matter to be presented at the Annual Meeting, except for the proposals described in this proxy statement.

All votes cast at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present.

Revocation

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Secretary a written revocation or a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting in person and casting a ballot. If you hold your shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee as to how to vote your shares, you must obtain a legal proxy and bring it to the meeting in order to change your vote or to vote at the Annual Meeting. Please contact your broker, bank or other nominee for specific information on how to obtain a legal proxy in order to vote your shares at the meeting.

Attendance at the Annual Meeting

You will need to bring your admission ticket and any valid government-issued form of identification if you plan to attend the Annual Meeting. You will find an admission ticket attached to the proxy card if you are a registered shareholder or PSIP participant. If your shares are held in the name of a broker, bank or other shareholder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a brokerage or bank account statement, to the Company’s Secretary, One Post Street, 35th Floor, San Francisco, California 94104. Shareholders who do not have an admission ticket will only be admitted upon verification of ownership at the sole discretion of the Company.

Dividend Reinvestment Plan

For those shareholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), your proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

Item 1 – Election of Directors. Each share of the Company’s common stock you own entitles you to one vote at the Annual Meeting. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below), if any, will not count as votes cast. There is no cumulative voting with respect to the election of directors.

All Other Items – For all other items to be presented at the Annual Meeting, approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, each of these other proposals. Shares represented by abstentions on a proposal will be counted as present at the Annual Meeting and will have the effect of a vote against the matter; however, broker non-votes will have no effect on the outcome of the matter.

Voting Results of the Annual Meeting

We intend to announce preliminary voting results at the Annual Meeting, and publish preliminary results or, if available, final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Quorum Requirement

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. In the event of abstentions or broker non-votes, the shares represented will be considered present for quorum purposes.

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Broker Non-Votes

Generally, broker non-votes occur when a broker, bank or other nominee does not have discretion to vote on a proposal without specific instructions from the beneficial owner and instructions are not given. Rules of the New York Stock Exchange (the “NYSE”) prohibit discretionary voting by brokers on certain matters. At the Annual Meeting, if brokers, banks and other nominees have not received instructions from the beneficial owners, they will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Item 2).

Therefore, we encourage all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Profit-Sharing Investment Plan

Participants in the Company’s tax-qualified 401(k) plan, the PSIP, have the right to instruct the PSIP trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the PSIP provides that all shares for which no voting instructions are received from participants will be voted by the trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for 10 days prior to the meeting for any purpose germane to the Annual Meeting, during ordinary business hours, at our principal executive offices at One Post Street, 35th Floor, San Francisco, California 94104. You may obtain this information by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2014 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Shareholders of Record: You may elect to receive proxy materials next year in place of printed materials by logging on to www.proxyvote.com and entering your control number, which you can find on the accompanying proxy card. By doing so you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on the Form 10-K, proxy statement and voting form when they become available.

Beneficial Shareholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials, but would like to request a separate copy of these materials, please contact Broadridge by calling (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

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GOVERNANCE OVERVIEW

An Independent, Experienced Board with Diverse Perspectives

Vital Balance of Industry-Specific and Functional Expertise

The nine director nominees standing for reelection to the Board have a variety of qualifications, skills and experiences. We believe these various backgrounds, including the examples described below, contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior executive team.

Experienced Leaders All 9 nominees are experienced business leaders, which equips them to provide constructive insight to our management team.

Healthcare

4 of the nominees are experienced leaders in the healthcare industry, 2 of whom led pharmaceutical or medical device companies, enabling them to provide valuable insight regarding our distribution business.

Technology 3 of the nominees are experienced leaders in the technology industry, which allows them to effectively oversee the management of our technology solutions business.

Financial Expertise

3 of the nominees have spent a significant portion of their careers focused on finance, 2 of them previously serving as Chief Financial Officers. This experience helps them recognize financial risks and oversee financial strategies.

Gathering Outside Perspectives

The Board seeks input from its independent advisors and shareholders as it continues to review governance enhancements that are important to our shareholders. Following the 2013 Annual Meeting of Stockholders, members of the Board and management met with shareholders representing more than 50% of our outstanding shares to discuss governance matters.

Additionally, our directors bring valuable perspectives about governance best practices gained from their service on other boards on which they currently serve or have previously served. In fact:

All of our director nominees have experience serving on public, private and/or not-for-profit boards. None of our director nominees currently serves on more than two other public company boards.

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Actively Refreshing the Board with New Talent

The Board has begun preparing for the introduction of new directors, as four directors are expected to retire beginning this year and over the next three years, including Jane E. Shaw, Ph.D., our longest-tenured director, who will leave the Board at the upcoming Annual Meeting.

The Governance Committee continues to assess a pool of highly qualified, independent candidates for nomination to the Board. As a result of the ongoing assessment of potential candidates, the Board elected N. Anthony Coles, M.D., who joined the Board in April 2014 and is nominated for reelection at the Annual Meeting.

Current Board Tenure*		Expected Composition at 2017 Annual Meeting**

*	Includes Dr. Shaw who will be leaving the Board at the upcoming Annual Meeting	**	Assumes no expansion in Board size

Governance Enhancements 2013 – 2014

•	Adopted and implemented the role of Lead Independent Director, with enumerated powers that exceed those of the peer group used to determine the competitiveness of our executive compensation program

•	Appointed a new director to the Board

•	Refreshed and reorganized Board committees and leadership:

	–	Appointed new chair of Governance Committee

	–	Appointed new chair of Compensation Committee

	–	Added new member to Compensation Committee and Finance Committee

•	Proposed and implemented revisions to the By-Laws, enabling shareholders to call a special meeting

•	Implemented a shareholder request to enhance our “clawback” policy

•	Revised our CEO’s pension benefit and modified our executive compensation program, as detailed in the section of this proxy statement titled “Compensation Discussion and Analysis”

Commitment to Proxy Access in 2015

In response to shareholder feedback and the Board’s continuing evaluation of governance best practices, the Company recently announced our plans to submit a proposal at the 2015 Annual Meeting of Stockholders to adopt a proxy access by-law amendment. We are committed to continuing active shareholder engagement to understand and anticipate our shareholders’ key governance concerns.

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PROPOSALS TO BE VOTED ON

ITEM 1.	Election of Directors

There are nine nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2015 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

All nominees are existing directors. Andy D. Bryant, Wayne A. Budd, John H. Hammergren, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, M.D., and Edward A. Mueller were elected to the Board at the 2013 Annual Meeting of Stockholders. N. Anthony Coles, M.D., was elected to the Board effective April 2014. Our longest-tenured director, Jane E. Shaw, Ph.D., will be retiring from the Board at the Annual Meeting. For purposes of the upcoming Annual Meeting, the Governance Committee (formerly, the Committee on Directors and Corporate Governance) has recommended the reelection of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Andy D. Bryant

Chairman of the Board, Intel Corporation

Mr. Bryant, age 64, was elected Chairman of the Board of Intel Corporation in May 2012. He was named a director of Intel’s board in July 2011 and served as Vice Chairman of the Board from that time until his election as Chairman. He served as Executive Vice President and Chief Administrative Officer of Intel from October 2007 to July 2011. Mr. Bryant joined Intel in 1981 and held a number of management positions before serving as Intel’s Chief Financial Officer from February 1994 to October 2007. He is also a director of Columbia Sportswear Company. He was formerly a director of Synopsys Inc. Mr. Bryant has been a director of the Company since January 2008. He is Chair of the Finance Committee and a member of the Audit Committee.

Mr. Bryant’s years of experience as an executive at a large global company, including in the roles of Chief Administrative Officer and Chief Financial Officer, provide to the Company’s Board operational, strategic planning and financial expertise and considerable business acumen, as well as international business experience. We believe the Company benefits from his Board leadership perspective garnered from serving as both Vice Chairman and Chairman of Intel’s Board. Mr. Bryant also has other public company board experience with service on audit and governance committees.

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Wayne A. Budd

Senior Counsel, Goodwin Procter LLP

Mr. Budd, age 72, joined the law firm of Goodwin Procter LLP as Senior Counsel in October 2004. He had been Senior Executive Vice President and General Counsel and a director of John Hancock Financial Services, Inc. since 2000 and a director of John Hancock Life Insurance Company since 1998. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1994 to 1997, Mr. Budd was a Commissioner, United States Sentencing Commission and from 1993 to 1996, he was a senior partner at the law firm of Goodwin Procter LLP. From 1992 to 1993, he was the Associate Attorney General of the United States and from 1989 to 1992, he was United States Attorney for the District of Massachusetts. He is also a director of PBF Energy Inc. Mr. Budd has been a director of the Company since October 2003. He is Chair of the Governance Committee and a member of the Audit Committee.

Mr. Budd brings to our Board significant legal and regulatory expertise gained from years of large law firm practice and major governmental positions with law enforcement responsibilities. His legal experience and seasoned judgment have been instrumental in helping the Board navigate legal challenges. In recognition of his distinguished legal career and important contributions to public life, Mr. Budd was named a 2011 recipient of the American Lawyer Lifetime Achievement Award. Additionally, Mr. Budd has senior executive business experience and public company board experience with service on audit, compensation, special litigation, and governance committees, including as current chair of the governance committee of PBF Energy Inc. His Board leadership skills have been enhanced through his role as Chairman of the National Board of Directors of the American Automobile Association from April 2011 to April 2013.

N. Anthony Coles, M.D.

Chairman and Chief Executive Officer, TRATE Enterprises, LLC;
Formerly President, Chief Executive Officer and Chairman of the Board, Onyx Pharmaceuticals, Inc.

Dr. Coles, age 54, has held the position of Chairman and Chief Executive Officer of TRATE Enterprises, LLC, a privately held company, since October 2013. He served as President, Chief Executive Officer and Chairman of the Board of Onyx Pharmaceuticals, Inc., a biopharmaceutical company (“Onyx”), from 2012 until 2013, having served as its President and Chief Executive Officer, and a member of its board of directors, from 2008 until 2012. From 2005 to 2008, he served as an executive and a director of NPS Pharmaceuticals, Inc., a public biopharmaceutical company (“NPS”). He began his tenure at NPS as President and Chief Operating Officer and ended his tenure there as President and Chief Executive Officer. Prior to 2005, he served in various leadership positions in the biopharmaceutical and pharmaceutical industries, including at Merck & Co., Inc., Bristol-Myers Squibb Company and Vertex Pharmaceuticals Incorporated. In addition to having previously served as a director of Onyx and NPS, he was formerly a director of Laboratory Corporation of America Holdings and Campus Crest Communities, Inc. Dr. Coles has been a director of the Company since April 2014. He is a member of the Compensation Committee and the Finance Committee.

As a former Chief Executive Officer and Chairman of the Board, Dr. Coles brings to the Board executive and board leadership experience, as well as business management and strategic planning experience, in the healthcare industry. We believe Dr. Coles’ training as a physician will serve the Board well as it provides oversight with respect to various aspects of the Company’s businesses. In addition, having joined the Board in April 2014, he brings a fresh perspective to the Board.

John H. Hammergren

Chairman of the Board, President and Chief Executive Officer, McKesson Corporation

Mr. Hammergren, age 55, has served as Chairman of the Board since July 2002, and President and Chief Executive Officer of the Company since April 2001. Mr. Hammergren joined the Company in 1996 and held a number of management positions before becoming President and Chief Executive Officer. He was a director of the Hewlett-Packard Company from 2005 through April 2013. He has been a director of the Company since July 1999.

Mr. Hammergren brings more than 30 years of business and healthcare experience to the Board, including service on other public company boards. Under Mr. Hammergren’s leadership, McKesson has become the leading provider of healthcare services and information technology solutions, increased revenues more than $122 billion, expanded global markets, and provided shareholders with a significant annual return on investment. The Board benefits from Mr. Hammergren’s extensive knowledge of the Company, including his deep understanding of its customer base, competition, management team, workforce, challenges and opportunities. His involvement with the Healthcare Leadership Council, the Business Council and the Business Roundtable allows him to bring the Board new insights and perspectives on the changing healthcare industry, the nation’s economic and regulatory climate, and relevant public policy issues.

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Alton F. Irby III

Chairman and Founding Partner, London Bay Capital

Mr. Irby, age 73, was the founding partner and has been Chairman of London Bay Capital, a privately held investment firm, since May 2006. He was the founding partner of Tricorn Partners LLP, a privately held investment bank, from May 2003 to May 2006, a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, and Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, from 1997 until 2000. He was a founding partner of Hambro Magan Irby Holdings from 1988 to 1997. He serves as a director of Stifel Financial Corporation. He was formerly a director of Catlin Group PLC, Centaur Holdings PLC and ContentFilm PLC. Mr. Irby has been a director of the Company since January 1999. He is a member of the Audit Committee and the Finance Committee.

Mr. Irby has over 40 years of experience as a senior executive of financial services companies, and over 35 years of service on various private and public company boards. During this time, he has acquired significant international business experience and demonstrated entrepreneurial talent as the founding partner of several firms. Based on his overall experience, Mr. Irby is able to provide to the Company’s Board valuable insights into financial and capital market matters, acquisition opportunities and divestiture considerations.

M. Christine Jacobs

Chairman of the Board, President and Chief Executive Officer, Retired, Theragenics Corporation

Ms. Jacobs, age 63, retired from Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products, in 2013, having served as its Chairman, President and Chief Executive Officer. She held the position of Chairman from 2007 to 2013, and previously from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since January 1999. She is a member of the Compensation Committee and the Governance Committee.

Having led a public company within the healthcare industry for over 20 years, Ms. Jacobs brings to our Board significant relevant industry experience and a keen understanding of and strong insight into issues, challenges and opportunities facing the Company, including those related to legislative healthcare initiatives. As a Chairman and Chief Executive Officer, she was at the forefront of her company in regard to the evolving corporate governance environment, which enables her to provide ongoing valuable contributions as a member of the Governance Committee of our Board. In September 2011, Ms. Jacobs began serving as Co-Chair of the Securities and Exchange Commission Advisory Committee on Small and Emerging Companies, which reflects her leadership experience and capital formation experience. She has accepted a second term as Co-Chair and continues to serve in that capacity.

Marie L. Knowles

Executive Vice President and Chief Financial Officer, Retired, ARCO

Ms. Knowles, age 67, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. She joined ARCO in 1972. Ms. Knowles is also a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is Chair of the Audit Committee and a member of the Finance Committee.

Ms. Knowles brings to the Board extensive financial experience gained through her career at ARCO, including her tenure as Chief Financial Officer. This experience makes her well qualified to serve as Chair of the Company’s Audit Committee and as the audit committee financial expert. This experience also enables Ms. Knowles to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes. It is also noteworthy that Ms. Knowles was named a 2013 Outstanding Director by the San Francisco Business Times and the Silicon Valley Business Journal.

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David M. Lawrence, M.D.

Chairman of the Board and Chief Executive Officer, Retired, Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals

Dr. Lawrence, age 73, retired from Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals in 2002, having served as Chairman of the Board from 1992 and Chief Executive Officer from 1991. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. He was formerly a director of Agilent Technologies, Inc., Raffles Medical Group, Inc., PG&E Corporation and Dynavax Technologies Corporation. Dr. Lawrence has been a director of the Company since January 2004. He is a member of the Compensation Committee and the Finance Committee.

Dr. Lawrence possesses considerable leadership experience in the healthcare industry, having served for a decade as Chairman and Chief Executive Officer of one of the largest private healthcare systems in the world. This experience, coupled with his training as a physician, enables him to provide an important perspective and valuable insight into various aspects of the Company’s businesses. In addition, Dr. Lawrence brings to our Board broad experience and perspective gained through his considerable public company board experience, including his service on compensation, audit, finance and governance committees.

Edward A. Mueller

Chairman of the Board and Chief Executive Officer, Retired, Qwest Communications International Inc.

Mr. Mueller, age 67, retired as Chairman and Chief Executive Officer of Qwest Communications International Inc., a provider of voice, data and video services, in April 2011. He held the position of Chairman and Chief Executive Officer of Qwest Communications from August 2007 to April 2011. From January 2003 until July 2006, he served as Chief Executive Officer of Williams-Sonoma, Inc., a provider of specialty products for cooking. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He was formerly a director of The Clorox Company, CenturyLink, Inc., Williams-Sonoma, Inc. and VeriSign, Inc. Mr. Mueller has been a director of the Company since April 2008 and has served as the Lead Independent Director since July 2013. He is a member of the Compensation Committee and the Governance Committee.

Mr. Mueller brings to the Board chief executive leadership and business management experience, as well as a strong business acumen and strategic planning expertise. Having worked outside the healthcare industry, he also adds to the mix of experiences and perspectives on our Board that promote a robust deliberative and decision-making process. While Chairman of the Board of Qwest Communications, Mr. Mueller had a leadership role in corporate governance, which enables him to provide valuable contributions as a member of the Governance Committee of our Board. He also has public company board experience with audit committee service.

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The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board consisted of nine members during the fiscal year ended March 31, 2014 (“FY 2014”), all of whom were independent with the exception of the Chairman of the Board (the “Chairman”). With the election of Dr. Coles effective April 2014, the Board currently consists of 10 members, all of whom are independent with the exception of the Chairman. Upon the retirement of Dr. Shaw at the Annual Meeting, the size of the Board will again be reduced to nine members.

The Board has, and for many years has had, standing committees: currently, the Audit Committee, the Compensation Committee, the Governance Committee, and the Finance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the applicable requirements of the SEC and the NYSE listing requirements (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by such committee. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee and Compensation Committee meets the additional, heightened independence criteria applicable to committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected.

The membership of each standing committee and the number of meetings held during FY 2014 are identified in the table below.

Board and Meeting Attendance

The Board met 10 times during FY 2014. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the standing and other committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management, independent accountants, advisors and consultants and others on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting. All directors attended the Annual Meeting of Stockholders held in July 2013.

Director	Audit	Compensation	Governance	Finance
Andy D. Bryant	X	—	—	Chair
Wayne A. Budd	X	—	Chair	—
N. Anthony Coles, M.D.*	—	X	—	X
John H. Hammergren	—	—	—	—
Alton F. Irby III	X	—	—	X
M. Christine Jacobs	—	X	X	—
Marie L. Knowles	Chair	—	—	X
David M. Lawrence, M.D.	—	X	—	X
Edward A. Mueller	—	X	X	—
Jane E. Shaw, Ph.D.	—	Chair	X	—
Number of meetings held during FY 2014	7	7	7	4

*	Dr. Coles did not attend any of the meetings held in FY 2014 as he was elected to the Board at the start of McKesson’s fiscal year ending March 31, 2015 (“FY 2015”).

In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.

Committee Responsibilities and Other Information

Audit Committee

The Audit Committee is responsible for, among other things, reviewing with management the annual audited financial statements filed in the Annual Report on Form 10-K, including any major issues regarding accounting principles and practices as well as the adequacy and effectiveness of internal control over financial reporting that could significantly affect the Company’s financial statements. Along with other responsibilities, the Audit Committee reviews with management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q. In addition to appointing the independent accountants, monitoring their independence, evaluating their performance and approving their fees, the Audit Committee has responsibility for reviewing and accepting the

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annual audit plan, including the scope of the audit activities of the independent accountants.The Audit Committee at least annually reassesses the adequacy of its charter and recommends to the Board any proposed changes, and periodically reviews major changes to the Company’s accounting principles and practices. The committee also reviews the appointment, performance and replacement of the senior internal audit department executive and advises the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct. Additionally, the committee performs such other activities and considers such other matters, within the scope of its responsibilities, as the Audit Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the committee, as reflected in its charter, are in accordance with the Applicable Rules for corporate audit committees.

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined for audit committee members in the listing standards of the NYSE and applicable SEC requirements, and in accordance with the Company’s director independence standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing all matters relating to executive officer compensation. Along with its other responsibilities, the Compensation Committee, with respect to executive officers, annually reviews and determines the salary paid; the grants of cash-based incentives and equity compensation; the entering into or amendment or extension of any employment contract or similar arrangement; the severance or change in control arrangements; the material perquisites provided; and any other executive officer compensation matter that may arise from time to time as directed by the Board.

The Compensation Committee periodically reviews and makes recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for executive officers, including an evaluation of whether the relationship between the incentives associated with these plans and the level of risk-taking by executive officers in response to such incentives is reasonably likely to have a material adverse effect on the Company. Subject to certain limitations, the Compensation Committee approves the grant of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants. Annually, the Compensation Committee reviews its charter and recommends to the Board any changes it determines are appropriate. It participates with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement. The committee also performs such other activities required by applicable law, rules or regulations and, consistent with its charter, as the Compensation Committee or the Board deems necessary or appropriate.

The Compensation Committee may delegate to any officer or officers the authority to grant compensatory awards to employees other than directors or executive officers, provided that such grants are within the limits established by the Delaware General Corporation Law and by resolution of the Board. The Compensation Committee determines the structure and amount of all executive officer compensation, including grants of equity, after considering the initial recommendation of management and in consultation with the Compensation Committee’s independent compensation consultant.

In accordance with its charter, the Compensation Committee annually evaluates the qualifications, performance and independence of its advisors. The Compensation Committee has the sole authority and right, when it deems necessary or appropriate, to retain, obtain the advice of and terminate compensation consultants, independent legal counsel or other advisors of its choosing. The committee has the sole authority to approve the fee arrangement and other retention terms of such advisors, and the Company must provide for appropriate funding. In this regard, the Compensation Committee is directly responsible for the appointment, fee arrangement and oversight of the work of any compensation consultant, independent legal counsel or other advisor retained.

During FY 2014, the Compensation Committee directly employed two independent compensation consultants, Semler Brossy Consulting Group, LLC and Compensation Strategies, Inc., and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. These advisors do not provide any services to management. Compensation Strategies, Inc. provided consulting services to the Governance Committee in the area of director compensation. Additional information on the Compensation Committee’s process and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy, reviewing the adequacy of the Company’s insurance programs and reviewing with management the long-range financial policies of the Company. Along with other responsibilities, the Finance Committee provides advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions. The committee also makes recommendations concerning significant changes in the capital structure of the Company, reviews tax planning strategies utilized by management, reviews the funding status and investment policies of the Company’s tax-qualified retirement plans, and reviews and (when authorized by the Board) approves the principal terms and conditions of securities that may be issued by the Company.

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Governance Committee

The Governance Committee has responsibility for, among other things, reviewing the size and composition of the Board and recommending measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; and reviewing, in consultation with the Lead Independent Director, the composition of the standing committees of the Board and recommending any changes. Along with other responsibilities, the Governance Committee evaluates the Board’s overall performance, develops and administers the Company’s related party transactions policy, monitors emerging corporate governance trends, and oversees and evaluates the Company’s corporate governance policies and programs. The committee also advises the Board on director compensation matters, including equity awards to directors.

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives or shareholders. Shareholders who wish to propose a director candidate for consideration by the Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, 35th Floor, San Francisco, California 94104. All proposals for recommendation or nomination received by the Secretary will be presented to the Governance Committee for its consideration. The Governance Committee and the Company’s CEO will interview those candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees that best suit the Board’s needs. In order for a recommended director candidate to be considered by the Governance Committee for nomination for election at an upcoming annual meeting of stockholders the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Governance Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the candidate’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s shareholders and other stakeholders, and each must be able to devote sufficient time and energy to the performance of his or her duties as a director, as well as have a commitment to diversity.

Dr. Coles has been nominated to stand for election by the shareholders for the first time. He was initially identified as a potential director candidate by a member of the Board. A professional search firm gathered biographical information on Dr. Coles and vetted his qualifications, experience and skills, as well as those of other potential director candidates, after which Dr. Coles was brought to the attention of Governance Committee members and Mr. Hammergren as Chairman. Each of them separately interviewed Dr. Coles. Other potential director candidates were also interviewed. Subsequently, at its meeting in January 2014, the Governance Committee considered biographical and background information on Dr. Coles and evaluated his experience, qualifications and skills, as well as those of other potential director candidates. At its February 2014 meeting, the Governance Committee, after further considering and evaluating Dr. Coles’ candidacy and after assessing his independence, nominated Dr. Coles for election as a director. In February 2014, the Board elected Dr. Coles as a director effective as of April 29, 2014. In May 2014, the Governance Committee recommended for nomination, and the Board nominated, Dr. Coles along with the other eight nominees to stand for election by the shareholders.

The Governance Committee has responsibility under its charter to review annually with the Board the size and composition of the Board with the objective of achieving the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. Although the Board does not maintain a formal policy regarding diversity, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. A high level of diversity on our Board has been achieved in these areas, as evidenced by the information concerning our directors that is provided under “Nominees” above. Our Governance Committee and Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberative and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The compensation for each non-employee director of the Company includes an annual cash retainer, an annual restricted stock unit (“RSU”) award and meeting fees. With regard to standing committees, non-employee directors receive a $1,500 per-meeting fee, except that the fee is $2,000 for Audit Committee meetings. With regard to meetings other than standing committee meetings, the Governance Committee determines on a case-by-case basis whether meeting fees are appropriate for non-employee directors. The Board has established a $1,500 per-meeting fee in each

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case in which the Governance Committee determines a meeting fee is appropriate. In addition to the compensation described above, the Lead Independent Director and chairs of the standing committees receive an annual retainer. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. The Governance Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

Cash Compensation

Director annual retainers and meeting fees are paid in cash. Directors may elect in advance of a calendar year to defer up to 100% of their annual retainer (including any standing committee chair or Lead Independent Director retainer) and meeting fees into the Company’s Deferred Compensation Administration Plan III (“DCAP III”). The minimum deferral period for any amounts deferred is five years; however, notwithstanding the director’s deferral election, if a director ceases to be a director of the Company for any reason other than death, disability or retirement, the account balance will be paid in a lump sum in the first January or July which is at least six months following and in the year after his or her separation from service. In the event of death, disability or retirement, the account balance will be paid in accordance with the director’s deferral election. To be eligible for retirement, a director must have served on the Board for at least six consecutive years prior to his or her separation. The Compensation Committee approves the interest rates to be credited each year to amounts deferred into DCAP III. The interest rate for deferrals under DCAP III through December 31, 2013 was (i) 8% per year for amounts deferred to January 1, 2010 and (ii) 120% of the long-term applicable federal rate published for December 2012 by the Internal Revenue Service (the “IRS”) for amounts deferred on or after January 1, 2010. From January 1, 2014 through March 31, 2014, the interest rate for all deferred amounts was 120% of the long-term applicable federal rate published for December 2013 by the IRS.

The following table summarizes the cash compensation provided to non-employee directors:

Non-Employee Director Cash Compensation
Annual cash retainer	$75,000
Additional retainer for Lead Independent Director*	$25,000
Additional retainer for Chair of the Audit Committee	$20,000
Additional retainer for Chair of the Compensation Committee	$20,000
Additional retainer for Chair of all other standing committees	$10,000
Meeting fee for each Audit Committee meeting attended	$2,000
Meeting fee for each Board, committee or other meeting attended	$1,500

*	Total annual retainer for Lead Independent Director is $50,000, one-half of which is payable in equity as described immediately below.

Equity Compensation

Each July, non-employee directors receive an automatic annual grant of RSUs valued at $150,000, and the Lead Independent Director receives an additional grant of RSUs valued at $25,000. The actual number of RSUs granted is determined in each case by dividing the dollar value of the grant by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000, in accordance with our 2013 Stock Plan.

The RSUs granted to non-employee directors are vested upon grant. If a director meets the director stock ownership guidelines (currently $300,000 in shares and share equivalents), then the director will, on the grant date, receive the shares underlying the RSUs, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then payment of the shares underlying the RSUs will automatically be deferred until the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common shareholders, which is determined by our Board and currently is $0.24 per share each quarter. For our directors, dividend equivalents on the RSUs are credited quarterly to an interest-bearing cash account and are not distributed until the shares underlying the RSUs are issued to the director. Interest accrues on directors’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2013 Stock Plan, which is currently 120% of the long-term applicable federal rate published for December 2013 by the IRS.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Executive Request Program and Matching Gifts Program. Under these programs, our non-employee directors may request that the foundation make donations to qualifying public charitable organizations, and our non-employee directors’ own gifts to schools, educational associations or funds, and other public charitable organizations are eligible for a match by the foundation of up to $5,000 per director for each fiscal year.

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2014 Director Compensation Table

The following table sets forth information concerning the compensation paid to or earned by each non-employee director for the fiscal year ended March 31, 2014. Mr. Hammergren, our Chairman, President and CEO, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation paid to or earned by Mr. Hammergren as an officer of the Company is shown in the 2014 Summary Compensation Table. Dr. Coles is not included in this table because he was not elected to the Board until after March 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Andy D. Bryant	128,000	150,013	10,814	—	288,827
Wayne A. Budd	119,630	150,013	28,610	5,000	303,253
Alton F. Irby III	119,500	150,013	30,120	—	299,633
M. Christine Jacobs	111,000	150,013	5,093	—	266,106
Marie L. Knowles	126,500	150,013	18,041	—	294,554
David M. Lawrence, M.D.	108,000	150,013	10,269	—	268,282
Edward A. Mueller	131,000	175,036	9,381	—	315,417
Jane E. Shaw, Ph.D.	137,261	150,013	20,062	2,500	309,836

(1)	Consists of the following, as applicable, whether paid or deferred: director annual retainer; standing committee meeting fees; other meeting fees; and the annual standing committee chair and Lead Independent Director retainers.

(2)	Represents the aggregate grant date fair value of RSUs, computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation – Stock Compensation” (“ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 6 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2014, as filed with the SEC on May 14, 2014. For awards that are not subject to performance conditions, such as those provided to directors, the maximum award level would not result in an award greater than what is disclosed in the table above.

(3)	Represents the amount of above-market interest earned under the Company’s Deferred Compensation Administration Plans and above-market interest credited on undistributed dividend equivalents. As defined by the SEC, above-market interest is any amount over 120% of the long-term applicable federal rate as published by the IRS. A discussion of the Company’s Deferred Compensation Administration Plans is provided below in the subsection titled “Narrative Disclosure to the 2014 Nonqualified Deferred Compensation Table.”

(4)	For Mr. Budd and Dr. Shaw, represents the amount of donations and matching charitable contributions provided by the McKesson Foundation.

Corporate Governance

The Board is committed to, and for many years has adhered to, sound and effective corporate governance practices. In addition to its routine monitoring of best practices, at least annually the Board and its committees review the Company’s current corporate governance practices, the corporate governance environment and current trends, and update their written charters as necessary. The Board diligently exercises its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics, and in order to meet the corporate governance requirements of both federal law and the NYSE.

You can access the following governance materials on our website at www.mckesson.com under the caption “Investors – Corporate Governance.”

•	Certificate of Incorporation

•	By-Laws

•	Corporate Governance Guidelines

•	Committee Charters

•	Director Independence Standards

•	Code of Conduct

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Key Governance Attributes

The Board actively seeks input from our shareholders and is committed to continuous monitoring of sound and effective governance practices.

Below are highlights of some of our key governance attributes.

* Reflects governance changes adopted or enhanced in the last year.

Commitment to Proxy Access in 2015

The Board strives to maintain and adopt industry-leading governance best practices. In June 2014, the Company announced its plans to submit a proxy access by-law amendment at the 2015 Annual Meeting of Stockholders. If approved, proxy access would allow eligible shareholders to place their own director nominees on the Company’s proxy card, along with the candidates nominated by the Board. The anticipated by-law amendment, if approved by McKesson’s shareholders at the 2015 Annual Meeting, would specify a three-percent/three-year holding requirement for eligibility. It would further provide that an individual or group of shareholders who meets the eligibility threshold, and who complies with specified procedural and disclosure requirements, could include in McKesson’s proxy materials shareholder-nominated director candidates to fill up to 20% of the available board seats.

Shareholder Right to Call a Special Meeting

Recognizing the interest of a number of shareholders in being able to take action between annual meetings, and having considered the alternative processes for achieving that result, the Board, in January 2013, adopted amendments to the Company’s By-Laws, which were approved by the shareholders at the 2013 Annual Meeting of Stockholders. The 2013 amendments to the By-Laws permit shareholders who meet certain requirements to call a special meeting of shareholders. Specifically, record holders who have held a net long position of at least 25% of the outstanding shares of common stock of the Company for at least one year will be able to call a special meeting. This important expansion of shareholder rights empowers our shareholders to act between annual meetings and enhances their ability to participate in issues vital to the Company.

Elimination of Supermajority Voting Requirements

In 2011, the Board recommended, and the shareholders approved, amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and, in effect, the By-Laws to eliminate the Company’s shareholder supermajority voting requirements. Specifically, the Company replaced the supermajority voting requirement with a majority of shares outstanding standard for the following actions: (i) amendment of the By-Laws and (ii) amendment of the Certificate of Incorporation in any manner that would adversely affect holders of Series A Junior Participating Preferred Stock. In addition, the supermajority voting provisions and associated “fair price” provisions applicable to certain business combinations were eliminated from the Certificate of Incorporation altogether.

Majority Voting Standard for Election of Directors

The By-Laws provide for a majority voting standard for the election of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. To address the “holdover” director situation in which, under Delaware law, a director remains on the Board until his or her successor is elected and qualified, the By-Laws require each director nominee to submit an irrevocable resignation in advance of the shareholder vote. The resignation would be contingent

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upon both the nominee not receiving the required vote for reelection and acceptance of the resignation by the Board pursuant to its policies. Absent a determination by the Board that it is in the best interests of the Company for an unsuccessful incumbent to remain on the Board, the Board shall accept the resignation. In addition, the Company must file a current report on Form 8-K with the SEC within four business days after the Board’s acceptance or rejection of the resignation, which must include an explanation of the reasons for any rejection of the tendered resignation.

Corporate Governance Guidelines

The Board has long adhered to directorship practices designed to ensure effective corporate governance. The Board approved revised Corporate Governance Guidelines in January 2013 to provide for a Lead Independent Director, and again in October 2013 to enhance the duties and power of the Lead Independent Director. In May 2013, the independent directors of the Board elected Mr. Mueller to serve a two-year term as the Board’s first Lead Independent Director, effective July 31, 2013, subject to his continuing reelection and status as an independent director.

Consistent with NYSE listing requirements, the McKesson Corporation Corporate Governance Guidelines address various governance matters, including, among others: director qualification standards and the director nomination process; shareholder communications with directors; director responsibilities; selection and role of the Lead Independent Director; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership guidelines; director orientation and continuing education; management succession; and an annual performance evaluation of the Board. The Governance Committee is responsible for overseeing the guidelines and at least annually assesses the need for any amendments to the guidelines to reflect corporate governance best practices, as necessary or appropriate. Our Corporate Governance Guidelines can be found on the Company’s website at www.mckesson.com under the caption “Investors – Corporate Governance.”

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. Consistent with the continued listing requirements of the NYSE, the Board has established standards to assist it in making a determination of director independence. A director will not be considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) which in any of the last three years accounted for at least 2.0% of the Company’s consolidated gross revenues, or (B) for which in any such year the Company accounted for at least 2.0% or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues.

•	The director is, or has been within the last three years, an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 2.0% of the respective company’s total assets measured as of the last completed fiscal year.

•	The director serves, or served within the last three years, as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions in any single fiscal year exceeded the greater of $1,000,000 or 2.0% of that organization’s total annual charitable receipts. (The Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

•	For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement.

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These standards can also be found on the Company’s website at www.mckesson.com under the caption “Investors – Corporate Governance.” Provided that no relationship or transaction exists that would disqualify a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in these standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, all of the current directors, namely Andy D. Bryant, Wayne A. Budd, N. Anthony Coles, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, Edward A. Mueller and Jane E. Shaw, are independent.

Board Leadership Structure

The Board periodically reviews the appropriateness and effectiveness of its leadership structure, and in January 2013, the Board approved amendments to the Company’s Corporate Governance Guidelines to provide for a Lead Independent Director whenever the Chairman is not an independent director. In addition, the Board approved amendments to the Company’s Corporate Governance Guidelines in October 2013 to provide for additional duties and powers of the Lead Independent Director. Mr. Mueller has served as the Board’s first Lead Independent Director since July 2013, and he will serve a two-year term, subject to his continuing reelection and status as an independent director. The Lead Independent Director’s duties and powers include, but are not limited to, the following:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serve as liaison between the Chairman and the independent directors;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	call meetings of the independent directors, as appropriate;

•	if requested by major shareholders, ensure that he or she is available for consultations and direct communication;

•	lead the Board’s annual evaluation of directors and the CEO;

•	lead the Board’s annual evaluation of the CEO succession process, carry out the responsibilities of the Lead Independent Director specified in the Company’s CEO Absence Event Management Process, and upon the occurrence of a temporary or permanent incapacity or disability or other similar temporary or permanent absence of the Chairman, assume the day-to-day duties and authorities of the Chairman on an interim basis;

•	recommend to the Governance Committee membership of various Board committees, as well as selection of committee chairs;

•	retain, or recommend retention of, independent legal, accounting, consulting and other advisors; and

•	assist in assuring compliance with, and implementation of, the Corporate Governance Guidelines.

Mr. Hammergren serves as our Chairman and CEO. The Company does not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, the Company’s Corporate Governance Guidelines retain flexibility for the Board to choose its Chairman in any way that it deems best for the Company at any given time. Although the Company has in the past separated the roles of Chairman and CEO, the Board believes that having Mr. Hammergren serve as both Chairman and CEO, coupled with strong independent director leadership, which has been enhanced by establishing a Lead Independent Director with robust powers and duties, is the most appropriate and effective Board leadership structure for the Company at this time.

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A number of factors support the current leadership structure. Mr. Hammergren has over 30 years of experience in the healthcare industry, and has served as the Chairman and CEO of the Company for more than 11 years. The Board believes that Mr. Hammergren’s in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters and best equips him to focus the Board on the most critical issues. The current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to shareholders, customers, employees and other stakeholders. During the time Mr. Hammergren has served as both Chairman and CEO, the Company has achieved outstanding financial results as displayed in the Compensation Discussion and Analysis below.

In addition, the Board believes that other aspects of the current leadership structure, and the enhancement of that structure by institution and enhancement of the role of the Lead Independent Director, together with the principles and practices described in the Corporate Governance Guidelines, ensure effective independent Board leadership and oversight of management. As a matter of practice, the Chairman regularly elicits input from all of the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. Strong independent director leadership is also enhanced by the fact that all of the Board’s standing committees are composed solely of, and chaired by, independent directors.

The Board’s role in risk oversight is discussed in greater detail below; however, with respect to the Board’s leadership structure, the Board believes that the current structure is consistent with, and indeed enhances the effectiveness of, its risk oversight role. In short, Mr. Hammergren’s extensive management experience and in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company, as discussed above, also assist the Board in understanding the risks facing the Company and, therefore, in more effectively performing its risk oversight function.

In sum, the Company’s existing Board leadership structure strikes an effective balance between strong, strategically advantageous Chairman and CEO leadership, and appropriate oversight of management provided by strong independent directors and a Lead Independent Director. The combined Chairman and CEO structure has served the Company and its shareholders well, and remains the most appropriate leadership structure for the Company at this time.

Director Stock Ownership Guidelines

Our Board believes that directors should hold a meaningful equity stake in McKesson. To that end, by the terms of our Director Stock Ownership Guidelines, directors are expected to own shares or share equivalents of the Company’s common stock with a value not less than four times the annual board retainer within three years of joining our Board. We believe these terms serve the important purpose of aligning our directors’ economic interests with those of the shareholders. As of June 2, 2014, all of our directors were in compliance with the Director Stock Ownership Guidelines, except for Dr. Coles who was recently elected to the Board and has three years from his election to meet the guidelines.

Our independent director nominees beneficially own substantial stakes in the Company.

Director Equity Ownership Value (as of June 2, 2014)

Succession Planning

In accordance with our Corporate Governance Guidelines, the Board is responsible for approving and maintaining a succession plan for the CEO and other executive officers. To assist the Board with this requirement, the Company’s Executive Vice President, Human Resources annually facilitates the Board of Directors’ discussion of CEO and senior management succession. This meeting is held in an executive session of the full Board, with the Executive Vice President, Human Resources present. The annual review includes an evaluation of the requirements for the CEO and each senior management position, and an examination of potential permanent and interim candidates for CEO and senior management positions. With respect to CEO succession, the Lead Independent Director has responsibility for leading the annual evaluation process. In order to minimize disruption

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in the operations of the Company in the event of a temporary or permanent absence of the CEO, including in emergency situations, the Board adopted a CEO Absence Event Management Process. This process establishes clear procedures for planning for and responding to a CEO absence event, while maintaining the Board’s ability to exercise its judgment and discretion in such event, including with regard to the selection of an interim or permanent replacement CEO.

Executive Sessions of the Board

The independent directors of the Board meet in executive session without members of management present on a regularly scheduled basis. The Lead Independent Director presides at such executive sessions. Currently, the Lead Independent Director establishes the agenda for each executive session and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. The Lead Independent Director also, in collaboration with the Chairman and the Secretary, approves the agenda and Board information in advance of the Board of Directors’ meetings, among other duties and powers described in more detail above, under the section titled “Board Leadership Structure”.

Code of Conduct

The Company is committed to the highest standards of ethical and professional conduct. In June 2013, the Company amended its Code of Conduct, substantially re-writing it to simplify the language of the Code to make it easier to read and to update the Code to reflect changes in the business. The Code of Conduct applies to all employees, officers and directors, and describes fundamental principles, policies and procedures that shape our work and is designed to help our employees, officers and directors make ethical decisions. The Code is available on the Company’s website at www.mckesson.com under the caption “Investors – Corporate Governance.” The Company intends to post on its website any amendment to, or waiver from, the Code that applies to our CEO, Chief Financial Officer, Controller and persons performing similar functions within four business days after any such amendment or waiver.

Related Party Transactions Policy

The Company has a written Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than 5% of the Company’s common stock, and immediate family members of any such persons where the amount involved exceeds $100,000. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy or disclosure. If so, the matter will be referred to the CEO for consideration with the General Counsel as to approval or ratification in the case of other executive officers and/or their immediate family members, or to the Governance Committee in the case of transactions involving directors, nominees for director, the General Counsel, the CEO or holders of more than 5% of the Company’s common stock and/or their immediate family members. Annually directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as identify immediate family members. Additionally, they are required to notify the General Counsel promptly of any proposed related party transaction. The policy is administered by the Governance Committee. The transaction may be ratified or approved if it is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include: (i) the business purpose of the transaction; (ii) whether it is entered into on an arms-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Conduct.

The Company and its subsidiaries may, in the ordinary course of business, have transactions involving more than $100,000 with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. Therefore, under the policy, the Governance Committee reviews such transactions. However, the Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions.

Board of Directors’ Role in Risk Oversight

The Company’s management is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company.

Under our By-Laws and Corporate Governance Guidelines, the Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically reviews the Company’s enterprise risk management processes for identifying, ranking and assessing risks across the organization, as well as the output of that process. The Board as a whole also receives periodic reports from the Company’s management on various risks, including risks facing the Company’s businesses. Although the Board has ultimate responsibility for overseeing risk management, it has delegated to its committees certain oversight responsibilities. For example, in accordance with its charter, the Audit Committee engages in ongoing discussions

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regarding major financial risk exposures and the process and system employed to monitor and control such exposures. In addition, consistent with its charter, the Audit Committee engages in periodic discussions with management concerning the process by which risk assessment and management are undertaken. In carrying out these responsibilities, the Audit Committee, among other things, regularly reviews with the head of Internal Audit and other senior members of Internal Audit, the audits or assessments of significant risks conducted by Internal Audit personnel based on their audit plan; and the committee regularly meets in executive sessions with the head of Internal Audit. The Audit Committee also regularly reviews with the Controller the Company’s internal control over financial reporting, including any significant deficiencies. As part of the reviews involving Internal Audit and the Controller, the Audit Committee reviews steps taken by management to monitor, control and mitigate risks. The Audit Committee also regularly reviews with the General Counsel and Chief Compliance Officer significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Finally, from time to time, executives who are responsible for managing a particular risk report to the Audit Committee on how the risk is being controlled and mitigated.

The Board has also delegated to other committees the responsibility to oversee risk within their areas of responsibility and expertise. For example, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to, among other things, credit, capital structure, liquidity, insurance programs and the Company’s retirement and 401(k) plans. As noted in the section below titled “Risk Assessment of Compensation Policies and Practices,” the Compensation Committee oversees risk assessment and management with respect to the Company’s compensation policies and practices.

In those cases in which committees have risk oversight responsibilities, the chairs of the committees regularly report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Risk Assessment of Compensation Policies and Practices

We annually conduct a review of all incentive compensation plans utilized throughout the Company, using a framework for risk assessment provided to us by a nationally recognized outside compensation advisor. In conducting our review, a detailed assessment of each incentive compensation plan, without regard to materiality, is first prepared by representatives from the Company’s business units and then reviewed by senior executives of our Human Resources Department. The review framework requires representatives of our business units to examine and report on the presence of certain design elements under both cash and equity incentive compensation plans that could encourage our employees to incur excessive risk, such as the selection and documentation of incentive metrics, the ratio of incentive to fixed compensation, the year-over-year variability in payouts, the amount of management discretion, and the percentage of compensation expense as compared to the business units’ revenues. Consistent with our findings in past years, management concluded that for FY 2014 our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. A summary of management’s findings was reviewed with the Compensation Committee at its May 2014 meeting.

The Compensation Committee discussed management’s findings, and considered that the Company utilizes many design features that mitigate the likelihood of encouraging excessive risk-taking behavior. Among these design features are:

•	Multiple metrics across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves, performance thresholds and caps;

•	Reasonable goals and objectives, which are well-defined and communicated;

•	Strong compensation recoupment (“clawback”) policy pertaining to all incentives;

•	Modification of payouts based upon individual performance, including assessments against our “ICARE” principles (integrity, customer first, accountability, respect and excellence); and

•	Training on our Code of Conduct and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

In addition, our incentives for senior management feature the following:

•	Balance of short- and long-term variable compensation tied to a mix of financial and operational objectives and the long-term value of our stock;

•	The Compensation Committee’s ability to exercise downward discretion in determining payouts; and

•	Rigorous stock ownership and retention guidelines.

Based on the foregoing, the Compensation Committee concurred with management that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We believe that our incentive compensation plans do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation program.

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Communications with Directors

Shareholders and other interested parties may communicate with the Lead Independent Director, the non-management directors, or any of the directors by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Department, McKesson Corporation, One Post Street, 35th Floor, San Francisco, California 94104, or via e-mail to leaddirector@mckesson.com or to nonmanagementdirectors@mckesson.com. The Board has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are irrelevant to or inconsistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature, or are otherwise deemed inappropriate for the Board’s consideration. The Corporate Secretary’s Department maintains a log of correspondence received by the Company that is addressed to members of the Board, other than advertisements, solicitations or correspondence deemed by the Secretary to be junk mail, of a frivolous nature, or otherwise not appropriate to retain. Members of the Board may review the log at any time, and request copies of any correspondence received.

Indemnity Agreements

The Company has entered into separate indemnity agreements with its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not, however, permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

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ITEM 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2015

Your Board recommends a vote “FOR” this ratification proposal.

The Audit Committee of the Company’s Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2015. D&T is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our shareholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2014 and 2013, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees paid for those years were as follows:

	FY2014	FY2013
Audit Fees	$11,059,785	$8,464,733
Audit-Related Fees	5,861,759	3,036,767
TOTAL AUDIT AND AUDIT-RELATED FEES	16,921,544	11,501,500
Tax Fees	1,522,950	30,000
All Other Fees	—	—
TOTAL	$18,444,494	$11,531,500

Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters. The increase in the fiscal year ended March 31, 2014 is primarily related to the acquisition of Celesio AG (“Celesio”).

Audit-Related Fees. This category consists of fees billed for professional services rendered in connection with the performance of an audit or reviews of the Company’s consolidated financial statements and is not reported under “Audit Fees.” This includes fees for employee benefit plan audits, accounting consultations, due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. The increase in the fiscal year ended March 31, 2014 is primarily related to the acquisition of Celesio.

Tax Fees. This category consists of fees billed for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns and professional services. The increase in the fiscal year ended March 31, 2014 is primarily related to multi-year research and development credit preparation and assistance with an examination of prior years’ research and development tax credits. For the fiscal years ended March 31, 2014 and 2013, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees. This category consists of fees for products and services other than the services reported above. The Company paid no fees in this category for the fiscal years ended March 31, 2014 and 2013.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Applicable Rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services, to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors – Corporate Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP (“D&T”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2014; (ii) discussed with D&T the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) standards; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the PCAOB regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2014 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the Board of Directors

Marie L. Knowles, Chair

Andy D. Bryant

Wayne A. Budd

Alton F. Irby III

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PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, that is the beneficial owner of more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	20,053,244	(1)	8.7%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	14,943,838	(2)	6.5%
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	12,542,928	(3)	5.4%
FMR LLC and Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02210	12,133,027	(4)	5.2%
*	Based on 231,592,678 shares of common stock outstanding as of June 2, 2014.
(1)	This information is based upon a Schedule 13G/A filed with the SEC on February 10, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”), which reports sole voting power with respect to 6,678,579 shares, sole dispositive power with respect to 20,053,244 shares, and an aggregate beneficial ownership of 20,053,244 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(2)	This information is based upon a Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc., which reports sole voting power with respect to 11,971,264 shares and sole dispositive power with respect to 14,943,838 shares as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares: BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited.
(3)	This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP, which reports shared voting power with respect to 2,787,458 shares and shared dispositive power with respect to 12,542,928 shares.
(4)	This information is based upon a Schedule 13G filed with the SEC on February 14, 2014 by FRM LLC and Edward C. Johnson 3d, which reports sole voting power with respect to 1,518,817 shares and sole dispositive power with respect to 12,113,027 shares.

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Security Ownership of Directors and Executive Officers

The following table sets forth, as of June 2, 2014, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) all directors and nominees; (ii) each executive officer named in the 2014 Summary Compensation Table below (collectively, the “NEOs”); and (iii) all directors, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSUs and options to purchase common stock of the Company that either vest or become exercisable within 60 days of June 2, 2014:

Name of Individual	Shares of Common Stock Beneficially Owned(1)		Percent of Class
James A. Beer	8,863		*
Patrick J. Blake	150,421	(2)(3)(5)	*
Andy D. Bryant	14,067	(2)	*
Wayne A. Budd	22,883	(2)(4)	*
Jeffrey C. Campbell	11,841	(4)(5)	*
N. Anthony Coles, M.D.	212	(2)	*
John H. Hammergren	2,434,679	(3)(4)(5)	1.0%
Alton F. Irby III	43,584	(2)(4)	*
M. Christine Jacobs	26,301	(2)	*
Paul C. Julian	461,255	(3)(5)	*
Marie L. Knowles	9,342	(2)	*
David M. Lawrence, M.D.	23,137	(2)	*
Edward A. Mueller	13,790	(2)	*
Nigel A. Rees	47,981	(3)(4)(5)	*
Laureen E. Seeger	1,361	(5)	*
Jane E. Shaw, Ph.D.	64,944	(2)(4)	*
All directors, NEOs and executive officers as a group (19 persons)	3,721,016	(2)(3)(4)(5)	1.6%
*	Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 231,592,678 shares of the Company’s common stock outstanding as of June 2, 2014, adjusted as required by the rules promulgated by the SEC. Shares of common stock that may be acquired by exercise of stock options or vesting of RSUs within 60 days of June 2, 2014 and vested RSUs that are not yet settled are deemed outstanding and beneficially owned by the person holding such stock options or RSUs for purposes of computing the number of shares and percentage beneficially owned, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(1)	Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
(2)	Includes vested RSUs or common stock units accrued under the 2013 Stock Plan, 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan as follows: Mr. Blake, 10,504 units; Mr. Bryant, 14,067 units; Mr. Budd, 21,560 units; Dr. Coles, 212 units; Mr. Irby, 22,635 units; Ms. Jacobs, 23,682 units; Ms. Knowles, 9,342 units; Dr. Lawrence, 23,137 units; Mr. Mueller, 13,790 units; Dr. Shaw, 44,727 units; and all directors, NEOs and executive officers as a group, 183,656 units. Directors, NEOs and executive officers have neither voting nor investment power with respect to such units.
(3)	Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days of June 2, 2014 as follows: Mr. Blake, 137,725 shares; Mr. Hammergren, 1,840,325 shares; Mr. Julian, 460,850 shares; Mr. Rees, 36,285 shares; and all directors, NEOs and executive officers as a group, 2,813,560 shares.
(4)	Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership as follows: Mr. Budd, 100 shares; Mr. Campbell, 10,850 shares; Mr. Hammergren, 590,257 shares; Mr. Irby, 1,550 shares; Mr. Rees, 7,861 shares; Dr. Shaw, 11,437 shares; and all directors, NEOs and executive officers as a group, 662,033 shares.
(5)	Includes shares held under the Company’s 401 (k) plan as of June 2, 2014 as follows: Mr. Blake, 305 shares; Mr. Campbell, 991 shares; Mr. Hammergren, 4,097 shares; Mr. Julian, 348 shares; Mr. Rees, 1,550 shares; Ms. Seeger, 1,361 shares; and all NEOs and executive officers as a group, 11,864 shares.

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EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis and Executive Compensation Tables are organized as follows:

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Compensation Discussion and Analysis

Overview

Our executive compensation program for FY 2015 and beyond differs significantly from the program our shareholders evaluated last year. At last year’s annual meeting, notwithstanding strong financial and operational performance, approximately 78% of votes cast did not support our advisory say on pay proposal. In light of this outcome, we recognized that changes we had made to our executive compensation program over the last several years had not met shareholders’ expectations and further changes were necessary.

Since our last annual meeting, we expanded the duties of our Lead Independent Director and appointed new chairs of our Compensation and Governance Committees. We also empowered a senior executive to expand our shareholder engagement efforts, with direct lines of communication to our Lead Independent Director, our Board and the Company’s senior governance executives. We spoke directly with our shareholders to understand precisely what motivated their votes and what actions we could take to answer their call for change. Our Lead Independent Director, Compensation Committee Chair and senior executives engaged with institutional investors and pension funds representing more than 50% of the Company’s outstanding common stock, including 26 of our largest institutional investors, to better understand their concerns. We also solicited feedback from the two largest proxy advisory firms.

The Compensation Committee reviewed the results of these meetings and took steps to address the stated concerns in the context of our commitment to an executive compensation program with rigorous and clearly defined performance targets that drive shareholder value. While shareholders expressed varying perspectives, common compensation and governance-related themes emerged from the discussions, including requests for changes to our CEO’s pension benefit and requests for changes to our executive pay magnitude and incentive plan design. In response to this feedback, the Board and Compensation Committee, assisted by its newly appointed independent compensation consultant, applied these insights and implemented substantial changes as reported below.

The changes to our executive compensation program and payouts were made at the same time the Company posted superior financial and operational performance in FY 2014. We reported adjusted earnings per diluted share (“Adjusted EPS”) of $8.35, a 31% increase over the prior year, and revenues of $137.6 billion, a 13% increase over the prior year. We delivered 65% total shareholder return for the year ended March 31, 2014, adding $16 billion to our market capitalization.

The Compensation Discussion and Analysis describes McKesson’s compensation objectives, summarizes changes to our executive compensation program and reviews compensation decisions for our CEO, CFOs and three other most highly compensated executive officers as of March 31, 2014 (collectively, our “NEOs”). For FY 2014, our NEOs and their respective titles were as follows:

Name	Title
John H. Hammergren	Chairman of the Board, President and Chief Executive Officer
James A. Beer	Executive Vice President and Chief Financial Officer
Paul C. Julian	Executive Vice President and Group President
Laureen E. Seeger	Executive Vice President, General Counsel and Chief Compliance Officer
Patrick J. Blake	Executive Vice President and Group President
Jeffrey C. Campbell	Former Executive Vice President and Chief Financial Officer
Nigel A. Rees	Vice President, Controller and Former Interim Chief Financial Officer

The NEOs who served at fiscal year-end, which excludes Mr. Campbell and Mr. Rees, are collectively our “Current NEOs.”

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Changes to Executive Compensation Since 2013 Annual Meeting

The table below summarizes the changes we implemented to our compensation and governance practices in response to what we heard during our recent shareholder engagement. Changes affecting incentive plan design apply to all performance periods beginning with fiscal year 2015, which started April 1, 2014 and ends March 31, 2015 (“FY 2015”).

What we heard	How we responded		Effective
Pension Benefit CEO’s pension benefit is too high	Reduced by $45 million (almost 30%) amount CEO would have received had he resigned at the end of FY 2013 by fixing CEO’s pension benefit at $114 million (see page 51)		FY 2014
	•	Set a fixed value for CEO’s pension benefit
	•	Eliminated volatility in pension benefit due to changes in actuarial assumptions
Pay Magnitude Executive compensation levels are too high	Reduced compensation as reported in the 2014 Summary Compensation Table (see page 47)		FY 2014
	•	Pay magnitude for CEO, excluding changes in pension values and nonqualified deferred compensation earnings, declined each of the past four fiscal years (see graph on page 30)
Incentive Plan Design	Made substantial design changes to incentive plans (see page 33)		FY 2015
Concerns:	•	Replaced Adjusted EBITDA with Adjusted OCF as secondary financial metric in MIP (annual cash incentive)
• Redundant use of earnings metrics	•	Replaced Cumulative Adjusted OCF with Adjusted ROIC as secondary metric in Long-Term Incentive Plan (“LTIP,” long-term cash incentive)
• Lack of shareholder return or relative measure	•	Replaced Performance Restricted Stock Unit (“PeRSU,” former long-term equity incentive) program with new Total Shareholder Return Unit (“TSRU,” new long-term equity incentive) program for executive officers
• Short performance period (one year) in PeRSU program
	•	Adopted total shareholder return relative to S&P 500 Health Care Index as sole performance metric in new TSRU program
	•	All long-term incentive plans for executive officers, including new TSRU program, now have performance or vesting periods of at least three years
Additional information, including a definition of each financial metric, is presented in the discussion of incentive plans below (see pages 34 to 39)
Board Oversight Structure that supports independent oversight	Established and enhanced the duties and powers of the Board’s Lead Independent Director (“LID”) (see page 17)		FY 2014
	•	Revised governance guidelines to provide for LID
	•	Strengthened duties and powers of LID after 2013 Annual Meeting of Stockholders
Board Structure Compensation Committee and Board need fresh perspective	Refreshed Board committees and Board composition with two new committee chairs and new independent director (see page 10)		FY 2014
	•	Appointed new chair of Governance Committee
	•	Appointed new chair of Compensation Committee
	•	Added new member to Compensation Committee and Finance Committee
	•	Appointed new independent compensation consultant
The Governance Committee is working with outside advisors to identify additional independent candidates to serve on the Board
Clawback Policy Compensation Recoupment (“Clawback”) Policy is too weak	Strengthened clawback policy (see pages 45 to 46)		FY 2014
	•	Lowered threshold required to trigger policy
	•	Expanded policy scope
	•	Added public disclosure requirement

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Progressive Executive Compensation Program Changes

The significant changes made in FY 2014 follow several years of executive compensation program enhancements which decreased compensation expense, strengthened the alignment of pay and performance and included the adoption of more transparent performance metrics. The charts below describe changes implemented prior to FY 2014 and summarize what we do and what we don’t do with respect to our executive compensation governance practices. Unless otherwise noted, pay reductions shown below apply to Current NEOs.

Executive Compensation and
Governance Changes
FY 2013
Reduced maximum payout opportunity for PeRSUs (long-term equity incentive) from 220% to 200% for executive officers
Reduced PeRSU target awards by an average of 4%
Reduced grant date value of option awards by an average of 5%
Reduced LTIP (long-term cash incentive) target awards by 5%
Expanded policy on prohibition on excise tax gross-ups to cover agreements other than employment agreements
Revised Corporate Governance Guidelines to provide for Lead Independent Director
FY 2012
Added three new financial metrics to incentive plans (EBITDA, ROIC and Long-Term Earnings Growth) and adjusted relative weightings of EPS and OCF, respectively
Reduced maximum payout opportunity for LTIP (long-term cash incentive) from 300% to 200% for executive officers
Eliminated individual (non-financial) modifier in determination of PeRSU payouts for executive officers
Eliminated CEO’s golden parachute gross-up
FY 2010
Added second financial metric to LTIP (long-term cash incentive)
Froze participation in executive life insurance plan
Froze participation in executive supplemental death benefit plan
Adopted policy prohibiting any new employment agreement with an executive officer from providing for tax gross-ups in the event of a change in control
Adopted policy prohibiting death benefits for executive officers not generally provided to all employees
Updated recoupment policy to expand and clarify previous “clawback” policy embedded in incentive plans and programs
Strengthened guidelines on stock ownership requirements
FY 2008
Discontinued executive short-term disability program
Discontinued payment of tax gross-ups on executive perquisites
Discontinued executive medical plan
Froze participation in executive pension

Best Practices in Compensation
Governance
What We Do
Pay for performance - Approximately 88% of Current NEOs’ target direct compensation is tied to Company performance
Emphasize long-term performance - Over 62% of Current NEOs’ target direct compensation is equity-based with vesting over three or four years
Use double-trigger vesting provisions - Vesting connected with a change in control requires qualifying termination of employment (“double-trigger” provision)
Develop sound financial goals - Financial goals for incentive plans take into account significant corporate events, including anticipated annual share buybacks
Manage use of our equity incentive plan conservatively - Net equity burn rate over the last three fiscal years averages less than 1% per year
Mitigate undue risk - Annually review all incentive programs for material risk
Maintain rigorous stock ownership guidelines - 10x base salary for CEO and 6x base salary for executive officers
Review tally sheets - Detailed review of executive compensation program components, including projected potential severance and change in control payouts
Maintain rigorous compensation recoupment policy - Includes no “intent” or “materiality” restrictions and requires public disclosure of recouped amounts
Engage independent consultants - Compensation Committee engages independent compensation and legal consultants
Designate Lead Independent Director - Effective independent Board leadership and oversight of management
What We Don’t Do
Enter into new agreements with executive officers providing for golden parachute tax gross-up
Provide above-market interest after January 1, 2014
Provide gross-ups for executive perquisites
Accrue or pay dividend equivalents during performance periods
Permit directors and executive officers to hedge or pledge Company securities
Grant stock options with an exercise price less than the fair market value on date of grant
Re-price or exchange stock options without shareholder approval

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CEO Direct Pay Down 26%, Shareholder Return of 427%

From the beginning of FY 2010 through FY 2014, the Compensation Committee’s decisions and cumulative changes to our executive compensation program reduced CEO total direct compensation by 26%. During this time, McKesson delivered total shareholder return of 427%, as demonstrated in this chart.

CEO Pay Trend vs. Total Shareholder Return

Fiscal Year-End

(1)	Total shareholder return assumes $100 invested at the close of trading on March 31, 2009 and the reinvestment of dividends when paid.
(2)	Total direct compensation (“TDC”) refers to total compensation disclosed in the Summary Compensation Table minus the amount displayed under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. We exclude this amount because it does not reflect Compensation Committee decisions based on Company or individual performance.

Management Team Drives Sustained Performance

In FY 2014, we reduced CEO pay while McKesson once again outperformed our Compensation Peer Group and the Standard & Poor’s (“S&P”) 500 Health Care Index to deliver superior returns to shareholders over the past one- and three-year periods. Additionally, our executive team and Board have driven sustained performance for shareholders since Mr. Hammergren’s appointment as CEO in FY 2002.

Cumulative Total Shareholder Return

*	Total shareholder return (“TSR”) is calculated as stock price appreciation (or reduction) over the measurement period, including reinvestment of dividends when paid, divided by the stock price at the beginning of the period.

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Compensation Decisions Reflect Performance

The strength of our balance sheet and cash flow performance continues to provide opportunities to create shareholder value through our portfolio approach to capital deployment and to serve as a catalyst for future growth. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, which was filed with the SEC on May 14, 2014. We are proud to announce the following business highlights from the last fiscal year:

•	Delivered total shareholder return of 65%, adding $16 billion in market value;

•	Generated operating cash flow of $3.1 billion, up from $2.5 billion in FY 2013;

•	Ended the year with $4.2 billion in cash and cash equivalents, up from $2.5 billion at the end of FY 2013;

•	Spent $4.6 billion on acquisitions;

•	Expanded globally with the acquisition of Celesio AG;

•	Signed an expanded five-year distribution agreement with Rite Aid, which created efficiencies for the Company; and

•	Undertook a number of strategic and operational actions in order to focus on areas where we have a leading position, improve our efficiency and enhance our ability to continually innovate for our customers.

Notwithstanding McKesson’s superior performance in FY 2014, the Compensation Committee reduced compensation delivered to McKesson’s executive officers in FY 2014.

FY 2014 Executive Compensation Program Highlights

The Compensation Committee uses a combination of financial performance metrics, with both short- and long-term focus, to measure the alignment of performance and pay. The FY 2014 target pay decisions shown below were determined by our Compensation Committee in May 2013 and apply to Current NEOs. Our FY 2015 target pay decisions are described on pages 34 to 39.

The table below summarizes our FY 2014 financial results and payout decisions determined by the committee in May 2014. Financial results exclude the impact of our acquisition of Celesio in February 2014, other than an immaterial amount of two cents, which was included in the calculation of Adjusted EPS. Our FY 2015 incentive plan changes for the year beginning April 1, 2014 are outlined on page 33.

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Performance-Based Program with Rigorous Targets

Target Direct Compensation Mix

As an executive’s ability to impact financial performance increases, so does the proportion of his or her at-risk compensation. Target long-term compensation grows proportionately as job responsibility increases. The graphics below illustrate the mix of fixed, annual and long-term incentive compensation we provided to our CEO and other Current NEOs for FY 2014. These graphics also illustrate the amount of target direct compensation tied to achievement of performance goals. These proportions have generally remained consistent year over year.

Performance Targets Reward Stretch Performance

McKesson’s target setting process for our incentive plans is built on the foundation of our rigorous business planning process. The business planning process is informed by the overall business environment, industry and competitive factors and McKesson’s business goals. The business planning process drives our one-year operating plan and rolling three-year strategic plan and establishes our financial, operational and strategic objectives. Both the one-year and rolling three-year plans are regularly reviewed and updated as part of our normal course of business.

Key Considerations in Development of Annual and Long-Term Goals
Business Environment	Competitive Factors	McKesson Objectives
• Public Policy	• Industry Trends	• Historical Trends

• Analyst Expectations	• Competitor Performance	• Historical Performance

• Market Outlook	• Competitor Plans	• Long Range Planning

• Tax Policy	• Competitive Landscape	• Capital Deployment Opportunities

	• Market Growth	• Recent Capital Deployment Decisions

• Long Range Corporate Strategy

The financial performance goals approved by the Compensation Committee for the annual and long-term incentive plans are tied to the one-year operating plan and rolling three-year strategic plan. The annual operating plan builds on the prior year’s results and is based on the anticipated business environment, McKesson’s operations and planned capital deployment. The annual incentive plan is aligned with the annual operating plan and is designed so that a target level payout requires achievement of aggressive goals. The rolling three-year plan considers business strategies that will take longer than 12 months to accomplish and takes into account projected acquisitions and other capital deployment, risks, opportunities and challenges. Long-term incentive plans are aligned with the rolling three-year strategic plan and are designed so that a target level payout requires achievement of stretch operational and financial goals. Management’s recommendations for incentive plan performance goals are reviewed and challenged by the Compensation Committee before they are approved.

Motivating and rewarding our executive officers to meet and exceed challenging business goals and deliver sustained performance growth is a core objective of our executive compensation program. This approach has been effective. For example, from FY 2012 to FY 2014, McKesson’s forward earnings guidance grew by more than 30%, representing a compound annual growth rate of approximately 15%. For FY 2015, forward earnings guidance published on May 12, 2014 was 27% greater than the actual earnings result for FY 2014.

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Compensation Elements Each Serve Unique Purpose

McKesson’s executive compensation program consists of four compensation elements that each serve a unique purpose. We provide three direct compensation elements: base salary, annual cash incentive and long-term cash and equity incentives. The fourth element consists of benefits, limited perquisites, severance and change in control benefits. The allocation between annual and long-term compensation is based on the Compensation Committee’s evaluation of each NEO’s skill and experience, as well as market data derived from the Company’s Compensation Peer Group as reviewed by the committee in consultation with its independent compensation consultant.

FY 2015 executive compensation program changes for the year beginning April 1, 2014 are outlined in the table below. These changes will first appear in our 2015 Summary Compensation Table, except the change affecting LTIP (long-term cash incentive), which will first appear in our 2017 Summary Compensation Table.

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Annual Compensation

Annual compensation is delivered in cash with a substantial variable portion at risk and contingent on the successful accomplishment of pre-established performance targets. We believe it is important to have at-risk compensation focused on short-term Company and individual goals.

Base Salary
Base salary for our CEO has not increased since May 2010

Base salaries for all other Current NEOs have not increased since May 2011

Base salary is the only fixed component of our executive officers’ total cash compensation. Salary decisions for executive officers generally are made in May of each year at the same time we review base salary decisions for all employees. Base salary for our CEO has not increased since May 2010. Base salaries for all other Current NEOs have not increased since May 2011.

Management Incentive Plan (Annual Cash Incentive)
MIP target percentage opportunity for our CEO has not increased since May 2008

MIP target percentage opportunities for all other Current NEOs have not increased since May 2011

FY 2015 Change: Replace Adjusted EBITDA with Adjusted OCF as secondary financial metric for FY 2015 performance period

Overview. The Management Incentive Plan (“MIP”) is an annual cash incentive plan. MIP awards are conditioned on the achievement of Company financial performance goals and individual performance. MIP target percentage opportunity for our CEO has not increased since May 2008. MIP target percentage opportunities for all other Current NEOs have not increased since May 2011. FY 2014 MIP payouts appear in the 2014 Summary Compensation Table. Threshold, target and maximum MIP opportunities for FY 2014 MIP appear in the 2014 Grants of Plan-Based Awards Table.

FY 2014 MIP Performance Metrics for FY 2014 Payouts. In May 2013, the Compensation Committee selected Adjusted EPS and Adjusted EBITDA as financial modifiers for FY 2014 MIP. The Compensation Committee has the discretion to further adjust actual MIP awards by applying an individual modifier. The following summarizes each FY 2014 MIP performance metric:

•	Adjusted EPS. For FY 2014, we announced an Adjusted EPS result of $8.35 on May 12, 2014. The Compensation Committee applied this result without further adjustment to determine all incentive plan payouts that utilized Adjusted EPS. Adjusted EPS reflects share price valuation and shareholder expectations and determines 75% of the award. In measuring financial performance, the Compensation Committee focuses on business fundamentals. Adjusted EPS is calculated as earnings per diluted share from continuing operations, excluding acquisition expenses and related adjustments, amortization of acquisition-related intangible assets, certain litigation reserve adjustments and Last-In-First-Out inventory-related adjustments. See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. generally accepted accounting principles (“GAAP”) to Adjusted EPS.

•	Adjusted EBITDA. Adjusted EBITDA reflects operational performance and determines 25% of the award. Adjusted EBITDA is adjusted earnings before interest income, interest expense, taxes, depreciation and amortization. For FY 2014, the Compensation Committee applied an Adjusted EBITDA result of $3,551 million to determine FY 2014 MIP payouts.

•	Non-Financial Objectives and Individual Modifier Complement Financial Measurement. In addition to the financial metrics used to calculate the MIP payout, the committee applies an individual modifier which reflects the NEO’s performance against non-financial objectives and initiatives. These objectives often focus on areas that provide immediate value, as well as those that are important for building future growth capability. These areas include, but are not limited to, the following: (i) employee engagement relative to norms established by global high-performing companies; (ii) leadership, workforce development and diversity; (iii) customer satisfaction and retention; (iv) Six-Sigma process improvements and operational success; and (v) long-term strategy execution.

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For FY 2014, our Current NEOs were eligible for MIP target award opportunities that ranged from 80% to 150% of their base salaries. The actual MIP award delivered to each NEO may range from zero to 300% of the target award amount. NEOs received MIP payouts for FY 2014 from 158% to 216% of their target awards based on a combined Adjusted EPS result of $8.35, Adjusted EBITDA result of $3,551 million and individual modifiers ranging from 110% to 150%. As is the case for all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

FY 2015 MIP Targets and FY 2015 Change. MIP target awards are established generally in May, near the beginning of each fiscal year. At its May 2014 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee made no changes to FY 2015 MIP target awards. FY 2015 MIP payouts will appear in the 2015 Summary Compensation Table. Threshold, target and maximum MIP opportunities for FY 2015 MIP will appear in the 2015 Grants of Plan-Based Awards Table.

For FY 2015, the Compensation Committee replaced Adjusted EBITDA with operating cash flow adjusted for payments for certain litigation reserve items (“Adjusted OCF”) as the secondary metric in FY 2015 MIP. Adjusted OCF provides an important measure of annual operating result and aligns well as a component of our annual incentive plan. The financial goals established by the Compensation Committee for FY 2015 MIP are consistent with the FY 2015 guidance published by the Company on May 12, 2014 that disclosed a projected Adjusted EPS range of $10.40 to $10.80 per diluted share, an increase of approximately 27% over our FY 2014 Adjusted EPS result.

Long-Term Incentive Compensation

Long-term incentive compensation is a critical component of our executive compensation program. It is in the shareholder’s interest that our executives foster a long-term view of the Company’s financial results. Long-term incentives are also an important retention tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors to sustained shareholder value creation.

The Company’s long-term direct compensation program for NEOs includes three award opportunities:

•	PeRSUs and TSRUs are performance-based awards paid in shares;

•	Stock Options are time-vested equity grants; and

•	LTIP is performance-based cash.

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Performance Restricted Stock Unit Program (Long-Term Equity Incentive)
Reduced FY 2014 target awards an average of 6% for Current NEOs

FY 2015 Change: Executive officers no longer participate in PeRSU program

Overview. The Performance Restricted Stock Unit (“PeRSU”) program is a long-term performance share plan. PeRSU awards are conditioned on the achievement of Company financial performance goals. PeRSUs convert to restricted stock units (“RSUs”) upon completion of a one-year performance period and vest after completion of the fourth year. PeRSUs are long-term performance-based equity awards, because the value of the actual RSU award links directly to the performance of the Company’s stock at the end of the three-year vesting period. PeRSU grant date fair values for FY 2014 appear in the 2014 Summary Compensation Table. Threshold, target and maximum PeRSU opportunities for FY 2014 appear in the 2014 Grants of Plan-Based Awards Table.

To further align the interests of our executive officers with those of our shareholders, for executive officers we eliminated all non-financial modifiers in our PeRSU program beginning with FY 2012 PeRSU target awards. Additionally, the Compensation Committee reduced the maximum PeRSU payout opportunity for executive officers from 220% to 200% for PeRSU target awards beginning with the FY 2013 PeRSU performance period. In May 2013, for FY 2014 PeRSUs the committee determined for the second year in a row to reduce PeRSU target awards for Current NEOs. Beginning in FY 2015, executive officers no longer participate in the PeRSU program.

FY 2014 PeRSU Performance Metrics for FY 2014 Payouts. In May 2013, the Compensation Committee established Adjusted EPS and Adjusted ROIC as financial modifiers for FY 2014 PeRSUs. The following summarizes each FY 2014 PeRSU performance metric:

•	Adjusted EPS. Adjusted EPS reflects share price valuation and shareholder expectations and is the primary metric. For FY 2014, the Adjusted EPS result for PeRSU payouts was $8.35.

•	Adjusted ROIC. Adjusted ROIC reflects capital efficiencies and productive deployment of capital and is used as a multiplier. For FY 2014, the Adjusted ROIC multiplier result for PeRSU payouts was 16.3%.

Based on these results, Current NEOs received 148% of their FY 2014 PeRSU target awards. As with all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

FY 2014 PeRSU TARGET AWARD x ADJUSTED EPS RESULT x ADJUSTED ROIC MULTIPLIER = FY 2014 PeRSU PAYOUT

Adjusted EPS Primary Metric of FY 2014 PeRSU

Result*	Adjusted EPS	
200%	$8.90	Maximum
150%	$8.48	
100%	$8.05	Target
75%	$7.84	
50%	$7.63	
25%	$7.41	
0%	$7.20	Threshold

Adjusted EPS

$7.20
Threshold
$8.05
Target
$8.90
Maximum
$8.35
Actual

Adjusted ROIC *Multiplier of FY 2014 PeRSU*

Multiplier*	Adjusted ROIC	
110%	≥16.0%	Maximum
105%	15.4%	
100%	14.7%	Target
95%	14.2%	
90%	≤13.6%	Threshold

Adjusted ROIC

13.6%
Threshold
14.7%
Target
16.0%
Maximum
16.3%
Actual

* PeRSU award is capped at 200% of target award for executive officers.

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Total Shareholder Return Unit Program (Long-Term Equity Incentive)
New for FY 2015: In response to shareholder feedback, adopted new TSRU program to replace former PeRSU program for executive officers

New for FY 2015: Executive officers receive TSRU target awards instead of PeRSU target awards

New for FY 2015: Sole performance metric is relative TSR measured over three-year performance period for FY 2015 – FY 2017

Overview. The Total Shareholder Return Unit (“TSRU”) program is a long-term performance share plan that replaces the PeRSU program for executive officers beginning in FY 2015. TSRU awards are conditioned on the achievement of Company stock price performance relative to the S&P 500 Health Care Index and are earned over a three-year period. The first performance period includes the three-year period FY 2015 – FY 2017. We plan to begin a new three-year performance period each fiscal year. TSRU grant date fair values for the FY 2015 – FY 2017 performance period will first appear in the 2015 Summary Compensation Table. Threshold, target and maximum TSRU opportunities for the FY 2015 –  FY 2017 performance period will first appear in the 2015 Grants of Plan-Based Awards Table.

FY 2015 – FY 2017 TSRU Performance Metric for FY 2017 Payouts. In May 2014, the Compensation Committee established total shareholder return relative to the S&P 500 Health Care Index as the sole performance metric for FY 2015 – FY 2017 TSRU payouts. Total shareholder return (“TSR”) is calculated as stock price appreciation (or reduction) over the performance period, including reinvestment of dividends when paid, divided by the stock price at the beginning of the period. At the end of the performance period, performance is determined by ranking the Company’s TSR against the TSR of the companies in the index. Upon certification of the result, participants receive shares of Company common stock if the performance threshold is met.

The Company must achieve above-median performance at the 55th percentile relative to the S&P 500 Health Care Index to earn a target payout. No payout is made if the Company’s TSR for the three-year period falls below the 35th percentile relative to the index. A maximum payout is earned only if the Company’s TSR is at or above the 75th percentile relative to the index. The maximum payout opportunity under the TSRU program is 200% of the target number of units. If the Company’s TSR is negative for the performance period, the payout is capped at target regardless of relative ranking in the index.

FY 2015 – FY 2017 TSRU Targets. TSRU target awards will be established generally in May, near the beginning of each fiscal year. Following a review of all components of direct compensation and market data derived from our Compensation Peer Group, the Compensation Committee established the following TSRU target awards for the FY 2015 – FY 2017 performance period: Mr. Hammergren, 36,693 units; Mr. Beer, 7,963 units; Mr. Julian, 20,024 units; Ms. Seeger, 8,014 units; and Mr. Blake, 6,705 units. TSRU grant date fair values for the FY 2015 – FY 2017 performance period will appear in the 2015 Summary Compensation Table. Threshold, target and maximum TSRU opportunities for the FY 2015 – FY 2017 performance period will appear in the 2015 Grants of Plan-Based Awards Table.

Stock Options (Long-Term Equity Incentive)
Reduced FY 2014 grant date values by an average of 24% from last year’s values for Current NEOs

Overview. Stock option awards are time-vested equity grants. They generally vest 25% on the first four anniversaries of the grant date and have a seven-year term. Stock option awards directly align the interests of executives with those of shareholders, because NEOs recognize value only if the market value of the Company’s stock appreciates over time.

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The Compensation Committee uses its discretion and judgment to determine the size of each stock option award. The committee considers what is appropriate in light of the balance of cash and equity in our annual and long-term incentive plans, our strategic and operational objectives, our stock price, the responsibilities of our NEOs, a review of similar grants made at companies in our Compensation Peer Group and other factors the committee deems relevant.

FY 2014 Stock Option Awards. At its May 2013 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee awarded FY 2014 stock option awards as follows: Mr. Hammergren, 210,300 shares; Mr. Julian, 116,400 shares; Ms. Seeger, 49,000 shares; and Mr. Blake, 39,900 shares. Grant date fair values of FY 2014 stock option awards appear in the 2014 Summary Compensation Table. On average, grant date fair values of FY 2014 stock option awards to Current NEOs were 24% less than the grant date fair values of FY 2013 stock option awards. The committee awarded a stock option award for 43,806 shares to Mr. Beer, who joined the Company in October 2013. The grant date fair value of Mr. Beer’s stock option award appears in the 2014 Summary Compensation Table.

FY 2015 Stock Option Awards. At its May 2014 meeting, the Compensation Committee awarded FY 2015 stock option awards as follows: Mr. Hammergren, 143,634 shares; Mr. Beer, 31,155 shares; Mr. Julian, 78,379 shares; Ms. Seeger, 31,352 shares; and Mr. Blake, 26,248 shares. Grant date fair values of FY 2015 stock option awards will appear in the 2015 Summary Compensation Table.

Long-Term Incentive Plan (Long-Term Cash Incentive)
Reduced maximum payout opportunities for executive officers by 33% for FY 2012 – FY 2014 performance period

Reduced target awards by an average of 3% for Current NEOs for FY 2014 – FY 2016 performance period

FY 2015 Change: Replace Cumulative Adjusted OCF with Adjusted ROIC as secondary metric for FY 2015 – FY 2017 performance period

Overview. The Long-Term Incentive Plan (“LTIP”) is a long-term cash incentive plan. LTIP awards are conditioned on the achievement of Company financial performance goals and are earned over a three-year performance period. A new three-year performance period with new performance goals begins each fiscal year. LTIP payouts for the FY 2012 – FY 2014 performance period appear in the 2014 Summary Compensation Table. Threshold, target and maximum LTIP opportunities for the FY 2014 – FY 2016 performance period appear in the 2014 Grants of Plan-Based Awards Table.

Consistent with the Compensation Committee’s determination in May 2011 to moderate the LTIP opportunity, LTIP payouts made to executive officers for the FY 2012 – FY 2014 performance period and beyond may not exceed 200% of LTIP target awards, a 33% reduction from the maximum LTIP payout opportunity in prior performance periods. In May 2013, for FY 2014 – FY 2016 LTIP, the committee determined for the second year in a row to reduce LTIP target awards for Current NEOs.

FY 2012 – FY 2014 LTIP Performance Metrics for FY 2014 Payouts. In May 2011, the Compensation Committee established Long-Term Earnings Growth and Cumulative Adjusted OCF as financial modifiers for FY 2012 – FY 2014 LTIP. The following summarizes each FY 2012 – FY 2014 LTIP performance metric:

•	Long-Term Earnings Growth. Long-Term Earnings Growth reflects return and achievement of objectives over a multi-year period and determines 75% of the award. Long-Term Earnings Growth is the compound annual growth rate of the Company’s adjusted earnings per diluted share measured over the three-year performance period. For FY 2012 – FY 2014, the actual Long-Term Earnings Growth result for LTIP payouts was 16%.

•	Cumulative Adjusted OCF. Cumulative Adjusted OCF reflects management of working capital and cash generation over a multi-year period and determines 25% of the award. Cumulative Adjusted OCF is cumulative operating cash flow adjusted for payments related to one litigation matter. For FY 2012 – FY 2014, the actual Cumulative Adjusted OCF result for LTIP payouts was $9,274 million.

Based on these results and the committee’s previous decision to reduce the maximum payout opportunity under the LTIP, Current NEOs received 200% of their FY 2012 – FY 2014 LTIP target awards. As with all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

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FY 2015 – FY 2017 LTIP Targets and FY 2015 Change. LTIP target awards are established generally in May, near the beginning of each fiscal year. At its May 2014 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the committee established the following LTIP target awards for the FY 2015 – FY 2017 performance period: Mr. Hammergren, $2,195,000; Mr. Beer, $476,000; Mr. Julian, $1,198,000; Ms. Seeger, $479,000; and Mr. Blake, $401,000. LTIP payouts for the FY 2015 – FY 2017 performance period will appear in the 2017 Summary Compensation Table. Threshold, target and maximum LTIP opportunities for the FY 2015 –  FY 2017 performance period will appear in the 2015 Grants of Plan-Based Awards Table.

For FY 2015, the Compensation Committee replaced Cumulative Adjusted OCF with Adjusted ROIC as the secondary metric in FY 2015 – FY 2017 LTIP. Adjusted ROIC provides a measure of capital efficiency and productive deployment of capital over a multi-year period. The LTIP financial goals established by the Compensation Committee for FY 2015 – FY 2017 LTIP are consistent with the FY 2015 guidance published by the Company on May 12, 2014. These goals were established in reference to the three-year strategic plan reviewed by the Board.

Other Compensation and Benefits

The Company provides an array of benefits to all employees. These benefits are comparable to those offered by employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In providing these benefits, both management and the Compensation Committee determined that they are appropriate for the attraction and retention of talent. In addition to the discussion of benefits below, the compensation associated with these items is described in footnote 8 to the 2014 Summary Compensation Table.

The Company offers two voluntary nonqualified, unfunded deferred compensation plans: (i) the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”); and (ii) the Deferred Compensation Administration Plan III (“DCAP III”). The SPSIP II is offered to all employees, including executive officers, who may be impacted by compensation limits that restrict participation in the Company’s tax-qualified 401(k) plan, the Profit-Sharing Investment Plan (“PSIP”). The DCAP III is offered to all employees eligible for MIP (annual cash incentive) targets of at least 15% of base salary, including executive officers and other selected highly compensated employees.

All employees are eligible to participate in McKesson Foundation’s Matching Gifts Program. Under this program, gifts to schools, educational associations or funds and other public charitable organizations are eligible for a Company match of up to $2,500 per employee for each fiscal year.

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The Company has two benefit plans that are generally restricted to executive officers: (i) the Executive Survivor Benefits Plan, which provides a supplemental death benefit in addition to the voluntary life insurance plan provided to all employees; and (ii) the Executive Benefit Retirement Plan, a nonqualified average final pay defined benefit pension plan. These plans were frozen to new participants in 2010 and 2007, respectively. The Compensation Committee discontinued the Company’s Executive Medical Plan and Executive Salary Continuation Program, effective January 1, 2008. In place of the Executive Medical Plan, we provide annual physical examinations to executive officers and their spouses.

A limited number of other benefits are provided to executive officers, because it is customary to provide such benefits or it is in the best interest of the Company and its shareholders to do so. Our Executive Officer Security Policy requires our CEO to use corporate aircraft for both business and personal use. Our CEO authorized Mr. Julian to use corporate aircraft for personal use during FY 2014. The Company provides security services for Mr. Hammergren and reimburses him for reasonable expenses related to the installation and maintenance of home security.

Independent Review Process

The Compensation Committee sets performance goals, payout scales and target award levels for executive officers. The committee also determines incentive payouts for the prior fiscal year based on actual results against performance goals. While performance goals and payout scales are initially developed by senior management and informed by the one-year operating plan and rolling three-year strategic plan reviewed with the Board, the Compensation Committee in its sole discretion approves, modifies or amends management’s performance goals and payout scale recommendations. Performance goals are selected to be consistent with the operating and strategic plans reviewed, challenged and approved by the Board and information routinely communicated to employees or shareholders by management.

Setting Targets for Fiscal Year
Independent compensation consultant uses Compensation Peer Group data from independent executive compensation surveys and data published by public companies to inform committee of competitive pay levels for executive officers.

Compensation Committee sets pay targets for executive officers, including our CEO.

Mid-Year Review of Compensation Design, Shareholder/Proxy Advisor Feedback and Market Trends
Compensation Committee examines the design and purpose of all executive compensation pay elements, including review of tally sheets for executive officers.

Tally sheets include holistic displays of current compensation and estimated benefits on separations from service due to voluntary and involuntary termination and termination in connection with a change in control.

Committee reviews and considers feedback from shareholders and proxy advisory firms regarding executive compensation program and policies.

Committee reviews a compilation of the outstanding earned equity awards, unearned cash awards and unvested equity awards for each executive officer.

Management updates committee on actual performance against pre-established targets for performance-based incentive compensation plans.

Committee reflects on market trends and emerging practices in executive compensation and application to McKesson.

Assessing Year-End Results and Approving Compensation Decisions
Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and our Executive Vice President, Human Resources, develops compensation recommendations for executive officers, excluding our CEO.

Our CEO presents an assessment of his individual performance results to the Board, and CEO and Board discuss his goals for the new fiscal year.

Board conducts our CEO’s performance review and discusses in executive session his performance for the prior fiscal year and approves, modifies or amends his goals for the new fiscal year.

Compensation Committee determines our CEO’s compensation in executive session with input from the committee’s independent compensation consultant.

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Each executive is evaluated on his or her commitment to the Company’s “ICARE” principles, which serves as a guide to all our employees enterprise-wide. These principles are:

Integrity	Customer first	Accountability	Respect	Excellence

ICARE is the cultural foundation of the Company. ICARE principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.

Role of Independent Compensation Consultant and Legal Counsel

Pursuant to its charter, the Compensation Committee may retain and terminate any consultant or other advisor, as well as approve the advisor’s fees and other terms of the engagement. The Compensation Committee evaluates annually the qualifications, performance and independence of its independent compensation consultant and legal counsel. To ensure it receives independent and unbiased advice and analysis, the Compensation Committee adopted a formal independence policy that is certified annually by its compensation consultant and legal counsel.

The Compensation Committee retained its current compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), in November 2013. The Compensation Committee formerly engaged Compensation Strategies, Inc. The committee also retained its own independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”).

Representatives from Compensation Strategies, Inc., Semler Brossy and Gunderson Dettmer attended Compensation Committee meetings, participated in executive sessions and communicated directly with the Compensation Committee. None of the firms performed any services for management. Compensation Strategies, Inc. advised the Governance Committee in the area of director compensation.

At the start of FY 2015, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of Semler Brossy and Gunderson Dettmer. The committee members took into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards, and concluded that its compensation consultant and legal counsel are both independent and that no conflict of interest exists with respect to the work performed by either firm. At the start of FY 2014, the Compensation Committee made a similar determination with respect to Compensation Strategies, Inc. and Gunderson Dettmer.

Role of Management

Our Chairman and CEO provides the Compensation Committee with pay recommendations for executive officers other than our CEO. The Compensation Committee, with input from the committee’s independent compensation consultant, determines our CEO’s compensation in executive session. Our Executive Vice President, Human Resources attends committee meetings to provide perspective and expertise relevant to the agenda. Management supports the committee’s activities by providing analyses and recommendations as requested.

Compensation Peer Group

Peer Selection Process

Each year the Compensation Committee determines which companies best reflect McKesson’s competitors for customers, shareholders and talent. A key objective of our executive compensation program is to ensure that the total compensation package we provide to our executive officers is competitive with the companies against which we compete for executive talent. The Compensation Committee engages an independent compensation consultant to assist the committee in developing a compensation peer group of companies to serve as the basis for comparing McKesson’s executive compensation program to the market. The Compensation Committee uses the guiding principles and questions below as a foundational tool to determine McKesson’s Compensation Peer Group.

Guiding Principles for McKesson Peer Selection
Consider Industry to identify companies with similar business model/philosophy

• Start with direct distribution peers in the healthcare industry

• Expand to other healthcare peers that might interact with McKesson in its supply chain

• Extend search to non-healthcare peers with operationally similar business models (i.e., companies that have a manufacturing, distribution, wholesale and/or retail component)
Consider Size to ensure companies are similar in scope
Consider other Business Characteristics to identify publicly traded companies headquartered in U.S.

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Questions Addressed in Developing an Effective Peer Group
Who are key performance	•	Who is McKesson competing against for customers?
comparators?	•	Which companies have similar market demands and influences?
Who are closest competitors for	•	Which companies might try to recruit from McKesson?
talent?	•	If McKesson had to replace the executive team, from which companies might it recruit to attract executives with similar capabilities?
Who are the peers from an external	•	Who is McKesson competing against for shareholders?
perspective?	•	Who do key analysts name as peers?
	•	Who do current peers name as peers?

FY 2014 Compensation Peer Group and How We Used the Data

Our Company has few direct business competitors, which makes it difficult to create a Compensation Peer Group based on industry codes, revenues or market capitalization alone. For FY 2014, the Compensation Committee and its independent compensation consultant considered factors such as revenues, assets, net income, market capitalization, number of employees and business complexity to derive an appropriate number of peers while also balancing company size and industry mix among our peer companies. The committee believes our diverse selection of peer group companies provides a better understanding of the evolving and competitive marketplace for executive talent.

The Compensation Committee used data derived from our Compensation Peer Group to inform the committee in its decisions about overall compensation, compensation elements, optimum pay mix and the relative competitive landscape of our executive compensation program. The Compensation Committee used multiple reference points when establishing target compensation levels. The committee did not strive to benchmark any individual compensation component or compensation in the aggregate to be at any specific percentile levels relative to the market. The list below is sorted by revenue and reflects the Compensation Peer Group utilized by the Compensation Committee at its May 2013 meeting, when it established FY 2014 target direct compensation for our executive officers.

FY 2014 Compensation Peer Group

Company Name	Revenue(1)	Mkt Cap(2)	Industry	Company Name	Revenue(1)	Mkt Cap(2)	Industry
CVS Caremark Corporation	$126.8	$88.5	Drug Retail	Safeway Inc.	$36.1	$8.5	Food Retail
UnitedHealth Group Inc.	$122.5	$81.1	Managed Health Care	Rite Aid Corporation	$25.5	$6.1	Drug Retail
Express Scripts Holding Company	$104.1	$58.2	Health Care Services	Eli Lilly and Company	$23.1	$65.9	Pharmaceuticals
Cardinal Health Inc.	$101.1	$24.0	Health Care Distributors	Abbott Laboratories	$21.8	$59.4	Health Care Equipment
IBM Corporation	$99.8	$200.5	IT Consulting	Amgen Inc.	$18.7	$93.1	Biotechnology
AmerisourceBergen Corporation	$88.0	$15.0	Health Care Distributors	Medtronic Inc.	$16.6	$61.6	Health Care Equipment
Walgreen Co.	$72.2	$63.0	Drug Retail	Bristol-Myers Squibb Company	$16.4	$86.1	Pharmaceuticals
Johnson & Johnson	$71.3	$277.8	Pharmaceuticals	Baxter International Inc.	$15.3	$39.8	Health Care Equipment
WellPoint Inc.	$71.0	$28.1	Managed Health Care	Thermo Fisher Scientific Inc.	$13.1	$47.1	Life Sciences Tools & Services
Pfizer Inc.	$51.6	$205.4	Pharmaceuticals	Computer Sciences Corporation	$13.0	$8.9	Data Processing
Aetna Inc.	$47.3	$27.2	Managed Health Care	Automatic Data Processing Inc.	$11.3	$37.2	Data Processing
Sysco Corporation	$44.4	$21.1	Food Distributors	Covidien Public Limited Company	$10.2	$33.2	Health Care Equipment
FedEx Corporation	$44.3	$39.2	Air Freight & Logistics	Stryker Corporation	$9.0	$30.8	Health Care Equipment
Merck & Co. Inc.	$44.0	$166.9	Pharmaceuticals	Becton, Dickinson and Company	$8.1	$22.6	Health Care Equipment
Ingram Micro Inc.	$42.6	$4.6	Technology Distributors	Omnicare Inc.	$6.0	$6.0	Health Care Services
McKesson	$137.6	$40.6	Health Care Distributors	McKesson Rank	1 of 31	15 of 31

(1)	Revenues are stated in billions for the most recently completed fiscal year as publicly reported by each company as of our record date (June 2, 2014).
(2)	Market capitalizations are stated in billions as of March 31, 2014, the last day of our fiscal year.

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Compensation Peer Group for FY 2015 Pay Decisions

The Compensation Committee annually reviews the list of peer companies to ensure the peer group continues to be relevant. In January 2014, the Compensation Committee reviewed the appropriateness of our FY 2015 Compensation Peer Group with Semler Brossy. Together with Semler Brossy, the committee conducted a comprehensive review and developed a new peer group selection process based on McKesson’s value supply chain. The table below summarizes changes to our Compensation Peer Group for FY 2015:

We Removed 13 Companies Due to Size (Revenue too Small to Provide Meaningful Comparison):
Amgen Inc.	Automatic Data Processing Inc.	Baxter International Inc.	Becton, Dickinson and Company
Bristol-Myers Squibb Company	Computer Sciences Corporation	Covidien Public Limited Company	Eli Lilly and Company
Medtronic Inc.	Omnicare Inc.	Rite Aid Corporation	Stryker Corporation
Thermo Fisher Scientific Inc.
We Removed 2 Companies Due to Lack of Operational Business Comparability:
IBM Corporation	Ingram Micro Inc.
We Added 7 Companies Due to Size, Industry, Business Characteristics and Peer Inclusion Analysis:
Costco Wholesale Corporation	HCA Holdings Inc.	Humana Inc.	Target Corporation
The Kroger Co.	The Procter & Gamble Company	United Parcel Service Inc.

The following reflects the new Compensation Peer Group used by the Compensation Committee to establish FY 2015 target direct compensation in May 2014.

FY 2015 Compensation Peer Group

Company Name	Revenue(1)	Mkt Cap(2)	Industry	Company Name	Revenue(1)	Mkt Cap(2)	Industry
CVS Caremark Corporation	$126.8	$88.5	Drug Retail	WellPoint Inc.	$71.0	$28.1	Managed Health Care
UnitedHealth Group Inc.	$122.5	$81.1	Managed Health Care	United Parcel Service Inc.	$55.4	$89.5	Air Freight & Logistics
Costco Wholesale Corporation	$105.2	$49.1	Hypermarkets & Super Centers	Pfizer Inc.	$51.6	$205.4	Pharmaceuticals
Express Scripts Holding Company	$104.1	$58.2	Health Care Services	Aetna Inc.	$47.3	$27.2	Managed Health Care
Cardinal Health Inc.	$101.1	$24.0	Health Care Distributors	Sysco Corporation	$44.4	$21.1	Food Distributors
The Kroger Co.	$98.4	$22.2	Food Retail	FedEx Corporation	$44.3	$39.2	Air Freight & Logistics
AmerisourceBergen Corporation	$88.0	$15.0	Health Care Distributors	Merck & Co. Inc.	$44.0	$166.9	Pharmaceuticals
The Procter & Gamble Company	$84.2	$218.5	Household Products	Humana Inc.	$41.3	$17.4	Managed Health Care
Target Corporation	$72.6	$38.3	General Merch. Stores	Safeway Inc.	$36.1	$8.5	Food Retail
Walgreen Co.	$72.2	$63.0	Drug Retail	HCA Holdings Inc.	$34.2	$23.3	Health Care Facilities
Johnson & Johnson	$71.3	$277.8	Pharmaceuticals	Abbott Laboratories	$21.8	$59.4	Health Care Equipment
McKesson	$137.6	$40.6	Health Care Distributors	McKesson Rank	1 of 23	12 of 23

(1)	Revenues are stated in billions for the most recently completed fiscal year as publicly reported by each company as of our record date (June 2, 2014).
(2)	Market capitalizations are stated in billions as of March 31, 2014, the last day of our fiscal year.

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Information on Other Compensation-Related Topics

Severance and Change in Control Benefits

Our Severance Policy for Executive Employees (“Executive Severance Policy”) affords benefits to selected management employees, including our executive officers, who do not have employment agreements. We provide severance benefits to give executives a measure of financial security following the loss of employment, to protect the Company from competitive activities after the departure of certain executives and because we believe these benefits are important to attract and retain executives in a highly competitive industry. This policy applies if an executive officer is terminated by the Company for reasons other than for cause and the termination is not covered by the Company’s Change in Control Policy for Selected Executive Employees (“CIC Policy”). The Executive Severance Policy does not apply to Mr. Hammergren or Mr. Julian, whose severance pay is governed by an employment agreement. A detailed description of the Executive Severance Policy is provided below at “Executive Employment Agreements – Executive Severance Policy.”

Our stock plan and award agreements include change in control provisions which provide for “double-trigger” vesting upon an involuntary or constructive termination of employment following a change in control. Our CIC Policy provides for severance benefits in the event of an involuntary or constructive termination of employment occurring in connection with a change in control. We believe our CIC Policy is in our shareholders’ best interest, so that senior management can remain focused on important business decisions and not on how a potential transaction may affect them personally. The CIC Policy is administered by the Compensation Committee and benefits are consistent with current market practice. The CIC Policy does not apply to Mr. Hammergren or Mr. Julian, whose severance pay is governed by an employment agreement. A detailed description of the CIC Policy is provided below at “Executive Employment Agreements – Change in Control Policy.”

Mr. Hammergren’s employment agreement, in substantially its current form, was executed when he assumed the position of co-Chief Executive Officer in 1999. The agreement provides for severance benefits in the case of voluntary, involuntary and constructive termination with or without a change in control. The agreement’s severance provisions, including provisions regarding pension rights, have been in place for many years and are not materially different from the terms provided to his predecessor. However, Mr. Hammergren has relinquished his right to be paid a golden parachute tax gross-up and the right to have his change in control-related cash severance calculated as the product of 2.99 times the “base amount” as defined under Section 280G of the Internal Revenue Code (“IRC”). The employment agreement continues to provide for the alternative severance formulation of a cash lump sum equal to three years’ salary continuation and three years’ MIP participation. A detailed description of Mr. Hammergren’s employment agreement is provided below at “Executive Employment Agreements – Mr. John H. Hammergren.”

Executive Employment Agreements

While we have discontinued the practice of entering into employment agreements with executive officers, we continue to honor our legacy contractual commitments. Mr. Hammergren and Mr. Julian entered into employment agreements with the Company upon their appointments to executive officer positions in 1996 and 1999, respectively. These are the only employment agreements in place among our executive officers.

Stock Ownership Policy

The Company has robust guidelines for stock ownership by executive officers. The Company reserves the right to restrict sales of the underlying shares of vesting equity awards if executives fail to meet the ownership requirements specified in our Stock Ownership Policy. Stock options and TSRU target awards do not count toward meeting the stock ownership requirement.

Our CEO’s holding requirement is 10 times base salary. The holding requirement for each of the Company’s other executive officers is six times base salary. The Company’s directors are also subject to stock ownership guidelines, which are summarized above at “Director Stock Ownership Guidelines.”

As of June 2, 2014 each Current NEO satisfied his or her stock ownership requirement.

	Stock Ownership Policy
	Target Ownership		Actual Ownership
	Multiple of	Multiple Expressed	Multiple of	Value of Shares Held
Name	Base Salary	in Dollars	Base Salary(1)	by Executives in Dollars(2)
John H. Hammergren	10	16,800,000	107	178,931,480
James A. Beer	6	4,800,000	11	8,538,743
Paul C. Julian	6	6,390,000	34	36,645,353
Laureen E. Seeger	6	4,116,000	23	15,675,592
Patrick J. Blake	6	4,104,000	22	14,829,140
(1)	NEO ownership is stated as of June 2, 2014. The ownership requirement may be met through any combination of the following:
	•	Direct stock holdings of the Company’s common stock, including shares held in a living trust, a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;
	•	Shares of the Company’s common stock held in the PSIP, the Company’s 401(k) plan;
	•	Shares of the Company’s common stock underlying outstanding restricted stock and restricted stock unit awards; and/or
	•	Shares of the Company’s common stock underlying restricted stock units that are vested and deferred under a Company-sponsored deferral program.
(2)	Based on the closing price of the Company’s common stock as of June 2, 2014, which was $189.83 as reported by the NYSE.

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Insider Trading Policy

The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not: buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information; buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage in hedging transactions through the use of certain derivatives, such as put and call options involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which follow our quarterly earnings releases.

Anti-Hedging and Pledging Policy

The Company adopted a new anti-hedging and pledging policy in April 2013 which applies to all directors and executive officers. The policy prohibits these individuals from engaging in any hedging transaction with respect to Company securities. These individuals are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are also prohibited under our insider trading policy, as described above.

Equity Grant Practices

The Company has a written Equity Grant Policy which states that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The policy also generally prohibits the granting of an equity award when the Company’s directors or employees may be in possession of material non-public information. When the Compensation Committee meeting occurs shortly following our public announcement of earnings, the grant date is the same day as the committee meeting. Otherwise, in most situations, the grant date is postponed until the third trading day following the release of our earnings results. The Company’s annual grant cycle occurs at the end of May each year, approximately two to three weeks following our public announcement of financial results for the prior completed fiscal year and publication of our forward estimate of earnings for the current fiscal year.

Under the terms of our 2013 Stock Plan and 2005 Stock Plan, stock option re-pricing is not permitted without shareholder approval. Stock option awards vest ratably over four years with a contractual term of seven years. PeRSU target awards have a one-year performance period and convert to RSU awards that cliff-vest in three years. RSU awards that are not granted pursuant to PeRSU awards generally cliff-vest in four years. The TSRU program has a three-year performance period and the shares that are earned are not subject to any further vesting conditions.

Tax Deductibility and Considerations for Compensation Design

IRC Section 162(m) generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer. However, performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareholder approval of the material terms of applicable plans.

The Compensation Committee’s intention is, and always has been, to comply with the requirements for deductibility under IRC Section 162(m), unless the committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its shareholders. While base salaries in excess of $1,000,000 are not deductible, payments made under our MIP, LTIP and TSRU programs, the grants of RSUs made under our PeRSU program and the grants of stock options are intended to qualify for deductibility under IRC Section 162(m) as performance-based compensation.

For purposes of compliance with the IRC, awards under applicable programs will not be made to individuals subject to IRC Section 162(m) unless attainment of performance goals is certified by the Compensation Committee. In the event of attainment of minimum performance goals under these programs, the Compensation Committee will exercise negative discretion to adjust awards downward from a potential maximum amount in order to satisfy requirements under IRC Section 162(m), while still providing for awards based on Company and individual performance in accordance with our MIP, LTIP, TSRU and PeRSU programs.

Compensation Recoupment (“Clawback”) Policy

The Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability which discourages conduct detrimental to the Company’s sustainable growth. On January 21, 2014, following constructive engagement by management with a group of key institutional investors and a review of the compensatory practices by peer companies, the Compensation Committee approved an updated Compensation Recoupment Policy (“Recoupment Policy”) that both expanded and clarified the previous policy that was incorporated into the Company’s annual and long-term incentive compensation plans. The new Recoupment Policy applies to all cash or equity incentive awards granted after January 1, 2014.

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Under the Recoupment Policy, the Company may claw back incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that requires the Company to file a restatement of its audited financial statements with the SEC to correct an error; (ii) receives incentive compensation based on an inaccurate financial or operating measure that when corrected causes significant harm to the Company; or (iii) engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the detriment of the Company’s financial results as filed with the SEC.

If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any compensation received from the vesting or exercise of equity-based awards occurring within the last 12 months. The Company will publicly disclose the results of any deliberations about whether to recoup compensation from an executive officer under the Recoupment Policy unless, in individual cases and consistent with any legally mandated disclosure requirements, the Board or the Compensation Committee concludes that legal or privacy concerns would prevent such disclosure.

Our executive incentive plans provide that the Compensation Committee may also seek to recoup economic gain from any employee who engages in conduct that is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company.

Supplemental Death Benefits

In January 2010, the Board froze the Company’s Executive Survivor Benefits Plan to the then-current roster of participants, which includes all of our Current NEOs other than Mr. Beer. The Company will not enter into a new plan, program or agreement (“Benefit Agreement”) with any executive officer, or a material amendment of an existing Benefit Agreement with any executive officer that provides for a death benefit, including salary continuation upon death, if that benefit is not generally available to all employees, unless such Benefit Agreement or material amendment is approved by the Company’s shareholders pursuant to an advisory vote.

This plan continues to provide a supplemental death benefit for its participants, which is in addition to the voluntary and Company-provided life insurance plan afforded to all employees. A detailed description of this plan is available below at “Potential Payments upon Termination or Change in Control.”

Excise Tax Gross-Up Policy

The Company may not enter into any new agreement with an executive officer, or a material amendment of an existing executive officer agreement, that provides for payment or reimbursement of excise taxes that are payable by such executive officer under IRC Section 4999 as a result of a change in control of the Company. This policy does not adversely affect any Company plan, policy or arrangement generally available to management employees that provides for the payment or reimbursement of taxes.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

Compensation Committee of the Board of Directors

Jane E. Shaw, Ph.D., Chair
M. Christine Jacobs
David M. Lawrence, M.D.

Edward A. Mueller

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the four independent directors listed above and, effective April 29, 2014, N. Anthony Coles, M.D. No member of the Compensation Committee is, or was during FY 2014, a current or former officer or employee of the Company or any of its subsidiaries. Additionally, during FY 2014, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

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2014 Summary Compensation Table

The table below provides information regarding compensation and benefits earned by: (i) our Chairman of the Board, President and Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; (iii) the three other most highly compensated executive officers as of March 31, 2014; (iv) our former Executive Vice President and Chief Financial Officer; and (v) our former interim Chief Financial Officer (collectively, our “NEOs”):

Name and Principal Position	Fiscal Year	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
John H. Hammergren	2014	1,680,000	-0-	7,732,173	4,401,579	10,843,200	887,107	375,823	25,919,882
Chairman, President	2013	1,680,000	-0-	8,200,560	5,819,523	11,464,200	24,211,297	369,419	51,744,999
and Chief Executive Officer	2012	1,680,000	-0-	8,601,530	6,133,206	12,827,520	10,075,558	362,508	39,680,322
James A. Beer(1)	2014	382,051	1,593,500	7,770,120	1,270,015	605,169	-0-	9,008	11,629,863
Executive Vice President and Chief Financial Officer
Paul C. Julian	2014	1,065,000	-0-	4,274,601	2,436,252	5,280,440	1,547,655	200,771	14,804,719
Executive Vice President and	2013	1,065,000	-0-	4,536,480	3,222,219	5,672,178	6,145,204	251,963	20,893,044
Group President	2012	1,062,692	-0-	4,760,070	3,402,809	6,322,734	3,048,268	219,073	18,815,646
Laureen E. Seeger	2014	686,000	-0-	1,799,832	1,025,570	1,866,867	702,369	80,616	6,161,254
Executive Vice President,	2013	686,000	-0-	1,919,280	1,347,473	1,877,471	2,873,749	87,561	8,791,534
General Counsel and Chief Compliance Officer	2012	682,769	-0-	2,004,240	1,405,951	2,192,779	1,300,328	80,766	7,666,833
Patrick J. Blake(1)	2014	684,000	-0-	1,468,284	835,107	1,819,434	59,256	77,195	4,943,276
Executive Vice President and Group President	2013	684,000	-0-	1,570,320	1,093,602	1,844,861	68,899	92,994	5,354,676
Jeffrey C. Campbell(2)	2014	219,069	-0-	2,865,522	1,634,633	-0-	41,354	163,845	4,924,423
Former Executive Vice	2013	863,000	-0-	3,053,400	2,148,146	3,026,230	3,087,444	113,360	12,291,580
President and Chief Financial Officer	2012	861,039	-0-	3,173,380	2,261,747	3,453,179	1,506,558	127,322	11,383,225
Nigel A. Rees(1) Vice President, Controller and Former Interim Chief Financial Officer	2014	434,723	188,333	356,136	95,859	720,600	47,209	35,792	1,878,652
(1)	Mr. Beer joined the Company on October 9, 2013. Mr. Blake was not an NEO in FY 2012. Mr. Rees was not an NEO in FY 2013 or FY 2012.
(2)	Mr. Campbell resigned from the Company effective June 28, 2013. Mr. Campbell’s incentive awards were canceled upon his resignation except for his vested stock options, which remained exercisable for 90 days.
(3)	Mr. Hammergren’s base salary has remained unchanged since May 2010. Base salaries for Current NEOs have remained unchanged since May 2011.
(4)	Mr. Beer received a sign-on bonus in the amount of $1,147,500, of which $787,500 is subject to prorated repayment in the event of termination for any reason within two years following payment, unless termination is by the Company without “Cause” (as defined in the Company’s 2013 Stock Plan and applicable award agreements) or due to his death or long-term disability. Mr. Beer also received a bonus of $446,000 for remaining employed by the Company through March 31, 2014. Mr. Rees received a cash bonus in the amount of $188,333 in recognition of his service as interim CFO.
(5)	Amounts shown represent the aggregate grant date fair value of stock-based awards, including the value of dividend equivalents, calculated in accordance with ASC Topic 718. These values do not include estimated forfeitures and may not reflect compensation actually received by our officers. The assumptions used to calculate the value of these awards can be found in Financial Note 6 of the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, as filed with the SEC on May 14, 2014. For awards that are not subject to performance conditions, such as stock options, the maximum award levels would not result in awards greater than disclosed in the table above. For awards that are subject to performance conditions, such as PeRSUs, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures.
The following represents the aggregate value based on the maximum number of shares that may be earned for PeRSU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Hammergren, $15,464,346, $16,401,120 and $18,923,366; Mr. Beer, $2,540,058; Mr. Julian, $8,549,202, $9,072,960 and $10,472,154; Ms. Seeger, $3,599,664, $3,838,560 and $4,409,328; Mr. Blake, $2,936,568 and $3,140,640; Mr. Campbell, $5,731,044, $6,106,800 and $6,981,436; and Mr. Rees, $368,285.
(6)	Amounts shown represent the payouts under the MIP and the LTIP:
•	MIP for FY 2014: Mr. Hammergren, $5,443,200; Mr. Beer, $605,169; Mr. Julian, $2,530,440; Ms. Seeger, $1,066,867; Mr. Blake, $1,019,434; and Mr. Rees, $375,600. Mr. Campbell’s FY 2014 MIP target award was canceled upon his resignation.
•	LTIP for FY 2012 – FY 2014: Mr. Hammergren, $5,400,000; Mr. Julian, $2,750,000; Ms. Seeger, $800,000; Mr. Blake, $800,000; and Mr. Rees, $345,000. Mr. Beer did not receive a target under the FY 2012 – FY 2014 LTIP. Mr. Campbell’s LTIP targets for the FY 2012 – FY 2014, FY 2013 – FY 2015 and FY 2014 – FY 2016 performance periods were canceled upon his resignation.

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(7)	Amounts shown represent the year-over-year change in actuarial present value of pension benefits, above-market interest earned from amounts deferred in the Company’s nonqualified deferred compensation plans and above-market interest credited on undistributed dividend equivalents. Above-market interest is defined by the SEC as any amount over 120% of the long-term applicable federal rate published by the IRS.
• Pension: Mr. Hammergren, $0; Mr. Julian, $1,214,181; and Ms. Seeger, $642,690. Mr. Beer, Mr. Blake and Mr. Rees are not eligible to participate in the pension plan, since they were not executive officers in 2007 when participation in the plan was frozen.
• Nonqualified deferred compensation: Mr. Hammergren, $852,765; Mr. Beer, $0; Mr. Julian, $314,495; Ms. Seeger, $52,263; Mr. Blake, $51,143; Mr. Campbell, $35,253; and Mr. Rees, $46,709.
• Dividend equivalents: Mr. Hammergren, $34,342; Mr. Beer, $0; Mr. Julian, $18,979; Ms. Seeger, $7,416; Mr. Blake, $8,113; Mr. Campbell, $6,101; and Mr. Rees, $500.
Amounts shown for changes in pension values may not represent values that NEOs will actually receive under the Company’s pension plan. Rather, these amounts reflect actuarial amounts calculated under SEC requirements. Pension values are calculated using assumptions used to prepare the Company’s audited financial statements for the applicable fiscal year. The assumptions used to calculate changes in pension values are set forth in the 2014 Pension Benefits Table below, in the subsection titled “Actuarial Assumptions.”
(8)	Amounts shown represent the following with respect to FY 2014:
Defined Contribution Benefits and Nonqualified Plan Earnings
The Company made a matching contribution of $10,200 to each NEO’s PSIP (401(k)) retirement account, except to Mr. Beer’s account. The Company made a matching contribution of $8,000 to Mr. Beer’s PSIP retirement account.
As described below in the subsection titled “Narrative Disclosure to the 2014 Nonqualified Deferred Compensation Table,” the SPSIP II and the DCAP III provide for matching contributions. The amount contributed by the Company to each NEO’s SPSIP II account was as follows: Mr. Hammergren, $207,980; Mr. Beer, $0; Mr. Julian, $102,806; Ms. Seeger, $47,107; Mr. Blake, $41,721; Mr. Campbell, $47,129; and Mr. Rees, $25,022. For FY 2014, the Company also contributed $4,000 to Mr. Blake’s DCAP III account.
Perquisites and Other Personal Benefits
The value provided to each NEO under the Company’s Executive Officer Security Policy was as follows: Mr. Hammergren, $132,135; Mr. Beer, $0; Mr. Julian, $52,914; Ms. Seeger, $0; Mr. Blake, $0; Mr. Campbell, $0; and Mr. Rees, $0. The amounts represent the incremental cost of personal use of Company-provided aircraft and the reimbursement of reasonable expenses related to the installation and maintenance of home security equipment. The Company does not reimburse our NEOs for taxes due on imputed income for items or services provided under the Executive Officer Security Policy.
• Company Aircraft: Mr. Hammergren and Mr. Julian are directed to use the Company’s aircraft for security, productivity and privacy reasons. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Hammergren and Mr. Julian was $77,965 and $52,914, respectively. To calculate this cost, the Company determines the total variable annual operating cost for each aircraft, such as fuel, trip-related maintenance, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost is then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. Fixed annual costs that do not change based on usage, such as pilots’ salaries, home hanger expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, and the empty flight is not related to any other business-related travel, this “deadhead” segment is included in the incremental cost calculation for determining personal use.
• Home Security: Mr. Hammergren was reimbursed $54,170 for the installation of home security devices and/or security monitoring services.

The value of financial counseling services provided to each NEO was as follows: Mr. Hammergren, $19,034; Mr. Beer, $0; Mr. Julian, $19,034; Ms. Seeger, $19,034; Mr. Blake, $19,034; Mr. Campbell, $4,699; and Mr. Rees, $0.

Ms. Seeger was reimbursed $1,309 for costs associated with travel for an annual physical examination.

Mr. Campbell received $101,817 for accrued but unused vacation time through his resignation date.

The value of items or services provided in connection with the annual Board retreat and employee award programs attended by our NEOs and their spouses was as follows: Mr. Hammergren, $6,474; Mr. Beer, $1,008; Mr. Julian, $15,817; Ms. Seeger, $2,966; Mr. Blake, $2,240; Mr. Campbell, $0; and Mr. Rees, $570.

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2014 Grants of Plan-Based Awards Table

The table below provides information on plan-based awards, stock awards and stock options granted to our NEOs during the fiscal year ended March 31, 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)(4)	Awards (($)/Sh)	Awards ($)(5)
John H. Hammergren	5/21/2013									210,300	118.41	4,401,579
LTIP		-0-	2,500,000	5,000,000
PeRSU						-0-	65,300	130,600				7,732,173
MIP		1,260,000	2,520,000	6,000,000	(6)
James A. Beer	10/29/2013									43,806	155.87	1,270,015
LTIP		-0-	635,000	1,270,000
PeRSU						-0-	8,148	16,296				1,270,029
MIP		191,026	382,051	1,146,153
RSU (7)	10/29/2013								35,286			5,500,029
RSU (7)	10/29/2013								6,416			1,000,062
Paul C. Julian	5/21/2013									116,400	118.41	2,436,252
LTIP		-0-	1,275,000	2,550,000
PeRSU						-0-	36,100	72,200				4,274,601
MIP		585,750	1,171,500	3,514,500
Laureen E. Seeger	5/21/2013									49,000	118.41	1,025,570
LTIP		-0-	370,000	740,000
PeRSU						-0-	15,200	30,400				1,799,832
MIP		274,400	548,800	1,646,400
Patrick J. Blake	5/21/2013									39,900	118.41	835,107
LTIP		-0-	370,000	740,000
PeRSU						-0-	12,400	24,800				1,468,284
MIP		307,800	615,600	1,846,800
Jeffrey C. Campbell(8)	5/21/2013									78,100	118.41	1,634,633
LTIP		-0-	625,000	1,250,000
PeRSU						-0-	24,200	48,400				2,865,522
MIP		409,925	819,850	2,459,550
Nigel A. Rees	5/21/2013									4,580	118.41	95,859
LTIP		-0-	115,000	345,000
PeRSU						783	1,450	3,110				206,033
MIP		108,681	217,362	652,085
RSU (9)	10/29/2013								963			150,103
(1)	Amounts shown represent the range of possible cash payouts for each NEO under (i) the LTIP for the FY 2014 – FY 2016 performance period and (ii) the MIP for the FY 2014 performance period. Amounts actually earned under the FY 2014 MIP are included in the 2014 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the LTIP and the MIP is provided above in the section titled “Compensation Elements Each Serve Unique Purpose.”
(2)	Amounts shown represent the range of possible PeRSU awards for the FY 2014 performance period that the Compensation Committee determined at its May 2013 meeting. Based on the Company’s accomplishment against pre-determined performance goals, the actual RSUs awarded to each NEO at the committee’s May 2014 meeting were as follows: Mr. Hammergren, 96,644 units; Mr. Beer, 12,059 units; Mr. Julian, 53,428 units; Ms. Seeger, 22,496 units; Mr. Blake, 18,352 units; and Mr. Rees, 2,001 units. Mr. Campbell’s FY 2014 PeRSU target award was canceled upon his resignation. PeRSUs, including their vesting schedule, are described above in the section titled “Long-Term Incentive Compensation – Performance Restricted Stock Unit Program.”
(3)	Amounts shown for MIP represent 50% of the target payout for the FY 2014 performance period, which is the minimum award payout.
(4)	Stock options have a seven-year term and generally vest 25% on the first four anniversaries of the grant date, subject to the NEO’s continued employment with the Company. Mr. Beer’s stock option award vests 25% on the first four anniversaries of October 9, 2013, the date he commenced employment.
(5)	Amounts shown reflect the aggregate grant date fair values of option, PeRSU and RSU awards computed in accordance with ASC Topic 718. Amounts do not reflect whether our NEOs have actually realized a financial benefit from the award.
(6)	The maximum payout allowed under the MIP is $6,000,000.
(7)	Mr. Beer received a new hire grant of RSUs with a grant date value of $5,500,000, which will vest 50% on June 1, 2014 and 50% on June 1, 2015. He also received a special RSU award with a grant date value of $1,000,000, which will vest 100% on October 9, 2016. The number of RSUs was determined by dividing the grant date value of the RSU award by the closing price of the Company’s stock on the grant date, with any fractional unit rounded up to the nearest whole unit.
(8)	Mr. Campbell’s incentive awards were canceled upon his resignation except his vested stock options, which remained exercisable for 90 days.
(9)	Mr. Rees received 963 RSUs in recognition of his service as interim CFO, which will vest 100% on October 29, 2016.

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2014 Outstanding Equity Awards Table

The table below provides information on option awards and stock awards held by the NEOs as of March 31, 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John H. Hammergren	400,000	—	57.89	5/20/2015	472,570	83,441,685
	611,000	—	40.46	5/26/2016
	301,500	100,500	67.81	5/25/2017
	150,500	150,500	83.51	5/24/2018
	74,500	223,500	87.24	5/22/2019
	—	210,300	118.41	5/21/2020
James A. Beer	—	43,806	155.87	10/29/2020	41,702	7,363,322
Paul C. Julian	168,000	56,000	67.81	5/25/2017	261,010	46,086,536
	83,500	83,500	83.51	5/24/2018
	41,250	123,750	87.24	5/22/2019
	—	116,400	118.41	5/21/2020
Laureen E. Seeger	—	22,750	67.81	5/25/2017	105,700	18,663,449
	—	34,500	83.51	5/24/2018
	—	51,750	87.24	5/22/2019
	—	49,000	118.41	5/21/2020
Patrick J. Blake	15,000	—	41.51	6/15/2016	81,870	14,455,786
	38,000	19,000	67.81	5/25/2017
	28,500	28,500	83.51	5/24/2018
	14,000	42,000	87.24	5/22/2019
	—	39,900	118.41	5/21/2020
Jeffrey C. Campbell	—	—	—	—	—	—
Nigel A. Rees	9,000	—	57.89	5/20/2015	9,186	1,621,972
	11,000	—	40.46	5/26/2016
	5,523	1,842	67.81	5/25/2017
	3,250	3,250	83.51	5/24/2018
	1,450	4,350	87.24	5/22/2019
	—	4,580	118.41	5/21/2020
(1)	Stock options have a seven-year term and generally vest 25% on the first four anniversaries of the grant date, subject to the NEO’s continued employment with the Company. Mr. Beer’s stock option award granted October 29, 2013 vests 25% on the first four anniversaries of October 9, 2013, the date he commenced employment.
(2)	Stock awards vest as follows:
May 24, 2014 – Mr. Hammergren, 220,980 shares; Mr. Julian, 121,800 shares; Ms. Seeger, 46,980 shares; Mr. Blake, 34,800 shares; and Mr. Rees, 3,528 shares;
June 1, 2014 – Mr. Beer, 17,643 shares;
May 24, 2015 – Mr. Hammergren, 157,590 shares; Mr. Julian, 87,210 shares; Ms. Seeger, 36,720 shares; Mr. Blake, 29,070 shares; and Mr. Rees, 2,616 shares;
June 1, 2015 – Mr. Beer, 17,643 shares;
May 21, 2016 – Mr. Hammergren, 94,000 shares; Mr. Julian, 52,000 shares; Ms. Seeger, 22,000 shares; Mr. Blake, 18,000 shares; and Mr. Rees, 2,079 shares;
October 9, 2016 – Mr. Beer, 6,416 shares; and
October 29, 2016 – Mr. Rees, 963 shares.
(3)	Based on the $176.57 closing price of the Company’s common stock as reported by the NYSE on March 31, 2014, the last day of our fiscal year.

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2014 Option Exercises and Stock Vested Table

The table below provides information on stock options exercised and stock awards vested with respect to our NEOs during the fiscal year ended March 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John H. Hammergren	75,000	3,981,855	416,880	48,904,193
James A. Beer	-0-	-0-	-0-	-0-
Paul C. Julian	421,500	29,555,454	231,120	27,112,687
Laureen E. Seeger	92,250	4,778,217	87,480	10,262,279
Patrick J. Blake	38,750	5,331,999	52,992	6,216,492
Jeffrey C. Campbell	642,750	42,128,890	151,200	17,737,272
Nigel A. Rees	15,000	1,219,837	4,378	513,583
(1)	Amounts shown represent values realized, calculated as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.
(2)	Amounts shown represent the aggregate fair market values of the Company’s common stock realized upon the vesting of RSUs. The Company’s RSUs accrue dividend equivalents, the value of which is factored into the grant date fair value. The amounts distributed to our NEOs for accrued dividend equivalents and accrued interest were as follows: Mr. Hammergren, $1,091,395; Mr. Beer, $0; Mr. Julian, $605,074; Ms. Seeger, $229,023; Mr. Blake, $138,733; Mr. Campbell, $395,843; and Mr. Rees, $11,462.

2014 Pension Benefits Table

The Executive Benefit Retirement Plan (“EBRP”) is a nonqualified average final pay defined benefit pension plan that was established in 1984. Participation was frozen effective June 1, 2007 to the then-current roster of executive officers. The following table provides information on the actuarial present values of the benefits accumulated by our NEOs under the EBRP calculated as of March 31, 2014:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John H. Hammergren	EBRP	18	114,000,000	—
James A. Beer(2)	—	—	—	—
Paul C. Julian	EBRP	17	24,183,829	—
Laureen E. Seeger	EBRP	14	8,957,945	—
Patrick J. Blake(2)	—	—	—	—
Jeffrey C. Campbell	EBRP	—	—	2,916,615(3)
Nigel A. Rees(2)	—	—	—	—
(1)	Amounts shown do not reflect potential future salary growth, because amounts are required to be calculated based on compensation and service as of March 31, 2014. For all NEOs excluding Mr. Hammergren, present values are based on assumptions used to determine annual pension expense. Mr. Hammergren’s benefit is fixed at $114 million and no longer requires the use of actuarial assumptions to determine the present value of his pension benefit. Certain assumptions, such as future salary increases, are different for proxy disclosure purposes that assume no future pay increases, versus financial reporting purposes that assume future pay increases.
(2)	Mr. Beer, Mr. Blake and Mr. Rees are not eligible to participate in the EBRP, since they were not executive officers when participation in the plan was frozen in 2007.
(3)	Amount shown represents the lump sum distributed to Mr. Campbell following his resignation. Payment was calculated in accordance with the terms of the EBRP and delayed six months to comply with IRC Section 409A.

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The 2014 Pension Benefits Table values are based on the following:

Actuarial Assumption	March 31, 2014	March 31, 2013
Discount rate	2.25%	2.12%
Lump-sum interest rate	2.30%	2.30%
Retirement ages	62	62
Withdrawal, disability or mortality before retirement	None	None
Post-retirement mortality rate	1994 Group Annuity	1994 Group Annuity
	Reserving Table	Reserving Table
Future salary increases	None	None
MIP (annual cash incentive) payout	100% of target amount	100% of target amount
Form of payment	Lump sum	Lump sum

For additional information on the Company’s pension obligations, refer to Financial Note 16 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2014, as filed with the SEC on May 14, 2014.

Actuarial Assumptions

The amounts shown in the 2014 Summary Compensation Table and the 2014 Pension Benefits Table generally reflect actuarial present values of pension benefits accumulated through the end of FY 2014. Mr. Hammergren’s benefit under the EBRP is fixed at $114 million, so his pension benefit calculation no longer reflects actuarial assumptions.

At the end of each fiscal year, the Company reviews numerous assumptions used to calculate the present value of accumulated benefits reported in the pension benefits table. One key assumption is what the PBGC lump-sum interest rate will be when a plan participant reaches assumed retirement (generally, age 62). For FY 2014, the Company selected a PBGC lump-sum interest rate assumption of 2.30%. This rate is consistent with the rate used last year, which reflected the average historical PBGC rate over the average remaining service period of active EBRP participants. The Company has historically assumed a stable, long-term PBGC lump-sum interest rate for pension valuation purposes, since pension liabilities are long-term obligations.

Pension benefit values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, annual earnings and the assumptions used to determine the present value of the accumulated benefit. For example, the Company is required to calculate the present value of future pension liabilities using a discount rate based on corporate bond yields. As discount rates decrease, potential pension liabilities may increase. As discount rates increase, potential pension liabilities may decrease.

Proxy pension benefit values are generally calculated using the same assumptions used to calculate pension benefit values for the Company’s audited financial statements, except retirement age is assumed to be the normal retirement age as defined in the EBRP for voluntary retirement or in the executive officer’s employment agreement. Normal retirement age is the earliest age at which the executive could retire without any benefit reduction due to age.

Under the EBRP, lump-sum distributions under Approved or Early Retirement are calculated using the lump-sum interest rate published monthly by the Pension Benefit Guarantee Corporation (“PBGC”). Participants who separate from service who do not qualify for Approved or Early Retirement have vested lump-sum pension benefits determined using the General Agreement on Tariffs and Trade (“GATT”) lump-sum interest rate, which reflects the 30-year Treasury bond interest rate.

Narrative Disclosure to the 2014 Pension Benefits Table

Retirement at age 62 or older, or involuntary separation from service after attaining age 55 with at least 15 years of service. A participant vests in his or her EBRP benefit after completing five years of service as an executive officer. The following is a brief summary of the benefit that would be provided to a participant in the EBRP upon retirement at age 62 or older, or upon an involuntary separation from service after attaining age 55 with at least 15 years of credited service.

A vested participant is eligible to receive an “Approved Retirement” benefit if one of the following criteria is met:

•	Separation from service on or after reaching age 62;

•	Separation from service involuntarily after attaining age 55 with at least 15 years of credited service;

•	Separation from service at any time with approval of the Compensation Committee; or

•	As provided for in the participant’s employment agreement.

The Approved Retirement benefit is calculated by applying the following benefit formula: (i) a service-based percentage of the participant’s “average final compensation” as defined below, minus (ii) the annuity payment due under the Company’s “Retirement Plan” and the hypothetical annuity payment that is the actuarial equivalent of the amount earned under the “Retirement Share Plan” (together, “Basic Retirement Benefit”).

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Calculation of average final compensation. The Approved Retirement benefit under the EBRP is based on the participant’s “average final compensation.” Average final compensation is the annual compensation received during the participant’s most highly paid five consecutive years of full-time employment in the final 15 years of service. Annual compensation includes annual base salary and MIP payments (including amounts voluntarily deferred under a Company-sponsored deferred compensation plan) and excludes long-term incentives such as LTIP and equity grants.

Percentage of average final compensation. The gross EBRP benefit, expressed as a percentage of the participant’s average final compensation, is equal to an initial base benefit of 20%, increased by 1.77% for each completed year of service (0.148% for each completed month if the executive completes less than a full year of service in the year in which he or she separates from service). The maximum benefit is 60% of average final compensation.

Service credit. For purposes other than vesting, the EBRP measures service from the commencement of an executive’s employment until the participant separates from service. Service prior to being named a participant is included in the determination of service credit. Separation from service generally has the same meaning as provided in IRC Section 409A. The EBRP allows service credit for certain rehire situations, leaves of absence and periods in which a participant is receiving severance pay.

EBRP benefit offsets. A benefit under the EBRP is offset by the annuity payment under the Company’s Retirement Plan and the hypothetical annuity payment under the Retirement Share Plan. The Retirement Plan is a tax-qualified defined benefit pension plan which was effective January 1, 1972 and frozen as of December 31, 1996. None of our NEOs participates in the Retirement Plan. The Retirement Share Plan, introduced in January 1997 and discontinued after March 31, 2004, was an element offered under the PSIP, the Company’s 401(k) plan. The offset for the hypothetical annuity benefit payable under the Retirement Share Plan is calculated by first determining the value of each share credited to the participant’s account as of the date it was credited, then applying an annual 12% rate to that value from the date the share was credited to the account to the date the participant’s EBRP benefit is scheduled to begin. The aggregate value of the shares credited to the participant’s Retirement Share Plan is then converted to a straight-life annuity. The resulting annuity is converted to a lump-sum amount using the interest rate prescribed by the PBGC for purposes of determining the present value of a lump-sum distribution for the month in which the participant retires and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) (“Present Value Calculation”). As of March 31, 2014, only Mr. Julian maintains a balance under the Retirement Share Plan which would offset his EBRP benefit. Mr. Hammergren’s EBRP benefit is now a fixed amount and is no longer subject to increase or further offset.

Distribution of benefit. A participant’s EBRP benefit is based on a straight-life annuity paid out on a monthly basis over the participant’s lifetime, which is then converted to a lump-sum actuarial equivalent using the above-described Present Value Calculation. A lump-sum payment is made in the seventh month following the month in which a participant separates from service.

For voluntary separation from service prior to age 62, but after attaining age 55 with at least 15 years of service. The following is a brief summary of the EBRP benefit provided to a participant who is not eligible for Approved Retirement and voluntarily separates from service after attaining 55 years of age with at least 15 years of credited service.

The EBRP provides for an “Early Retirement” benefit prior to reaching age 62 if the participant voluntarily separates from service:

•	After age 55 and completion of at least 15 years of service;

•	At any other time with approval of the Compensation Committee; or

•	As provided in the participant’s employment agreement.

A participant who is eligible for Early Retirement will receive the same EBRP benefit he or she would have received upon retirement after attaining age 62 (as described above), with the following adjustments:

•	The percentage of average final compensation used in the benefit formula is reduced by 0.3% for each month the actual separation precedes the date the participant reaches age 62; and

•	The participant’s Basic Retirement Benefit is calculated as of the participant’s age at the time he or she separates from service.

Mr. Hammergren’s EBRP benefit will be paid in accordance with the provisions of the EBRP and his employment agreement should his employment terminate for any reason other than for Cause. As of March 31, 2014, of the other NEOs who are EBRP participants, Mr. Julian met the age and service requirements to qualify for Approved Retirement upon involuntary termination or Early Retirement upon voluntary termination. As of March 31, 2014, recognition of additional age and service under the CIC Policy described below would not qualify the other two NEOs participating in the EBRP for Approved Retirement.

Other separations from service prior to age 62. Participants with five years of service (“Vested Participants”) who separate from service for reasons other than for Cause, but separate prior to being eligible for Approved or Early Retirement, are also entitled to a lump-sum benefit. However, their lump-sum benefits are determined using the GATT lump-sum interest rate.

The EBRP allows a Vested Participant who separates from service to receive the same EBRP benefit he or she would have received upon termination due to an Approved Retirement prior to attaining age 62. However, the percentage of average final compensation used in the benefit formula is multiplied by a pro-rata percentage described below, then calculated as the present value of a benefit payable at age 65.

The pro-rata percentage is the higher of the following two percentages, but not greater than 100%:

•	The percentage determined by dividing the number of the participant’s whole months of service with the Company by the number of whole months from the date the participant was first hired by the Company to the date the participant reaches age 65, then multiplying by 100; or

•	The percentage determined by multiplying 4.44% by the number of the participant’s whole and partial years of completed service with the Company.

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2014 Nonqualified Deferred Compensation Table

The table below provides information on the contributions, earnings and account balances for our NEOs participating in a Company-sponsored nonqualified deferred compensation program:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
John H. Hammergren
SPSIP Plans	259,975	207,980	357,798	-0-		8,544,301
DCAP Plans	-0-	-0-	1,326,198	-0-		20,640,459
Dividend Equivalents	-0-	480,438	61,566	1,091,395	(4)	874,004
James A. Beer
SPSIP Plans	-0-	-0-	-0-	-0-		-0-
DCAP Plans	-0-	-0-	-0-	-0-		-0-
Dividend Equivalents	-0-	10,008	93	-0-		10,102
Paul C. Julian
SPSIP Plans	128,508	102,806	158,433	-0-		3,611,065
DCAP Plans	-0-	-0-	461,170	-0-		7,069,753
Dividend Equivalents	-0-	265,513	34,019	605,074	(4)	482,418
Laureen E. Seeger
SPSIP Plans	58,883	47,107	15,889	-0-		575,686
DCAP Plans	-0-	-0-	94,418	-0-		1,447,424
Dividend Equivalents	-0-	106,112	13,326	229,023	(4)	192,302
Patrick J. Blake
SPSIP Plans	52,151	41,721	43,988	-0-		1,131,105
DCAP Plans	200,000	4,000	89,421	-0-		1,801,306
Dividend Equivalents	-0-	88,288	12,402	138,733	(4)	206,251
Deferred RSUs	-0-	-0-	-0-	-0-		1,854,691	(5)
Jeffrey C. Campbell
SPSIP Plans	58,911	47,129	69,742	1,712,803	(6)	-0-
DCAP Plans	-0-	-0-	-0-	-0-		-0-
Dividend Equivalents	-0-	57,134	9,581	395,843	(4)(6)	-0-
Nigel A. Rees
SPSIP Plans	31,277	25,022	29,227	-0-		667,821
DCAP Plans	-0-	-0-	63,855	-0-		978,893
Dividend Equivalents	-0-	8,158	917	11,462	(4)	14,987
(1)	Amounts shown reflect amounts deferred by NEOs into their SPSIP II and/or DCAP III accounts. These amounts are reported as compensation in the 2014 Summary Compensation Table above.
(2)	Amounts shown represent Company contributions to NEOs’ SPSIP II and/or DCAP III accounts, as well as amounts credited on undistributed dividend equivalents.
(3)	Amounts shown include earnings on compensation previously deferred by NEOs into the SPSIP Plans and DCAP Plans. The SPSIP II is a successor plan to the Company’s Supplemental Profit-Sharing Investment Plan (“SPSIP,” together with SPSIP II, “SPSIP Plans”), which was frozen as of December 31, 2004. The DCAP III is a successor plan to the Company’s Deferred Compensation Administration Plan II (“DCAP II,” together with DCAP III, “DCAP Plans”), which was frozen as of December 31, 2004.
(4)	Amounts shown represent dividend equivalents and interest paid on accumulated dividends upon vesting of the underlying RSUs. For Mr. Blake, the amount shown also includes dividend equivalents earned on deferred RSUs. Until April 2011, recipients of RSUs were permitted to defer payment of earned RSUs.
(5)	Amount shown represents the value of 10,504 deferred RSUs based on the $176.57 closing price of the Company’s common stock as reported by the NYSE on March 31, 2014, the last day of our fiscal year.
(6)	Mr. Campbell resigned from the Company effective June 28, 2013. Amount shown for SPSIP represents the balance distributed to Mr. Campbell following his resignation from the Company. Payment was delayed six months to comply with IRC Section 409A. Amount shown for dividend equivalents excludes $181,963 in dividend equivalents and accrued interest canceled upon his resignation.

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The Company sponsors two nonqualified deferred compensation plans. The Supplemental Profit-Sharing Investment Plan II (“SPSIP II”), is specifically for employees impacted by IRC Section 401(a)(17), which limits participation of highly paid employees in tax-qualified 401(k) plans. Compensation eligible for deferral into the SPSIP II includes base salary and MIP payments. The Deferred Compensation Administration Plan III (“DCAP III”) is a voluntary nonqualified deferred compensation plan. Compensation eligible for deferral in DCAP III includes base salary, MIP and LTIP payments.

Consistent with prior practice, accounts in the SPSIP II and the DCAP III accrued interest at a rate set by the Compensation Committee. The interest rate for deferrals under the DCAP III and the SPSIP II through December 31, 2013 was (i) 8% per year for amounts deferred prior to January 1, 2010 and (ii) 120% of the long-term applicable federal rate published for December 2012 by the IRS for amounts deferred on or after January 1, 2010. From January 1, 2014 through March 31, 2014, the interest rate for all deferred amounts was 120% of the long-term applicable federal rate published for December 2013 by the IRS.

A third type of nonqualified deferred compensation is dividend equivalents and the related interest income. All recipients of RSUs, including NEOs, receive dividend equivalents at the same dividend rate received by the Company’s common stock investors, which is currently $0.24 per share per quarter. Dividend equivalents are credited quarterly to an interest-bearing account and are distributed in cash upon vesting of the RSUs. Under the terms of our 2005 Stock Plan and 2013 Stock Plan, interest accrues on employees’ credited dividend equivalents at a rate set by the Compensation Committee, which is currently 120% of the long-term applicable federal rate published for December 2013 by the IRS.

Narrative Disclosure to the 2014 Nonqualified Deferred Compensation Table

Supplemental Profit-Sharing Investment Plan II

The SPSIP II was adopted by the Board on January 1, 2005 and is the successor plan to the Supplemental Profit-Sharing Investment Plan (“SPSIP”), which was frozen effective December 31, 2004. The SPSIP II includes deferral and distribution provisions intended to comply with IRC Section 409A.

U.S. employees, including NEOs, may elect to participate in the SPSIP II. Participants may elect to defer, in whole percentages, from 1.0% to 5.0% of covered compensation in excess of the IRC Section 401(a)(17) limit (currently $260,000 per year). An election to participate in the SPSIP II remains in effect until the participant informs the plan administrator that he or she wishes to cease participation. In that case, the election to cease participation becomes effective at the beginning of the next calendar year. Some NEOs have elected to participate in the plan at the 5.0% level. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the PSIP (“Company Match”). Participants are always 100% vested in both the Company Match and their own contributions in the SPSIP II.

Participants in the SPSIP and the SPSIP II also elect how distributions of deferred amounts are to be made upon separation from service. Upon separation of service, distributions may be made in a lump sum or in installments. A different distribution election may be made for a separation from service due to death. Distributions under both plans are subject to ordinary income taxes.

Consistent with prior practice, accounts in the SPSIP II are credited with interest at the same rate determined by the Compensation Committee for deferrals under the DCAP III. The interest rate for deferrals under SPSIP II through December 31, 2013 was (i) 8% per year for amounts deferred prior to January 1, 2010 and (ii) 120% of the long-term applicable federal rate published for December 2012 by the IRS for amounts deferred on or after January 1, 2010. From January 1, 2014 through March 31, 2014, the interest rate for all deferred amounts in the SPSIP II was 120% of the long-term applicable federal rate published for December 2013 by the IRS. Accounts in the legacy SPSIP were credited with earnings at a rate equal to the amount earned during the same period by the BNY Mellon Stable Value Fund investment option in the Company’s PSIP.

Unlike tax-qualified retirement accounts, assets for the payment of benefits under the SPSIP and SPSIP II are not held in trust. Distributions under these plans are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board on January 1, 2005 and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes deferral and distribution provisions intended to comply with IRC Section 409A.

Participation in the DCAP III is open to all employees eligible for participation in the MIP with a bonus target of at least 15% of annual base salary and other highly compensated employees. For calendar year 2013, approximately 5,400 employees were eligible to participate in the DCAPIII, including NEOs.

Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment and for those who also participate in the LTIP, up to 90% of any LTIP payment. Unlike the SPSIP II, an employee’s election to participate in the DCAP III is in effect for only one calendar year. Amounts deferred under the DCAP III are credited to an interest-bearing account. The Compensation

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Committee annually sets the crediting rate, which through December 31, 2013 was (i) 8% per year for amounts deferred prior to January 1, 2010 and (ii) 120% of the long-term applicable federal rate published for December 2012 by the IRS for amounts deferred on or after January 1, 2010. From January 1, 2014 through March 31, 2014, the crediting rate for all deferred amounts was 120% of the long-term applicable federal rate published for December 2013 by the IRS.

Participants in the DCAP III make a distribution election at the time they elect to defer compensation. Distributions may be made at one or more specified dates in the future or upon separation of service in either a lump sum or in installments. A different distribution election may be made for a separation from service due to retirement, disability or death. However, if the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under the DCAP plans are subject to ordinary income taxes.

Earnings that are deferred into the DCAP III are not considered “covered compensation” for PSIP or SPSIP II purposes as defined by those plans. No PSIP or SPSIP II employee deductions are taken from compensation deferred into the DCAP III. To keep the DCAP III participants whole with respect to their Company Match, an amount is credited to a participant’s DCAP III account equal to the additional Company Match that would have been credited to the PSIP and/or the SPSIP II had a participant not participated in the DCAP III.

As with the SPSIP and the SPSIP II, assets for the payment of benefits under the DCAP plans are not held in trust. Distributions are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

Executive Employment Agreements

The Company entered into employment agreements with Mr. Hammergren and Mr. Julian which provide for the employment term, compensation and benefits payable during the term, as well as specified payments in the case of employment termination. Both agreements provide that the executives will participate in all compensation and fringe benefit programs made available to all executive officers. These employment agreements were most recently amended in November 2008, primarily to ensure that post-employment payments and benefits under the agreements comply with IRC Section 409A.

The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, as filed with the SEC on October 29, 2008.

Mr. John H. Hammergren

The Company first entered into a three-year employment agreement with John H. Hammergren effective January 31, 1996, as corporate vice president and president of McKesson Health Systems (“1996 Employment Agreement”). The terms of that agreement were based in part on certain compensation elements provided to Mr. Hammergren by his previous employer and offered to him as inducement to accept our offer of employment.

The Company later entered into an Amended and Restated Employment Agreement with Mr. Hammergren, initially effective June 21, 1999, and as amended on April 1, 2004, November 1, 2006 and November 1, 2008 (“Hammergren Agreement”), which continues to be operative in his current role as Chairman, President and Chief Executive Officer. These subsequent versions of the Hammergren Agreement consist in large measure of compensation elements and terms that existed in the 1996 Employment Agreement, or terms provided to his predecessor as Chairman, President and Chief Executive Officer.

On March 27, 2012, Mr. Hammergren delivered to the Chair of the Compensation Committee a letter relinquishing his right under his employment agreement to be paid a golden parachute tax gross-up and the right to have his change in control-related cash severance calculated as the product of 2.99 times his “base amount” (as defined in IRC Section 280G), leaving in place the alternative cash severance formulation of a lump sum equal to three years’ salary continuation and MIP participation.

In addition, on February 27, 2014 Mr. Hammergren voluntarily agreed that his pension benefit under the EBRP would be a fixed amount of $114 million, rather than have the benefit continue to be subject to fluctuations based on continued service, changes in pay rates or changes in interest rate assumptions. Mr. Hammergren’s pension benefit will no longer be subject to additional adjustments. The value of his pension was reduced by almost 30% from the amount disclosed in our 2013 proxy statement as being payable had he resigned at the end of FY 2013.

The Hammergren Agreement renews automatically, so the remaining term is always three years. The Hammergren Agreement provides for an annual base salary of at least $1,580,000 and such additional incentive compensation, if any, as may be determined by the Board or any duly authorized committee. Incentive compensation awarded to Mr. Hammergren under the MIP is calculated using an individual target award of not less than 150% of his base salary. Mr. Hammergren is entitled to receive all other benefits generally available to other members of the Company’s management, and those benefits for which key executives are or become eligible.

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The agreement provides that if the Company terminates Mr. Hammergren without “Cause” or he terminates for “Good Reason” (both as defined in the Hammergren Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”) and he remains in compliance with his post-employment non-disclosure and non-solicitation restrictions, he will be entitled to receive the following: (A) payment of his final monthly base salary for, and MIP awards whose performance periods end during, the remainder of the term of the Hammergren Agreement (“Severance Period”), with the MIP individual modifier equal to his average MIP individual modifier over the prior three years; (B) lifetime medical benefits and financial counseling program, as well as lifetime office space and secretarial support; (C) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the EBRP for the Severance Period; (D) accelerated vesting of stock options and restricted stock, subject to certain forfeiture and repayment provisions; (E) continued participation in pro-rata awards under the LTIP for the remainder of the Severance Period; and (F) for purposes of DCAP III and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if he qualified as a retiree.

Payments that are required to be delayed for “specified employees” under IRC Section 409A will be delayed following a separation from service. Any payments delayed as a result of such compliance will accrue interest at a rate determined in advance by the Compensation Committee, as in effect on the date of separation. The current rate for this purpose is the interest rate applicable to amounts deferred under the DCAP III (“DCAP Rate”).

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a “Change in Control” as defined in his employment agreement and described below under “Definition of Change in Control,” he will receive a lump-sum payment calculated in accordance with the provision described in clause (A) of the preceding paragraph and he will continue to receive all of the other severance benefits described in the preceding paragraph. The Change in Control severance payment and payment of his benefit under the EBRP may be delayed following his separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Hammergren voluntarily terminates employment for other than “Good Reason” after the close of the fiscal year in which he has attained at least age 55 and has completed 15 years of continuous service in one or more of the following positions: Executive Chairman of the Board, Chief Executive Officer and/or co-Chief Executive Officer, upon retirement he will be entitled to receive the following: (i) the benefits set forth in clauses (B) and (F) above; and (ii) the continued vesting of his equity compensation, the full term to exercise his outstanding stock options, continued participation in the LTIP and the MIP with the individual modifier equal to the average individual modifier over the prior three years and the cash equivalent of PeRSUs granted under the Company’s 2005 Stock Plan (or successor plans) for the performance periods that begin prior to, but end after, his retirement. Receipt of these added benefits is conditioned on Mr. Hammergren providing advance notice of his intent to retire and the Board either electing or approving by resolution his successor as Chief Executive Officer or approving a plan of succession. Mr.  Hammergren will forfeit the aforementioned benefits if he breaches his confidentiality and non-solicitation obligations to the Company after his retirement.

If Mr. Hammergren voluntarily terminates his employment with the Company other than for Good Reason (other than under the circumstances described above), he will be entitled to receive the benefits set forth in clauses (B) and (F) above. If Mr. Hammergren is prevented from carrying out his duties and responsibilities due to disability, he will continue to receive his then-current salary for the period of his disability or, if less, a period of 12 months. If Mr. Hammergren’s employment is terminated for Cause, the Company’s obligations under the Hammergren Agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans. If Mr. Hammergren dies during the term of his agreement, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company will also pay to his spouse or designee his benefits under the EBRP.

The Hammergren Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Hammergren may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Hammergren Agreement.

Mr. Paul C. Julian

The Company entered into an employment agreement with Paul C. Julian effective August 1, 1999, which was amended and restated effective April 1, 2004, November 1, 2006 and November 1, 2008 (“Julian Agreement”). The Julian Agreement provides that the Company will continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by our CEO, for an initial three-year term with automatic one-year extensions commencing on November 1, 2012 and on each November 1 thereafter.

The Julian Agreement provides for an annual base salary of at least $986,000 and such additional incentive compensation, if any, as may be determined by the Compensation Committee. Any incentive compensation awarded to Mr. Julian under the MIP shall be calculated using an individual target award of 110% of his base salary. Mr. Julian also shall receive all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

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The agreement provides that if the Company terminates Mr. Julian without “Cause,” or he terminates for “Good Reason” (both as defined in the Julian Agreement and described below under “Definition of Cause” and “Definition of Good Reason”), the Company shall: (A) continue his then-monthly base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a prorated bonus under the MIP for the fiscal year in which termination occurs; (C) continue his medical benefits or provide comparable coverage until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of his agreement for purposes of the ESBP and the Company’s equity compensation plans; and (E) calculate his EBRP benefit as if he continued employment until the end of the term. Any of these payments or benefits that are required to be delayed for “specified employees” under IRC Section 409A will be delayed following his separation from service. Certain payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian’s employment is terminated within six months preceding, or within two years following, a Change in Control (as defined in his agreement and described below under “Definition of Change in Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsections (A) and (B) above and will continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment will be equal to 2.99 multiplied by his “Earnings,” as described below in the “Change in Control Policy” narrative.

If the benefits received by Mr. Julian under his agreement are subject to the excise tax provision set forth in Section 4999 of the IRC, the Company will provide him with a full gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in IRC Section 280G. The Change in Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian is prevented from carrying out his duties and responsibilities due to disability, he will continue to receive his then-current salary for the period of his disability or, if less, 12 months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.

If Mr. Julian’s employment is terminated for Cause, the Company’s obligations under his agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

The Julian Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Julian may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the three years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information as defined in the Julian Agreement.

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on April 23, 2013 (“Executive Severance Policy”), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause,” as described below in “Definition of Cause,” and the termination is not covered by the Company’s CIC Policy as described below.

The benefit payable to participants under the Executive Severance Policy is the sum of 12 months’ base salary plus one month’s base salary per year of service, up to the lesser of (i) 24 months and (ii) the number of months until the participant turns age 62. Benefits under this plan are paid over time and are reduced or eliminated by any income the executive receives from subsequent employers during the severance payment period. Participants must execute a general release of the Company and its affiliates in order to receive severance benefits. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy.

Commencement of payments under the Executive Severance Policy may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid. Pursuant to the Executive Severance Policy, the Company will seek shareholder approval for any future arrangement with a participant in the plan that would provide for severance pay and benefits having a present value exceeding 2.99 times the sum of the executive’s base salary and target bonus.

Change in Control Policy

The Change in Control Policy for Selected Executive Employees, amended and restated on October 26, 2010 (“CIC Policy”), provides severance payments to employees of the Company (including executive officers) selected annually for participation in the Compensation Committee’s discretion. Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control” (as defined in the policy and described below in “Definition of a Change in Control”). Under the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” (as defined in the policy) and either proximate to or instigated by the party involved in, or otherwise in connection with, the Change in Control, or one that is initiated by the participant for “Good Reason” (as defined in the policy).

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The CIC Policy expands eligibility for benefits to a larger employee group than is eligible under the Executive Severance Policy, but like the Executive Severance Policy, it excludes participation by an executive who has an individual agreement with the Company providing for change in control benefits. Participants in the CIC Policy are designated by the Compensation Committee to participate in one of three tiers. Tier one participants (which would include any NEO participating in the CIC Policy) are entitled to a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as the sum of (i) annual base salary plus (ii) the greater of (A) the participant’s target bonus under the MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award).

CIC Policy participants are eligible for a full gross-up payment if benefits payable under the policy are subject to an excise tax under IRC Section 4999. If a tier one participant is covered by the EBRP, the participant’s straight-life annuity benefits under that plan will be calculated by adding three additional years of age and three additional years of service to the participant’s actual age and service. Tier one participants are eligible for three years of continued coverage under the Company’s medical plans (or plans providing comparable coverage) at no greater cost to the executive and Company-paid life insurance for three years. CIC Policy severance payments may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid.

Definition of a “Change in Control”

For purposes of the CIC Policy and Mr. Julian’s employment agreement, a “Change in Control” is defined as the occurrence of any change in ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in IRC Section 409A.

For purposes of Mr. Hammergren’s Agreement, a “Change in Control” of the Company is deemed to have occurred if any of the following events occur: (A) during any period of not more than 12 consecutive months, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act excluding the Company or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of not more than 12 consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, under the terms of Mr. Hammergren’s Agreement, no Change in Control is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

Definition of “Good Reason”

Both Mr. Hammergren and Mr. Julian have “Good Reason” to resign if any of the following actions is taken without his express written consent: (A) any material change by the Company in the executive officer’s functions, duties or responsibilities if that change would cause his position with the Company to become of less dignity, responsibility, or importance; (B) any reduction in the executive officer’s base salary, other than one in conjunction with an across-the-board reduction for all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the executive’s employment agreement; (D) relocation to an office more than 25 miles from the office at which the executive officer was based as of the effective date of the executive’s employment agreement; or (E) in the case of the Julian Agreement, in the event of a Change in Control, any change in the level of the officer within the Company to whom Mr. Julian reports as such level existed immediately prior to the Change in Control.

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Under the Hammergren Agreement, the following additional actions constitute Good Reason: (i) termination of his obligation and right to report directly to the Board, but not if he ceases to serve as Chairman, unless such action is taken in conjunction with a Change in Control; (ii) the Board removes him as Chairman at or after a Change in Control (or prior to a Change in Control if at the request of any third party participating in or causing the Change in Control), unless such removal is required by then applicable law; (iii) a change in the majority of the members of the Board as it was construed immediately prior to the Change in Control; (iv) failure by the Company to obtain the express assumption of his agreement by any successor or assign of the Company; or (v) cancellation of the automatic renewal provision in his agreement. Any incapacity he may develop due to physical or mental illness will not affect his ability to resign for Good Reason.

Definition of “Cause”

Generally under the Company’s plans and programs, “Cause” means the executive’s willful misconduct and in some cases the executive’s negligent misconduct which in any case is injurious to the Company. The specific consequences of such behavior are reflected in the agreement or plan documents.

The Hammergren Agreement provides that the Company may generally terminate Mr. Hammergren’s employment if he: (i) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole; (ii) engages in willful and material dishonesty involving the Company’s assets or those of any of its affiliated companies; or (iii) materially fails to comply with any of the provisions of his agreement. Before a termination for Cause may take effect, the Company must provide Mr. Hammergren with formal written notice after giving him the opportunity to be heard before the Board, give him a 15-day opportunity to cure his conduct, if appropriate, and have his termination confirmed by arbitration.

The Julian Agreement provides that the Company may terminate Mr. Julian’s employment for “Cause” under a definition that is similar, but not identical, to the Hammergren Agreement and provides Mr. Julian with the same procedural protections in the event of a termination for Cause.

Potential Payments upon Termination or Change in Control

The narrative and tables that follow describe potential payments and benefits that may be received by our NEOs or their respective beneficiaries pursuant to existing employment agreements, plans or arrangements under various separation scenarios including termination of employment or Change in Control. For purposes of these tables we have excluded Mr. Campbell, whose employment terminated June 28, 2013, and Mr. Rees, who resigned as interim Chief Financial Officer effective October 9, 2013 and continues to serve as the Company’s Vice President and Controller. Mr. Campbell received no additional benefits in connection with his resignation, but received his vested benefits under Company plans and programs. Mr. Rees, who continues to serve as our Vice President and Controller, was awarded restricted stock units in recognition of his service as interim Chief Financial Officer. This special recognition grant is disclosed in the 2014 Summary Compensation Table and the 2014 Grants of Plan-Based Awards Table.

Unless otherwise noted, the amounts shown assume a March 31, 2014 separation date, reflect the total present value of the obligation and, where applicable, are calculated using the $176.57 closing price of the Company’s common stock on March 31, 2014. Where the Company’s obligation is to provide services (i.e., provision for office and secretarial support), the discounted present value of the obligation is shown. These amounts are estimates only, as the actual obligation can only be determined at the time of actual separation from the Company.

The following tables show six termination events where an NEO, or the NEO’s beneficiary, may receive benefits: (i) death; (ii) disability; (iii) termination for Cause; (iv) voluntary termination; (v) involuntary termination not involving a change in control; and (vi) involuntary termination following a change in control. For both death and disability, the narrative and tabular disclosures include all benefits that may be provided to each NEO. Starting with involuntary termination, to avoid repetition, the narrative and tabular disclosures reflect only the incremental value that may be conveyed to each NEO.

For the Pension Benefits Table, we are generally required to report the values payable on a future date (the assumed retirement date) discounted to the pension benefit measurement date of March 31, 2014. This is one of the reasons why, except with respect to Mr. Hammergren, the EBRP values shown in the hypothetical voluntary termination table differ from the values reported in the 2014 Pension Benefits Table. In addition, amounts shown in the 2014 Pension Benefits Table do not include interest paid on amounts delayed for six months to comply with IRC Section 409A. Except for Mr. Hammergren’s benefit, which is a fixed amount, the pension benefits shown below are estimated values which may vary significantly based on subsequent events, such as changes in actuarial assumptions, changes in PBGC and GATT lump-sum interest rates and changes in compensation used to calculate pension benefits for our NEOs.

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Additionally, the amounts in the Pension Benefits Table reflect current service, actual plan compensation through FY 2014 (FY 2014 MIP amounts are assumed to equal target amounts) and an assumed 2.30% lump-sum interest rate. The payment amounts below reflect current service, actual plan compensation through FY 2014 (using actual FY 2014 MIP payout amounts), the NEO’s age on March 31, 2014 and the lump-sum conversion rate prescribed in the EBRP for a March 31, 2014 termination date. Mr. Julian, due to his age and service, is entitled to a lump-sum pension benefit computed using a 1.50% rate. Since they are not retirement eligible but have vested EBRP benefits, the GATT lump-sum interest rate of 3.66% was used to determine the EBRP benefit for all other NEOs who participate in the EBRP. The determination of these benefits is more fully explained in the narrative following the 2014 Pension Benefits Table.

On January 20, 2010 the Company froze the Executive Survivor Benefits Plan (“ESBP”) to new participants. All of our Current NEOs except Mr. Beer participate in the ESBP, which provides a supplemental cash death benefit to the executive’s named beneficiary on a tax-neutral basis. Under the terms of the ESBP, beneficiaries receive a cash death benefit of 300% of the executive’s annual base salary, up to a maximum of $2,000,000, if the executive dies while an active employee.

Participants in the ESBP are also entitled to post-employment coverage if they are granted “Approved Retirement.” A participant is eligible for Approved Retirement and is an “Approved Retiree” under the ESBP: (i) upon termination after age 62; (ii) for any involuntary termination after age 55 and completion of 15 years of service; (iii) with the approval of the Compensation Committee for any termination prior to (i) or (ii) above if the participant is at least age 55 and has completed five years of service; or (iv) as provided in a written employment agreement or at the Board’s discretion. However, the post-termination benefit conveyed to an Approved Retiree’s beneficiary under the ESBP is reduced to 150% of the participant’s final annual base salary up to a maximum of $1,000,000. Under the terms of his employment agreement, Mr. Hammergren is entitled to Approved Retirement under the ESBP should his employment terminate for any reason other than for Cause.

In each of the tables below, a “-0-” indicates no monetary value is associated with the benefit, while a “—” indicates the NEO is not entitled to the benefit.

Benefits and Payments upon Death

In the event of death, employees receive accelerated vesting of their outstanding equity awards, prorated MIP awards and prorated LTIP awards for any LTIP performance period that is at least 50% complete. Prorated MIP and LTIP payments are made at the end of the performance period when payments are made to other plan participants. Vested stock options remain exercisable for three years, subject to expiration of the option term.

The table below reflects the benefits payable in the event of death of our Current NEOs effective March 31, 2014:

Name	Salary Continuation to Spouse or Designee ($)(1)	Value of Option Acceleration ($)(2)	Value of Stock Acceleration ($)(2)	MIP ($)(3)	LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	840,000	57,132,213	83,441,685	5,443,200	7,110,000	3,311,258	114,000,000
James A. Beer	—	906,784	7,363,322	605,169	—	—	—
Paul C. Julian	532,500	31,685,482	46,086,536	2,530,440	3,620,667	3,311,258	24,210,767
Laureen E. Seeger	—	13,157,528	18,663,449	1,066,867	1,053,333	3,819,214	9,404,144
Patrick J. Blake	—	10,791,094	14,455,786	1,019,434	1,053,333	3,819,214	—

(1)	Amounts shown represent six months of base salary as of March 31, 2014, payable in accordance with the terms of the NEO’s employment agreement.

(2)	Amounts shown represent the value of unvested stock options and RSUs as of March 31, 2014. The value shown for option acceleration is calculated as the difference between the option exercise price and $176.57, the closing price of the Company’s common stock on March 31, 2014, the last day of our fiscal year. Beneficiaries have the earlier of three years or the option expiration date to exercise vested stock options. For more information on unvested equity awards held by NEOs, refer to the 2014 Outstanding Equity Awards Table.

(3)	Amounts shown represent actual MIP payouts for FY 2014 as reported in the 2014 Summary Compensation Table. In the event of death, NEOs are eligible for a prorated MIP award reflecting the amount earned through the month of death.

(4)	Amounts shown represent actual LTIP payouts for FY 2012 – FY 2014 as reported in the 2014 Summary Compensation Table and pro-rata portions (66.7%) of FY 2013 – FY 2015 LTIP target awards. In the event of death, NEOs are eligible for a prorated LTIP award reflecting the amount earned through the month of death for any performance period that is at least 50% complete.

(5)	Amounts shown represent 300% of annual base salary, up to a maximum of $2,000,000, on a tax-neutral basis. Mr. Beer is not an ESBP participant, since he was not an executive officer when participation in the plan was frozen in 2010.

(6)	Amounts shown represent the present value of lump-sum pension benefits payable to surviving spouses or designees. The following assumptions were used to determine the present value of benefit amounts: (i) the surviving spouse or designee is the same age as the NEO; (ii) participant was granted Approved Retirement on the day before death; and (iii) if married, participant elected to receive benefits in the actuarially reduced form of a joint and 100% survivor annuity. All Current NEOs, except Mr. Beer and Mr. Blake, have vested EBRP benefits. Mr. Beer and Mr. Blake are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007.

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Benefits and Payments upon Termination Due to Disability

In the event of termination due to permanent and total disability, employees receive accelerated vesting of their outstanding equity awards, prorated MIP awards and prorated LTIP awards for any LTIP performance period that is at least 50% complete. MIP and LTIP payments are made at the end of the performance period when payments are made to other plan participants. With respect to NEOs, a termination due to disability occurs on the first anniversary of the date the executive is unable to perform services.

The table below reflects the benefits payable in the event of termination due to disability effective March 31, 2014, which for purposes of this presentation is considered to be a “voluntary termination” under Mr. Hammergren’s and Mr. Julian’s employment agreements and the Executive Severance Policy for Mr. Beer, Ms. Seeger and Mr. Blake:

Name	Medical ($)(1)	Office and Secretary ($)(1)	Financial Counseling ($)(1)	Value of Option Acceleration ($)(2)	Value of Stock Acceleration ($)(2)	MIP ($)(3)	LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	1,333,736	1,667,842	266,218	57,132,213	83,441,685	5,443,200	7,110,000	1,655,629	114,000,000
James A. Beer	—	—	—	906,784	7,363,322	605,169	—	—	—
Paul C. Julian	—	—	—	31,685,482	46,086,536	2,530,440	3,620,667	—	28,923,055
Laureen E. Seeger	—	—	—	13,157,528	18,663,449	1,066,867	1,053,333	—	3,437,025
Patrick J. Blake	—	—	—	10,791,094	14,455,786	1,019,434	1,053,333	—	—

(1)	Mr. Hammergren’s employment agreement provides for lifetime post-employment medical coverage, office and secretary and financial counseling. We used the following assumptions to determine the present value of benefit amounts:

• Medical: a monthly full family (COBRA) rate together with dental and vision of $1,998, increased by a multiple for higher expected claims due to disability; a future value discount rate of 4.09%; a pre-Medicare health care trend of 7.25%, grading down 0.25% per year to an ultimate trend rate of 5.0%; a post-Medicare health care trend of 6.75% grading down 0.25% per year to an ultimate trend rate of 5.0%; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2014.

• Office and Secretary, Financial Counseling: an annual cost of $126,477 for office and secretary and $20,188 for financial counseling; a 3.0% trend rate for cost appreciation and a future value discount rate of 4.13%; a utilization rate of 100% to age 67 gradually decreasing until age 99, after which it is zero; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2014.

(2)	Amounts shown represent the value of unvested stock options and RSUs as of March 31, 2014. The value shown under option acceleration is calculated as the difference between the option exercise price and $176.57, the closing price of the Company’s common stock on March 31, 2014, the last day of our fiscal year. Employees or their beneficiaries have the earlier of three years or the option expiration date to exercise vested stock options. For more information on unvested equity awards held by NEOs, refer to the 2014 Outstanding Equity Awards Table above.

(3)	Amounts shown represent actual MIP payouts for FY 2014 as reported in the 2014 Summary Compensation Table. In the event of disability, NEOs are eligible for a prorated MIP award reflecting the amount earned through the month of disability.

(4)	Amounts shown represent actual LTIP payouts for FY 2012 – FY 2014 as reported in the 2014 Summary Compensation Table and pro-rata portions (66.7%) of FY 2013 – FY 2015 LTIP target awards. In the event of disability, NEOs are eligible for a prorated LTIP award reflecting the amount earned through the month of disability for any performance period that is at least 50% complete.

(5)	As an Approved Retiree under the ESBP, Mr. Hammergren is eligible for a post-employment benefit of $1,000,000 on a tax-neutral basis.

(6)	All Current NEOs, except Mr. Beer and Mr. Blake, have vested EBRP benefits. Mr. Beer and Mr. Blake are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007. Mr. Julian is entitled to an Early Retirement benefit under the EBRP.

Termination for Cause

In the event of termination for Cause as described above under “Definition of Cause,” or as defined in the Company’s contracts, plans or policies, all obligations or commitments are canceled or voided, including outstanding equity grants, vested stock options, MIP and LTIP awards and EBRP benefits. However, payments such as accrued but unpaid salary and paid time off are made as required by federal and state laws.

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Benefits and Payments upon Voluntary Termination

In the event of voluntary termination (or for Mr. Hammergren and Mr. Julian, for other than for Good Reason), all unvested equity is canceled. MIP and LTIP awards are canceled and/or prorated depending on the employee’s age plus service. Employees whose age plus service equals 65 (“65 points”) are eligible for prorated MIP and LTIP awards. NEOs with at least 65 points are eligible for a prorated LTIP award, reflecting the amount earned through the month of voluntary termination, for any performance period that is at least 50% complete. Under our equity plans, all employee participants with at least 65 points have three years to exercise vested stock options, subject to expiration of the option term. Among Current NEOs, Mr. Hammergren, Mr. Julian, Ms. Seeger and Mr. Blake had 65 points on March 31, 2014.

Under the terms of his employment agreement, Mr. Hammergren receives Approved Retiree status under the ESBP in the event of voluntary termination. Approved Retiree status extends coverage under the ESBP into retirement at a level of 150% of final annual base salary, up to a maximum of $1,000,000, on a tax-neutral basis. Under the terms of his employment agreement, Mr. Hammergren receives lifetime medical coverage, office and secretary and financial counseling.

The table below reflects the benefits payable in the event of voluntary termination effective March 31, 2014:

Name	Medical ($)(1)	Office and Secretary ($)(1)	Financial Counseling ($)(1)	MIP ($)(2)	LTIP ($)(3)	Cash Death Benefit (ESBP) ($)(4)	Executive Pension (EBRP) ($)(5)
John H. Hammergren	801,410	2,229,378	355,849	5,443,200	7,110,000	1,655,629	114,000,000
James A. Beer	—	—	—	—	—	—	—
Paul C. Julian	—	—	—	2,530,440	3,620,667	—	29,489,947
Laureen E. Seeger	—	—	—	1,066,867	1,053,333	—	3,437,025
Patrick J. Blake	—	—	—	1,019,434	1,053,333	—	—

(1)	Mr. Hammergren’s employment agreement provides for lifetime post-employment medical coverage, office and secretary and financial counseling. We used the following assumptions to determine the present value of benefit amounts:

• Medical: a monthly full family (COBRA) rate, together with dental and vision of $1,998, a future value discount rate of 4.09%; a pre-Medicare health care trend of 7.25%, grading down 0.25% per year to an ultimate trend rate of 5.0%; a post-Medicare health care trend of 6.75%, grading down 0.25% per year to an ultimate trend rate of 5.0%; and the RP2000 Healthy Annuitants Mortality Table, projected with scale AA to 2021.

• Office and Secretary, Financial Counseling: an annual cost of $126,477 for office and secretary and $20,188 for financial counseling; a 3.0% trend rate for cost appreciation and a future value discount rate of 4.13%; a utilization rate of 100% to age 67, gradually decreasing until age 99, after which it is zero; and the RP2000 Healthy Annuitants Mortality Table, projected with scale AA to 2021.

(2)	Amounts shown represent actual MIP payouts for FY 2014 as reported in the 2014 Summary Compensation Table. As “Retirees” under the MIP with 65 points as of March 31, 2014, Mr. Hammergren, Mr. Julian, Ms. Seeger and Mr. Blake are eligible for prorated MIP awards.

(3)	Amounts shown represent actual LTIP payouts for FY 2012 – FY 2014 as reported in the 2014 Summary Compensation Table and pro-rata portions (66.7%) of FY 2013 – FY 2015 LTIP target awards. As “Retirees” under the LTIP with 65 points as of March 31, 2014, Mr. Hammergren, Mr. Julian, Ms. Seeger and Mr. Blake are eligible for prorated LTIP awards.

(4)	As an Approved Retiree under the ESBP, Mr. Hammergren is eligible for a post-employment benefit of $1,000,000 on a tax-neutral basis.

(5)	All Current NEOs, except Mr. Beer and Mr. Blake, have vested EBRP benefits. Mr. Beer and Mr. Blake are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007. For Mr. Julian, who is entitled to an Early Retirement benefit under the EBRP, the amount shown includes six months’ interest accrued at the DCAP Rate, since payment of the benefit is delayed six months to comply with IRC Section 409A.

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Incremental Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

The Executive Severance Policy covers employees nominated by management and approved by the Compensation Committee. This policy covers NEOs without employment agreements. The Executive Severance Policy is described above in “Executive Employment Agreements.”

Mr. Hammergren and Mr. Julian are eligible for severance benefits upon involuntary termination without Cause, or for voluntary termination for Good Reason as described above in “Executive Employment Agreements.” Mr. Hammergren’s agreement provides for accelerated vesting of all outstanding equity grants. Additionally, he maintains his status as an active employee under the ESBP and continues his participation in outstanding LTIP performance periods for the duration of his “Severance Period,” which is defined in his employment agreement. Mr. Julian’s agreement provides for continued vesting of outstanding equity grants for the remaining term of his employment agreement.

The table below reflects the incremental benefits payable, in addition to the amounts in the table above, in the event of involuntary termination other than for Cause, and with respect to Mr. Hammergren and Mr. Julian, in the event of voluntary termination for Good Reason effective March 31, 2014:

Name	Salary Continuation/ Severance ($)(1)	Medical ($)(2)	Office and Secretary ($)	Financial Counseling ($)	Value of Option Acceleration ($)(3)	Value of Stock Acceleration ($)(3)	MIP ($)(4)	LTIP ($)(5)	Cash Death Benefit (ESBP) ($)(6)	Executive Pension (EBRP) ($)(7)
John H. Hammergren	5,050,080	-0-	-0-	-0-	57,132,213	83,441,685	11,088,000	833,333	-0-	-0-
James A. Beer	804,800	—	—	—	—	—	—	—	—	—
Paul C. Julian	2,757,640	21,346	—	—	29,993,026	46,086,536	-0-	-0-	1,655,629	5,763,712
Laureen E. Seeger	1,376,116	—	—	—	—	—	-0-	-0-	—	-0-
Patrick J. Blake	1,372,104	—	—	—	—	—	-0-	-0-	—	—

(1)	Amounts shown represent the following: (i) for Mr. Hammergren and Mr. Julian, salary continuation as provided under their respective employment agreements; (ii) for Mr. Beer, Ms. Seeger and Mr. Blake, severance as provided under the Executive Severance Policy; and (iii) for all NEOs, six months’ interest accrued at the DCAP Rate, since payment of vested benefits is delayed six months to comply with IRC Section 409A.

(2)	Mr. Julian’s employment agreement provides for medical coverage for the remaining term of his employment agreement as of March 31, 2014. The amount shown represents the monthly individual (COBRA) rate for 31 months.

(3)	Mr. Hammergren’s employment agreement provides for acceleration of unvested stock options and RSUs. The amount shown under option acceleration is calculated as the difference between the option exercise price and $176.57, the closing price of the Company’s common stock on March 31, 2014, the last day of our fiscal year. Mr. Hammergren has the earlier of three years or the option expiration date to exercise vested stock options. Mr. Julian’s employment agreement provides for continued vesting of outstanding equity awards. The amount shown represents the additional vesting that occurs for the remaining term of his employment agreement. For more information on unvested equity awards held by NEOs, refer to the 2014 Outstanding Equity Awards Table.

(4)	Mr. Hammergren’s and Mr. Julian’s employment agreements provide for continued participation in the MIP. Amounts shown represent the following: (i) for Mr. Hammergren, the actual MIP payout for FY 2014 as reported in the 2014 Summary Compensation Table plus three years of FY 2014 MIP opportunity paid at target; and (ii) for Mr. Julian, the actual MIP payout for FY 2014 as reported in the 2014 Summary Compensation Table. Amounts shown for Ms. Seeger and Mr. Blake represent actual MIP payouts for FY 2014 as reported in the 2014 Summary Compensation Table. As “Retirees” under the MIP with 65 points as of March 31, 2014, Ms. Seeger and Mr. Blake are eligible for prorated MIP awards.

(5)	Mr. Hammergren’s employment agreement provides for continued participation in the LTIP. The amount shown for Mr. Hammergren represents the LTIP payout for FY 2012 – FY 2014 as reported in the 2014 Summary Compensation Table, as well as pro-rata portions (66.7%) of the FY 2013 – FY 2015 LTIP target award and (33.3%) of the FY 2014 – FY 2016 LTIP target award. Amounts shown for Mr. Julian, Ms. Seeger and Mr. Blake represent actual LTIP payouts for FY 2012 – FY 2014 as reported in the 2014 Summary Compensation Table and pro-rata portions (66.7%) of FY 2013 – FY 2015 LTIP target awards. As “Retirees” under the LTIP with 65 points as of March 31, 2014, Mr. Julian, Ms. Seeger and Mr. Blake are eligible for prorated LTIP awards.

(6)	As an Approved Retiree under the ESBP, Mr. Julian is eligible for a post-employment benefit of $1,000,000 on a tax-neutral basis.

(7)	Mr. Julian’s employment agreement provides for additional service credits for the remaining terms of his employment agreement. For Mr. Julian, who is entitled to an Approved Retirement benefit under the EBRP, the amount shown includes six months’ interest accrued at the DCAP Rate, since payment of the benefit is delayed six months to comply with IRC Section 409A.

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Incremental Benefits and Payments upon Involuntary Termination in Conjunction with a Change in Control

The CIC Policy provides severance benefits to employees nominated by management and approved by the Compensation Committee. This policy covers NEOs without employment agreements. A detailed discussion of our CIC policy is provided above at “Executive Employment Agreements.”

Upon termination in conjunction with a Change in Control, the 2013 Stock Plan, 2005 Stock Plan and applicable award agreements provide for accelerated vesting of outstanding unvested equity awards. The MIP provides for payment after the end of the fiscal year in which a Change in Control occurs, equal to the greatest of (i) the target award; (ii) the award payable based on actual performance; or (iii) the average award payable to the participant for the prior three years. This MIP award is also payable if the participant’s employment is involuntarily terminated within 12 months after a Change in Control. The LTIP and applicable award agreements provide for payout of outstanding awards upon an involuntary termination in conjunction with a Change in Control. The LTIP payout is calculated based on achievement against performance measures through the last completed fiscal year.

The table below reflects the incremental benefits payable, in addition to the amounts in the two previous tables, in the event of an involuntary termination in conjunction with a Change in Control effective March 31, 2014:

Name	Gross- Up ($)(1)	Severance ($)(1)	Medical ($)(2)	Office and Secretary ($)	Financial Counseling ($)	Value of Option Acceleration ($)(3)	Value of Stock Acceleration ($)(3)	MIP ($)(1)(4)	LTIP ($)(5)	Cash Death Benefit (ESBP) ($)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	—	11,394,029	-0-	-0-	-0-	-0-	-0-	(11,088,000)	2,521,667	-0-	-0-
James A. Beer	-0-	4,072,966	73,878	—	—	906,784	7,363,322	800,000	635,000	—	—
Paul C. Julian	-0-	6,645,689	3,443	—	—	1,692,456	-0-	-0-	1,710,333	-0-	1,347,508
Laureen E. Seeger	-0-	3,301,713	44,251	—	—	13,157,528	18,663,449	-0-	496,667	—	11,065,430
Patrick J. Blake	-0-	3,311,558	63,015	—	—	10,791,094	14,455,786	-0-	496,667	—	—

(1)	Except for Mr. Hammergren, amounts shown are incremental tax-neutral amounts which include six months’ interest accrued at the DCAP Rate, since severance payments are delayed six months to comply with IRC Section 409A. Mr. Hammergren relinquished his right to an excise tax gross-up on March 27, 2012. In the event of an involuntary termination in conjunction with a Change in Control, Mr. Hammergren’s employment agreement provides for a lump-sum cash severance payment equal to the amount payable in the event of an involuntary termination absent a Change in Control. For the other NEOs covered by the CIC Policy and for Mr. Julian, who is covered by an employment agreement, amounts shown represent 2.99 times the sum of annual base salary, plus the greater of a MIP target award or the average actual MIP payout over the last three fiscal years.

(2)	Amounts shown represent the post-employment medical coverage to be provided in conjunction with a Change in Control.

(3)	Amounts shown represent the value of unvested stock options and RSUs as of March 31, 2014. The value shown under option acceleration is calculated as the difference between the option exercise price and $176.57, the closing price of the Company’s common stock on March 31, 2014, the last day of our fiscal year. Employees have the earlier of three years or the option expiration date to exercise vested stock options. For more information on unvested equity awards held by NEOs, refer to the 2014 Outstanding Equity Awards Table.

(4)	For Mr. Hammergren, the amount shown represents a reduction from the amount that would be payable in the event of an involuntary termination not for Cause or a voluntary termination for Good Reason, because the amount shown under “Severance” as described in footnote (1) above includes the estimated value of three years’ participation in the MIP. For Mr. Beer, the amount shown represents his MIP target award for FY 2014. Mr. Julian’s employment agreement provides for continued participation in the MIP. For Mr. Julian, the amount shown represents his actual MIP payout for FY 2014 as reported in the 2014 Summary Compensation Table. For Ms. Seeger and Mr. Blake, amounts shown represent actual MIP payouts for FY 2014 as reported in the 2014 Summary Compensation Table.

(5)	For Mr. Hammergren, the amount shown represents the increase over his prorated LTIP payout in the event of an involuntary termination not for Cause or voluntary termination for Good Reason. For other NEOs, amounts shown represent LTIP payouts at target.

(6)	For Mr. Julian and Ms. Seeger, who are entitled to an Early Retirement benefit under the EBRP, amounts shown include six months’ interest accrued at the DCAP Rate, since payment of the benefit is delayed six months to comply with IRC Section 409A. For Ms. Seeger, the CIC Policy provides for an additional three years of service credit in the determination of her EBRP benefit.

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ITEM 3.	Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

As required by Exchange Act Section 14A, shareholders are entitled to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement (“NEOs”). This item, commonly known as a “say on pay” proposal, gives shareholders the opportunity to express their views on compensation for our NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the objectives, policies and practices described in this proxy statement. Accordingly, you are asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Our Board recommends a vote “FOR” this resolution. In FY 2014, the Company once again posted strong financial and operational performance. We reported Adjusted EPS of $8.35, a 31% increase over the prior year, and revenues of $137.6 billion, a 13% increase over the prior year. We delivered 65% total shareholder return for the year ended March 31, 2014, adding more than $16 billion to our market capitalization. Despite our performance, compensation delivered to McKesson’s executive officers in FY 2014 decreased.

For more information about our program, including information about the FY 2014 compensation of our NEOs, please read the “Compensation Discussion and Analysis” that appears above. As we described in this section, we continue to make modifications to our executive compensation program, such as reducing our CEO’s pension benefit by almost 30% and adopting a new TSRU (long-term equity incentive) program. Over the years, the Compensation Committee also established increasingly ambitious targets under our executive compensation program and recently expanded the mix of financial metrics in our incentive plans to include additional drivers of shareholder return. Finally, the grant date values of Current NEOs’ equity awards have decreased each year since FY 2011. These changes reflect our continuing commitment to strengthen McKesson’s pay for performance alignment and to embrace contemporary compensation and governance best practices and investor feedback.

While the say on pay vote is advisory and therefore not binding on the Company, our Board and our Compensation Committee value the opinions of shareholders, which we receive through a number of vehicles including the say on pay vote. We carefully and thoughtfully consider our shareholders’ concerns and opinions in evaluating our executive compensation program. We have determined that our shareholders should cast an advisory vote on the compensation of our NEOs on an annual basis. Unless this policy changes, the next advisory vote to approve compensation of our NEOs on an advisory, non-binding basis will be at the 2015 Annual Meeting of Stockholders.

ITEM 4.	Shareholder Proposal on Action by Written Consent of Shareholders

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who represents that he is the holder of no less than 60 shares of the Company’s common stock:

Proposal 4 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal empowers shareholders by giving shareholders the ability to effect change without being forced to wait until the next annual meeting.

This proposal should also be evaluated more favorably due to our company’s clearly improvable corporate governance performance as reported in 2013:

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GMI Ratings, an independent investment research firm, rated McKesson D in executive pay - $71 million for John Hammergren. McKesson made headlines on June 21, 2013 upon the release of its annual proxy statement. According to the filing, CEO John Hammergren would have been due a pension of $159 million had he retired from the company on March 31, 2013. Mr. Hammergren’s pension, more than double the next largest pension in the S&P 500 and 20 times the average S&P pension, had been enhanced through added years of company service and other favorable provisions.

As a possible consequence of this excessive pay each member of our executive pay committee received from 29% to 39% in negative votes: Edward Mueller, Alton Irby, Christine Jacobs and David Lawrence. Plus Mr. Lawrence was negatively flagged by GMI due to his director duties at PG&E Corporation when it filed for bankruptcy.

GMI said regarding social behavior, the McKesson governance profile was negatively affected by fines for distributing drugs that were not safely packaged. In addition, the company had entered into settlements for price fixing lawsuits referred to as “Average Wholesale Price lawsuits” as well as large punitive damages over its anesthetic Propofol. In light of these most recent pay, board, and social behavior developments GMI said it continued to view McKesson Corporation as a long-term sustainability risk.

On November 5, 2013, Wisconsin’s attorney general’s office announced a $14 million settlement with McKesson to settle allegations of Medicaid Fraud. GMI said McKesson had a higher shareholder class action litigation risk than 99% of all rated companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value.

Right to Act by Written Consent – Yes on 4

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or its shareholders.

The Board believes that implementation of this proposal is unnecessary given the ability of shareholders to call special meetings. Currently, any matter that either McKesson or its shareholders wish to present for a vote must be presented at an annual or special meeting of shareholders. This allows all shareholders to consider, discuss and vote on pending shareholder actions. In contrast, the written consent proposal at issue would permit a small group of shareholders (including those who accumulate a short-term voting position through the borrowing of shares) with no fiduciary duties to other shareholders to initiate action with no prior notice either to the other shareholders or to the Company, thus preventing all shareholders from having an opportunity to deliberate in an open and transparent manner, and to consider arguments for and against any action, including the Company’s position.

At the 2013 Annual Meeting of Stockholders, our investors overwhelmingly approved By-Law amendments providing for a shareholder right to call a special meeting of shareholders. At the same meeting, shareholders considered, but did not approve, a shareholder proposal requesting that the Board take the steps necessary to permit shareholder action by written consent. We believe these voting results reflect a preference among shareholders of the Company for the right to call a special meeting over the right to act by written consent, consistent with feedback we received directly from a number of shareholders through our investor outreach this year and the prior two years. For more information, see the section of the proxy statement titled “Corporate Governance - Shareholder Right to Call a Special Meeting.”

In addition to considering feedback from our shareholders, the Board has considered the costs and risks to the Company that the right of shareholders to act by written consent would introduce. The Board believes that the governance process whereby corporate actions are approved at a meeting of the shareholders, whether an annual meeting or a special meeting, provides certain protections and advantages to our shareholders. Approval of proposals at a shareholder meeting ensures that proposals are widely disseminated to our shareholders through the proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the Securities and Exchange Commission. If a meeting is convened, the Board is provided with an opportunity to present an analysis of such proposals and can present its recommendations to the Company’s shareholders. The proxy statement and any additional soliciting materials must be distributed to all shareholders of record in advance of the meeting, providing shareholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxies.

By contrast, action by less than unanimous written consent at any time does not guarantee any of these protections or advantages. In general, shareholders are not entitled to receive notice of actions to be taken by written consent and, thus, may not be given sufficient time or opportunity to evaluate the proposed action. Further, the Board does not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent, and proponents of the proposed action need not provide any information regarding themselves or their interests in the proposed action to other shareholders or the Company.

Apart from the desirability of a shareholder right to call a special meeting, as adopted by our shareholders in 2013, over a written consent right, the Board believes this proposal is not in the best interests of the Company. The Board opposes this proposal because it could have adverse consequences on McKesson and its shareholders, including potential abuse, disenfranchisement of minority shareholders, lack of transparency and accountability to our shareholders, and the undermining of an orderly governance process for taking significant corporate actions, all as described more fully below.

This proposal, if implemented by the Company, would provide certain of our shareholders with the ability to take an action without input from and notice to all of our shareholders. As a result, this proposal could have adverse consequences, as noted above, including effectively disenfranchising those shareholders not participating in the written consent. This is of particular concern in cases involving significant corporate actions and in the

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context of contests for corporate control of the Company. For example, our Certificate of Incorporation and By-Laws permit our shareholders to remove directors without cause and to fill vacancies on the Board. Shareholders could act by written consent to remove one or more of our directors without cause and replace a removed director, all outside of the normal cycle of the annual meetings of our shareholders or a special meeting of our shareholders. Consequently, the written consent process could be used to replace existing members of the Board with little or no notice to the Board or the Company’s other shareholders, which could be highly disruptive to the Company and, therefore, not in the best interests of the Company or our shareholders.

In addition, because proponents of an action by written consent need not satisfy any holding requirements with respect to our common stock, market participants engaging in short-term speculation could potentially determine the outcome of any particular issue. Such shareholders may not act in the interests of longer-term holders of our common stock.

The Board believes that the potential for abuse and disenfranchisement of minority shareholders and other adverse consequences associated with the right to act by less than unanimous written consent outweighs any potential benefits to our shareholders. In addition, our shareholders have other avenues for raising important matters with our Board other than in connection with our annual meeting of stockholders. Besides the right to call a special meeting, the Company has procedures in place that provide our shareholders with the opportunity to communicate directly with members of the Board, including the Lead Independent Director, as described in the section of this proxy statement titled “Communications with Directors.”

Finally, it should be noted that the proponent’s miscellaneous comments in this proposal regarding CEO compensation, the qualifications of our Board members, and business practices of the Company are not relevant in evaluating the advisability of permitting action by written consent. Nevertheless, in light of such comments, we urge you to review the sections of this proxy statement titled “Executive Compensation” and “Election of Directors” which address matters raised by those comments.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our shareholders.

Your Board recommends a vote “AGAINST” this proposal.

ITEM 5.	Shareholder Proposal on Disclosure of Political Contributions and Expenditures

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the Board of the Miami Firefighters’ Relief and Pension Fund, 2980 N.W. South River Drive, Miami, Florida 33125-1146, which represents that it is the holder of 2,200 shares of the Company’s common stock:

RESOLVED: that the shareholders of McKesson Corporation (“McKesson” or the “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

SUPPORTING STATEMENT: As long-term shareholders of McKesson, we support transparency and accountability in corporate spending on political activities. The U.S. Supreme Court said in its Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

We note that our Company makes some information about its political activities available on its website, including a policy on spending from corporate funds and the names of trade associations to which it belongs. We believe this is deficient because of the following important gaps:

•	A list of direct contributions to candidates, parties, and committees;

•	Amounts given to each trade association that were used for political purposes;

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•	Payments to any other third-party organization, including those organized under the section 501(c)(4) of the Internal Revenue Service code; and

•	Independent expenditures made directly by the Company.

McKesson contributed at least $404,489 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org). However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically.

The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies and industry peers, including Merck, United Parcel Service, and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and supports the transparency and accountability objectives; however, given the limited nature of the Company’s corporate political contributions, together with recently enhanced transparency and Board oversight of our political engagement, we believe the proposal is unnecessary and recommend a vote “AGAINST” it.

McKesson understands that the decisions made by policymakers have a profound impact on our industry, business, and customers. The Company seeks to educate elected and appointed officials about the solutions we offer to improve patient safety, reduce the cost and variability of care, and improve the quality and efficiency of healthcare delivery.

McKesson also engages in the political process through the McKesson Corporation Employees Political Fund (“PAC”). Contributions by the PAC are funded entirely by eligible McKesson employees on a voluntary basis; such contributions are not made with corporate assets. The PAC allows employees to pool their financial resources to support federal, state and local candidates, political party committees and political action committees.

The activities of the PAC, which is governed by its own Board of Trustees, are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The PAC files monthly reports of receipts and disbursements with the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. A link to the FEC database of PAC contributions is available from the Public Affairs section of the Company’s website at www.mckesson.com under the caption “About McKesson-Public Affairs.”

While the PAC is the primary vehicle for political engagement, the Company does make a limited number of corporate political contributions at the state level where permitted by law. This includes corporate contributions to state candidates and political action committees in areas where the Company has a significant employee or facility presence.

For the calendar year ended December 31, 2013, McKesson’s total corporate political contributions were less than $51,000, with an average contribution of approximately $934 and no individual contribution exceeding $5,000. In calendar year 2012, McKesson’s total corporate political contributions were less than $50,000 with an average contribution of approximately $1,500 and no individual contribution exceeding $5,000. These numbers are representative of typical annual aggregate amounts. The Company does not make “independent expenditures”, nor does it contribute to so-called “Super PACs”.

The Company’s policy regarding corporate political contributions requires that all contributions be approved by the Senior Vice President of Public Affairs, with contributions greater than $1,000 subject to approval by the Chairman of the Board and Chief Executive Officer. The Company’s Code of Business Conduct and Ethics specifically prohibits any corporate political contributions without prior approval.

All corporate political contributions are subject to both internal procedures and strict laws regarding transparency. Since the beginning of fiscal year 2014 (which commenced on April 1, 2013), the Senior Vice President of Public Affairs reports all corporate political contributions annually to the Board of Directors, and the Board recently undertook the responsibility to exercise Board oversight with respect to corporate political contributions. In addition, all states require that contributions be disclosed by either the recipient or the donor or both. All information regarding the corporate political contributions made by McKesson to state candidates is publicly available. All contributions are subject to a compliance review by counsel and are made in compliance with all applicable laws.

Finally, the Company participates in certain industry trade organizations with purposes that include, but are not limited to, enhancement of the public image of our industry and education about the industry, issues affecting the industry, and industry best practices and standards. We do not make contributions to industry trade associations for political purposes, and few, if any, of the trade associations to which we belong, engage in any direct advocacy for political candidates.

We agree that transparency and accountability with respect to political expenditures are important. That is why on the Company’s website at www.mckesson.com under the caption “About McKesson-Public Affairs” we include the following information:

•	a general statement regarding the Company’s policies concerning political contributions;

•	information regarding federal-level contributions by the PAC, including a link to the FEC database;

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•	aggregate amounts of corporate political contributions by the Company; and

•	a list of trade associations to which we belong and for which our dues exceed $50,000 per year.

For the reasons set forth above, including the information currently available to shareholders in our Corporate Citizenship Report and our website, as well as our annual report provided to the Board and the Board’s oversight, the Board believes the proposal is unnecessary and the additional disclosure contemplated by the proposal is not warranted at this time.

Your Board recommends a vote “AGAINST” this proposal.

ITEM 6.	Shareholder Proposal on Accelerated Vesting of Equity Awards

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, which represents that it is the holder of 110 shares of the Company’s common stock:

RESOLVED: The shareholders urge the Board of Directors of McKesson Corporation to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of any equity award granted to any named executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted.

SUPPORTING STATEMENT: McKesson allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance. Shareholders expressed their concerns with executive compensation at the 2013 annual meeting when 78% of the shares were cast against the executive compensation plan for McKesson’s named executive officers.

According to last year’s proxy statement, a termination and change in control as of March 31, 2013, would have accelerated the vesting of $265 million of long-term equity to the Company’s six executive officers, with Chairman, President and CEO John. H. Hammergren entitled to $116 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as, providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one-third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or its shareholders.

The Board opposes this proposal because it believes that providing for accelerated vesting of equity awards in the event of a named executive officer’s termination following a change in control furthers the objectives of the Company’s executive compensation program and is in the best interests of its shareholders. As we describe in more detail in the section of this proxy statement titled “Executive Compensation - Compensation

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Discussion and Analysis,” we provide our executives with employee benefits, including severance and change in control benefits, that the Compensation Committee believes are competitively necessary and in the best interests of the Company and its shareholders. The Compensation Committee has flexibility in adopting competitive compensation programs that satisfy the Company’s short-term and long-term goals. Adopting this proposal would limit our ability to provide competitive compensation programs and could disadvantage our ability to attract and retain highly qualified employees.

Consistent with current market practice, each of the Company’s shareholder-approved equity compensation plans includes change in control provisions providing for accelerated vesting upon an involuntary or constructive termination of employment following a change in control, including the Company’s 2013 Stock Plan, which was overwhelmingly approved by shareholders at the 2013 annual meeting. It is common for our peers to provide for the accelerated vesting of equity awards upon termination in conjunction with a change in control, and therefore offering these benefits is important for maintaining the Company’s competitiveness in attracting and retaining executive talent. The Board further believes that this policy is an important tool for retaining and motivating our executives in the face of a potential change in control transaction. Accelerated vesting will help to mitigate some of the uncertainty that will likely arise for executives from a change in control transaction, and reduce the risk of executive turnover during a pending transaction as the risk of job loss is relatively high for senior executives in these situations.

In addition, the Board believes that providing for accelerated vesting of equity awards upon termination in connection with a change in control best aligns the interests of the Company’s management with those of its shareholders. Providing for accelerated vesting ensures that executives are not penalized with a loss of equity compensation awards that could occur from the consummation of a transaction that, while outside of the control of our executives, is in the best interests of the Company’s shareholders. We believe that acceleration of vesting in appropriate circumstances permits management to remain objective and focused on protecting shareholders’ interests and maximizing shareholder value during the course of a potential change in control event.

The Board believes that the current structure of the Company’s executive compensation program, including the provisions related to accelerated vesting of equity incentive awards, are appropriate and effective, aligning the interests of our executives with those of the Company’s shareholders. We believe that these compensation programs are consistent with market practice and provide us with the ability to compete for, attract and retain talented executives.

For the foregoing reasons, the Board believes that this proposal is not in the best interests of McKesson or our shareholders.

Your Board recommends a vote “AGAINST” this proposal.

Certain Relationships and Related Transactions

The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions. The Company anticipates that similar transactions may occur in FY 2015.

The brother-in-law of Mr. Hammergren is employed in the Company’s Distribution Solutions segment and received approximately $153,736 in salary and bonus during FY 2014 and was eligible to participate in the Company’s general welfare plans. The son, daughter and son-in-law of Mr. Julian are employed by the Company and in the aggregate they received $358,749 in salary and bonus during FY 2014 and were eligible to participate in the Company’s general welfare plans. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that any such relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.

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ADDITIONAL CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2014 except that one Form 4 was filed late due to an administrative oversight. That Form 4 was filed on December 20, 2013 to report an off-cycle award of 963 RSUs to Nigel A. Rees on October 29, 2013.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Broadridge Financial Solutions, Inc. to assist in distributing these proxy materials. We have also engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $75,000 plus out-of-pocket expenses. The directors, officers and employees of the Company may also participate in the solicitation without remuneration in addition to compensation received as directors, officers or employees.

Other Matters

In addition to voting choices specifically marked, and unless otherwise indicated by the shareholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Annual Meeting, which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the Annual Meeting.

Compliance with Corporate Governance Listing Standards

The Company submitted an unqualified certification to the NYSE in calendar year 2013 regarding the Company’s compliance with the NYSE corporate governance listing standards.

Shareholder Proposals for the 2015 Annual Meeting

To be eligible for inclusion in the Company’s 2015 proxy statement pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, 35th Floor, San Francisco, California 94104, and must be received no later than February 19, 2015. The Company’s Advance Notice By-Law provisions require that shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than May 1, 2015 and no earlier than April 1, 2015.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Willie C. Bogan
Associate General Counsel and Secretary
June 19, 2014

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, California 94104.

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APPENDIX A

SUPPLEMENTAL INFORMATION:

RECONCILIATION OF GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (NON-GAAP)

	Years Ended March 31,
	2014	2013	2012	2011	2010
Diluted earnings per share from continuing operations (GAAP)	$5.83	$5.62	$5.49	$4.12	$4.41
Adjustments, net of tax:
Amortization of acquisition-related intangibles	0.85	0.56	0.45	0.30	0.26
Acquisition expenses and related adjustments	0.63	(0.02)	0.07	0.14	—
Litigation reserve adjustments	0.23	0.19	0.24	0.57	(0.04)
LIFO-related adjustments	0.81	0.03	0.03	—	0.02
Adjusted earnings per share (Non-GAAP)(1)	$8.35	$6.38	$6.28	$5.13	$4.65

(1) May not add due to rounding.

Adjusted Earnings (Non-GAAP) Financial Information

Adjusted Earnings represents income from continuing operations, excluding the effects of the following items from the Company’s U.S. generally accepted accounting principles (“GAAP”) financial results, including the related income tax effects:

Amortization of acquisition-related intangibles – Amortization expense of acquired intangible assets purchased in connection with acquisitions by the Company.

Acquisition expenses and related adjustments – Transaction and integration expenses that are directly related to acquisitions by the Company. Examples include transaction closing costs, professional service fees, restructuring or severance charges, retention payments, employee relocation expenses, facility or other exit-related expenses, recoveries of acquisition-related expenses or post-closing expenses, bridge loan fees, gains or losses related to foreign currency contracts, and gains or losses on business combinations.

Litigation reserve adjustments – Adjustments to the Company’s reserves, including accrued interest, for estimated probable losses for its Average Wholesale Price and litigation matter, as such term is defined in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

LIFO-related adjustments – Last-In-First-Out (“LIFO”) inventory-related adjustments.

Income taxes on Adjusted Earnings are calculated in accordance with Accounting Standards Codification 740, “Income Taxes,” which is the same accounting principles used by the Company when presenting its GAAP financial results.

The Company believes the presentation of non-GAAP measures such as Adjusted Earnings provides useful supplemental information to investors with regard to its core operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Adjusted Earnings assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Adjusted Earnings measure may be defined and calculated differently by other companies in the same industry.

The Company internally uses non-GAAP financial measures such as Adjusted Earnings in connection with its own financial planning and reporting processes. Specifically, Adjusted Earnings serves as one of the measures management utilizes when allocating resources, deploying capital and assessing business performance and employee incentive compensation. Nonetheless, non-GAAP financial results and related measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP.

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McKESSON

McKESSON CORPORATION
C/O CORPORATE SECRETARY'S DEPARTMENT
ONE POST STREET, 35TH FLOOR
SAN FRANCISCO, CA 94104

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off time.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until the cut-off time.* Have your proxy card in hand when you call and then follow the instructions.

***Cut-off Time:** **11:59 P.M. Eastern Time on July 25, 2014**, for participants in the McKesson Corporation Profit-Sharing Investment Plan.
11:59 P.M. Eastern Time on July 29, 2014, for all other stockholders.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M76214-P54387 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McKESSON CORPORATION

The Board of Directors recommends a vote FOR the listed nominees:

1. Election of nine Directors for a one-year term.

Nominees:

	For	Against	Abstain
1a. Andy D. Bryant	☐	☐	☐
1b. Wayne A. Budd	☐	☐	☐
1c. N. Anthony Coles, M.D.	☐	☐	☐
1d. John H. Hammergren	☐	☐	☐
1e. Alton F. Irby III	☐	☐	☐
1f. M. Christine Jacobs	☐	☐	☐
1g. Marie L. Knowles	☐	☐	☐
1h. David M. Lawrence, M.D.	☐	☐	☐
1i. Edward A. Mueller	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:

The Board of Directors recommends a vote AGAINST the following proposals:

	For	Against	Abstain
4. Shareholder proposal on action by written consent of shareholders.	☐	☐	☐
5. Shareholder proposal on disclosure of political contributions and expenditures.	☐	☐	☐
6. Shareholder proposal on Accelerated Vesting of Equity Awards.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket
McKesson Corporation
Annual Meeting of Stockholders
Wednesday, July 30, 2014
8:30 A.M. Pacific Time

Hotel Sofitel, 223 Twin Dolphin Drive,
Redwood City, CA 94065

This Admission Ticket and valid picture I.D. will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name: ______________________________

Address: ______________________________

City, State and Zip Code: ______________________________

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M76215-P54387

McKESSON CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
July 30, 2014, 8:30 A.M. Pacific Time

The stockholder(s) hereby appoint(s) John H. Hammergren, Laureen E. Seeger, and Willie C. Bogan, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, and any adjournment or postponement thereof. If the stockholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation's Profit-Sharing Investment Plan ("PSIP"), the stockholder(s) hereby authorize(s) and direct(s) the trustee of the PSIP to vote all shares in the account of the stockholder(s) under the PSIP in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxy holder, on any other matter that may properly come before the meeting. If shares are held in the PSIP and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received.

Address Changes/Comments: ______________________________

____

Continued and to be signed on reverse side